Exhibit 1

SUMMARY

Unless the context otherwise requires, references herein to our sales and assets, including percentages, for a country or region are calculated before eliminations resulting from consolidation, and thus include intercompany balances between countries and regions. These intercompany balances are eliminated when calculated on a consolidated basis. References herein to “U.S.$” and “Dollars” are to U.S. Dollars, references to “€” are to Euros, references to “£” and “Pounds” are to British Pounds, and, unless otherwise indicated, references to “Ps,” “Mexican Pesos” and “Pesos” are to Mexican Pesos.

CEMEX

Founded in 1906, CEMEX is one of the largest cement companies in the world, based on annual installed cement production capacity as of June 30, 2012 of approximately 94.8 million tons. We are the largest ready-mix concrete company in the world with annual sales volumes of approximately 55 million cubic meters and one of the largest aggregates companies in the world with annual sales volumes of approximately 160 million tons, in each case based on our annual sales volumes in 2011. We are also one of the world’s largest traders of cement and clinker, having traded approximately 8.4 million tons of cement and clinker in 2011. CEMEX, S.A.B. de C.V. is a holding company primarily engaged, through our operating subsidiaries, in the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates, clinker and other construction materials throughout the world.

We operate globally, with operations in Mexico, the United States, Northern Europe, the Mediterranean, South America and the Caribbean and Asia. We had total assets of approximately Ps513 billion (U.S.$38 billion) as of June, 30, 2012, and an equity market capitalization of approximately Ps118.67 billion (U.S.$9.24 billion) as of October 1, 2012.

As of June 30, 2012, our main cement production facilities were located in Mexico, the United States, Spain, Egypt, Germany, Colombia, the Philippines, Poland, the Dominican Republic, the United Kingdom, Croatia, Panama, Latvia, Puerto Rico, Thailand, Costa Rica and Nicaragua. As of June 30, 2012, our assets (after eliminations), cement plants and installed capacity, on an unconsolidated basis by region, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity, and includes installed capacity of cement plants that have been temporarily closed.

	As of June 30, 2012
	Assets After Eliminations (in Billions of Pesos)	Number of Cement Plants	Installed Cement Production Capacity (Millions of Tons Per Annum)
Mexico(1)	80	15	29.3
United States	219	13	17.1
Northern Europe
United Kingdom	31	2	2.4
Germany	13	2	4.9
France	16	—	—
Rest of Northern Europe(2)	18	3	4.6
The Mediterranean
Spain	43	8	11.0
Egypt	8	1	5.4
Rest of the Mediterranean(3)	10	3	2.4
South America and the Caribbean
Colombia	16	2	4.0
Rest of South America and the Caribbean(4)	18	5	8.0
Asia
Philippines	9	2	4.5
Rest of Asia(5)	3	1	1.2
Corporate and Other Operations	29	—	—

Total	513	57	94.8

The above table includes our proportional interest in the installed capacity of companies in which we hold a non-controlling interest.

(1)	“Number of cement plants” and “Installed cement production capacity” includes two cement plants that have been temporarily closed with an aggregate annual installed capacity of 2.6 million tons of cement.
(2)	Refers primarily to our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland. For purposes of the columns labeled “Assets after eliminations” and “Installed cement production capacity,” includes our approximate 33% interest, as of June 30, 2012, in a Lithuanian cement producer that operated one cement plant with an annual installed capacity of 1.3 million tons of cement as of June 30, 2012.
(3)	Refers primarily to our operations in Croatia, the United Arab Emirates (“UAE”) and Israel.
(4)	Includes our operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Peru, Jamaica and other countries in the Caribbean, Guatemala and small ready-mix concrete operations in Argentina.
(5)	Includes our operations in Thailand, Bangladesh, China and Malaysia.

Geographic Breakdown of Net Sales For the Six-Month Period Ended June 30, 2012

The following chart indicates the geographic breakdown of our net sales, before eliminations resulting from consolidation, for the six-month period ended June 30, 2012:

Breakdown of Net Sales by Product For the Six-Month Period Ended June 30, 2012

The following chart indicates the breakdown of our net sales by product, after eliminations resulting from consolidation, for the six-month period ended June 30, 2012:

Financial Ratios

	As of and For the Year Ended December 31,		As of and For the Six-Month Period Ended June 30,
	2010	2011	2012
Ratio of Operating EBITDA to interest expense(1)	2.0	1.8	1.8
Ratio of earnings to combined fixed charges under IFRS(2)	0.3	0.3	0.9

(1)

Operating EBITDA equals operating income before other expenses, net, amortization and depreciation expenses. Operating EBITDA and the ratio of Operating EBITDA to interest expense are presented because we believe that they are widely accepted as financial indicators of our ability to internally fund capital expenditures and service or incur debt. Operating EBITDA and such ratios should not be considered as indicators of our financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. Operating EBITDA differs from Consolidated EBITDA, as such term is defined in each of the indentures governing the (i) 9.50% Senior Secured Notes due 2016 and 9.625% Senior Secured Notes due 2017 issued by CEMEX Finance LLC, or together, the December 2009 Notes, (ii) 9.25% Senior Secured Notes due 2020 and 8.875% Senior Secured Notes due 2017 issued by CEMEX España, acting through its Luxembourg branch, or together, the May 2010 Notes, (iii) 9.000% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V., or the January 2011 Notes, (iv) additional 9.25% Senior Secured Notes due 2020 issued by CEMEX España, acting through its Luxembourg branch, or the Additional May 2010 Notes, (v) Floating Rate Senior Secured Notes due 2015 issued by CEMEX, S.A.B. de C.V., or the April 2011 Notes, (vi) additional 9.000% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V., or the Additional January 2011 Notes, (vii) 9.875% U.S. Dollar-Denominated Senior Secured Notes Due 2019 and 9.875% Euro-Denominated Senior Secured Notes Due 2019 issued by CEMEX España, acting through its Luxembourg branch, or the March 2012 Notes, and (viii) 9.50% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V., or the September 2012 Notes. We refer to the December 2009 Notes, May 2010 Notes, January 2011 Notes, Additional May 2010 Notes, April 2011 Notes, Additional January 2011

Notes, March 2012 Notes and September 2012 Notes, collectively, as the Existing Senior Secured Notes. Under International Financial Reporting Standards, or IFRS, while there are line items that are customarily included in statements of operations prepared pursuant to IFRS, such as net sales, operating costs and expenses and financial revenues and expenses, among others, the inclusion of certain subtotals, such as operating income before other expenses, net, and the display of such statement of operations varies significantly by industry and company according to specific needs. Operating EBITDA is reconciled below to operating income before other expenses, net, as reported in the statements of operations, and to net cash flows provided by operating activities before interest and income taxes paid in cash, as reported in the statement of cash flows. Interest expense presented in this chart differs from the definition of Consolidated Interest Expense as such term is defined in the indentures governing the Existing Senior Secured Notes. Interest expense under IFRS does not include coupon payments and issuance costs of the U.S. Dollar-Denominated 6.196% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C5 Capital (SPV) Limited, U.S. Dollar-Denominated 6.640% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C8 Capital (SPV) Limited, U.S. Dollar-Denominated 6.722% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C10 Capital (SPV) Limited and Euro-Denominated 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C10-EUR Capital (SPV) Limited, or together, the “Perpetual Debentures,” issued by consolidated entities of approximately Ps1,624 million for 2010, approximately Ps1,010 million for 2011 and approximately Ps294 million for the six-month period ended June 30, 2012, as described in note 19D to our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2011 (the “2011 20-F”), and note 19C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

	As of and For the Year Ended December 31,				As of and For the Six-Month Period Ended June 30,
	2010		2011		2012
	(in millions of Pesos)
					(unaudited)
Reconciliation of operating EBITDA to net cash flows provided by operating activities before interest and income taxes paid in cash
Operating EBITDA	Ps	29,844	Ps	29,600	Ps	16,869

Less:
Operating depreciation and amortization expense		19,108		17,536		8,762
Operating income before other expenses, net		10,736		12,064		8,107

Plus / minus:
Changes in working capital excluding income taxes		(623)		(727)		(6,872)
Depreciation and amortization expense		19,108		17,536		8,762
Other items, net		(3,269)		(5,257)		(412)
Net cash flows provided by operating activities before interest and income taxes paid in cash	Ps	25,952	Ps	23,616	Ps	9,585

(2)	For purposes of determining the ratio of earnings to combined fixed charges, (a) earnings consist of pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees, and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized and the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges and (b) fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and our estimate of the interest within rental expense. The denominator of this ratio under IFRS does not include coupon payments and issuance costs of the Perpetual Debentures issued by consolidated entities of approximately Ps1,624 million for 2010, approximately Ps1,010 million for 2011 and approximately Ps294 million for the six-month period ended June 30, 2012, as described in note 19D to our audited consolidated financial statements included in our 2011 20-F, and note 19C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

Recent Developments Relating to Our Indebtedness

On August 14, 2009, we entered into a financing agreement, dated August 14, 2009, or the 2009 Financing Agreement, which extended the final maturities of approximately U.S.$15 billion in syndicated and bilateral bank facilities and private placement notes to February 14, 2014. On July 5, 2012, we launched an exchange offer and consent request, or the Exchange Offer and Consent, to creditors under the 2009 Financing Agreement pursuant to which creditors were requested to consent to certain amendments to the 2009 Financing Agreement, including the deletion of all mandatory prepayment provisions, the release of the collateral securing the 2009 Financing

Agreement and other obligations secured by such collateral, and certain representations, information undertakings, financial covenants, general undertakings and events of default thereunder, or together, the Amendment Consents. In addition, we offered to exchange the indebtedness owed to such participating creditors under the 2009 Financing Agreement for (i) new loans (or, in the case of the private placement notes, new private placement notes) or (ii) up to U.S.$500 million of our 9.50% Senior Secured Notes due 2018, or the September 2012 Notes, in each case, in transactions exempt from registration under the Securities Act.

On September 17, 2012, we successfully completed the refinancing transactions contemplated by the Exchange Offer and Consent, and we and certain of our subsidiaries entered into (a) an amendment and restatement agreement, dated September 17, 2012, pursuant to which the Amendment Consents were given effect, and (b) a facilities agreement, dated September 17, 2012, or the Facilities Agreement, pursuant to which we were deemed to borrow loans from those participating creditors participating in the Exchange Offer and Consent in principal amounts equal to the principal amounts of indebtedness subject to the 2009 Financing Agreement that was extinguished by such participating creditors. In addition, on September 17, 2012, CEMEX, S.A.B. de C.V. issued U.S.$500 million aggregate principal amount of the September 2012 Notes to such participating creditors that elected to receive the September 2012 Notes in place of all or a portion of their indebtedness subject to the 2009 Financing Agreement. The Facilities Agreement, the September 2012 Notes and certain of our other obligations are secured by a first-priority security interest over the Collateral and all proceeds of such Collateral. Holders of Notes will not be entitled to direct the foreclosure on, or foreclose on, the Collateral. We refer to these transactions, collectively, as the “Refinancing Transaction.” Within 60 days of September 17, 2012, the closing date of the Refinancing Transaction, the Facilities Agreement and the September 2012 Notes are expected to be secured by a first-priority security interest over substantially all the shares of CEMEX España, which will become part of the Collateral at that time

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, our total debt plus other financial obligations were Ps238,854 million (U.S.$17,878 million) (principal amount Ps246,122 million (U.S.$18,422 million)), not including approximately Ps6,278 million (U.S.$470 million) of the dual-currency notes underlying the Perpetual Debentures, or together, the “Perpetual Notes.” Of this amount, approximately Ps80,550 million (U.S.$6,029 million) (principal amount Ps82,071 million (U.S.$6,143 million)) was debt subject to the Facilities Agreement and approximately Ps6,850 million (U.S.$513 million) (principal amount Ps6,989 million (U.S.$523 million)) was debt subject to the 2009 Financing Agreement. Additionally, if we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, including a prepayment of at least U.S.$1 billion of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by the creditors representing at least 66 2/3% of the indebtedness under the Facilities Agreement), the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates. See “Risk Factors — Risks Relating to Our Business — If we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates.”

Recent Developments Relating to Our Divestitures of Assets

On August 21, 2012, CEMEX announced that CEMEX Latam Holdings, S.A., or CEMEX Latam, a wholly-owned subsidiary of CEMEX España, presented to the Superintendencia Financiera de Colombia an application to list its shares on the Colombian stock exchange and to offer a minority of CEMEX Latam’s shares in a public offering to investors in Colombia and, in a concurrent private placement which is not subject to the approval of the Superintendencia Financiera de Colombia, to eligible investors outside of Colombia (together, the “CEMEX Latam Offering”). The size of the CEMEX Latam Offering will depend on market conditions and CEMEX’s strategic objectives, and the proceeds are expected to be applied to general corporate purposes, including the repayment of indebtedness. CEMEX Latam’s assets are expected to include a significant portion of CEMEX’s cement and ready-mix assets in Brazil, Colombia, Costa Rica, Guatemala, Nicaragua, Panama and El Salvador. Completion of the CEMEX Latam Offering is subject to numerous conditions, including the approval of the Superintendencia Financiera de Colombia, which as of the date of this report has not been obtained, and uncertainties beyond our control and no assurance can be given as to the final terms of such transaction or that it will be completed.

Recent Developments Relating to Regulatory Matters and Legal Proceedings

Egypt Share Purchase Agreement. On September 13, 2012, Assiut Cement Company (“ACC”), through local media in Egypt, learned about a preliminary decision against ACC made by a court of first instance in Assiut, Egypt, regarding the annulment of a share purchase agreement, signed in November 1999 between CEMEX and state-owned Metallurgical Industries Holding Company, pursuant to which CEMEX acquired a controlling interest in ACC. On September 19, 2012, ACC received formal notification of the ruling made by the Assiut court of first instance. ACC has until October 24, 2012 to appeal the Assiut court’s decision. In addition, ACC will employ any legal resources it has available to protect its rights. As of September 30, 2012, ACC continues to operate normally, offering quality building materials and services to its customers in Egypt. CEMEX, S.A.B. de C.V. was not a party to the legal proceeding, so it has not been notified about the ruling issued by the Assiut court. In addition to ACC, other defendants in the proceeding were related to the Egyptian government and include the President and Prime Minister of the Republic and Metallurgical Industries Holding Company, each of which has announced their rejection of the ruling and their intention to appeal it within the time provided by the law. At this stage, ACC is not able to assess the likelihood of an adverse result or potential damages in connection with this matter, but if adversely resolved, it could have a material adverse impact on our financial results.

For a further discussion of recent developments relating to our regulatory matters and legal proceeds, see “Recent Developments — Recent Developments Relating to Regulatory Matters and Legal Proceedings.”

Recent Developments Relating to Our 2012 Third Quarter Results

As of the date of this report, we have not yet reported our financial results for the quarter ended September 30, 2012. We expect that we will report these results in October. Based on actual results for the months of July and August 2012 and preliminary estimates for the month of September 2012, we currently expect to report the following headline figures with respect to our 2012 third quarter results, on a consolidated basis and in Peso terms:

For the third quarter of 2012, as compared to the third quarter of 2011, net sales are expected to grow by approximately 2% and operating EBITDA is expected to grow by approximately 13%. This expected performance would represent an improvement in operating EBITDA margin of approximately 1.8 percentage points compared to the third quarter of 2011. As such, net sales performance, operating EBITDA performance and operating EBITDA margin performance are expected to follow a similar trend compared to that observed during the first half of 2012. We also expect that the carrying value of our total debt plus other financial obligations plus the Perpetual Notes will decrease by approximately Ps8,600 million compared to the balance reported at June 30, 2012.

Other Recent Developments

On July 27, 2012, we entered into a Master Professional Services Agreement with International Business Machines Corporation (“IBM”). This agreement provides the framework for our contracting for IBM to provide us with the following services: information technology, application development and maintenance, finance and accounting outsourcing, human resources administration and contact center services. The agreement provides for these services to be provided to us from July 27, 2012 until August 31, 2022, unless earlier terminated. Our minimum required payments to IBM under the agreement are approximately U.S.$50 million per year. We will have the right to adjust the cost and quality of the services every two years if it is determined that they do not meet certain benchmarks. We may terminate the agreement (or a portion of it) at our discretion and without cause at any time by providing at least six-months’ notice to IBM and paying termination charges consisting of IBM’s unrecovered investment and breakage and wind-down costs. In addition, we may terminate the agreement (or a portion of it) for cause without paying termination charges. Other termination rights may be available to us for a termination charge that will vary with the reason for termination. IBM may terminate the agreement if we (i) fail to make payments when due or (ii) become bankrupt and do not pay in advance for the services.

On September 17, 2012, we announced that we intend to invest approximately U.S.$65 million to increase the cement production capacity of our APO plant in the Philippines by 1.5 million tons per year. This expansion is expected to be operational by the first quarter of 2014.

RISK FACTORS

Risks Relating To Our Business

The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us.

The Facilities Agreement requires us to comply with several financial ratios and tests, including a consolidated coverage ratio of EBITDA to consolidated interest expense, for each period of four consecutive fiscal quarters (measured semi-annually), of not less than (i) 1.50:1 from the period ending December 31, 2012 up to and including the period ending June 30, 2014, (ii) 1.75:1 from the period ending December 31, 2014 up to and including the period ending June 30, 2015, (iii) 1.85:1 for the period ending December 31, 2015, (iv) 2:00:1 for the period ending on June 30, 2016 and (v) 2.25:1 for the period of four consecutive fiscal quarters ending December 31, 2016. In addition, the Facilities Agreement allows us a maximum consolidated leverage ratio of total debt (including the Perpetual Debentures) to EBITDA for each period of four consecutive fiscal quarters (measured semi-annually) not to exceed (i) 7.00:1 for each period from the period ending December 31, 2012 up to and including the period ending December 31, 2013, (ii) 6.75:1 for the period ending June 31, 2014, (iii) 6.5:1 for the period ending December 31, 2014, (iv) 6.00:1 for the period ending June 30, 2015, (v) 5.50:1 for the period ending December 31, 2015, (vi) 5.00:1 for the period ending June 30, 2016 and (vii) 4.25:1 for the period ending December 31, 2016. Our ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. Pursuant to the Facilities Agreement, we are prohibited from making aggregate annual capital expenditures in excess of U.S.$800 million (excluding certain capital expenditures, and, if the CEMEX Latam Offering is completed, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of U.S.$350 million (or its equivalent)).

We are also subject to a number of negative covenants that, among other things, restrict or limit our ability to: (i) create liens; (ii) incur additional debt; (iii) change our business or the business of any obligor or material subsidiary (in each case, as defined in the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict our subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) issue shares; (xii) enter into certain derivatives transactions; (xiii) exercise any call option in relation to any perpetual bonds we issue unless the exercise of the call options does not have a materially negative impact on our cash flow; and (xiv) transfer assets from subsidiaries or more than 10% of shares in subsidiaries into or out of CEMEX España or its subsidiaries if those assets or subsidiaries are not controlled by CEMEX España or any of its subsidiaries.

The Facilities Agreement also contains a number of affirmative covenants that, among other things, require us to provide periodic financial information to our lenders. Pursuant to the Facilities Agreement, however, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if (i) our consolidated leverage ratio for the two most recently completed semi-annual testing periods is less than or equal to 3.50:1; and (ii) no default under the Facilities Agreement is continuing. Restrictions that will cease to apply when we satisfy such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on our ability to declare or pay cash dividends and distributions to shareholders, limitations on our ability to repay existing financial indebtedness, certain asset sale restrictions, the quarterly cash balance sweep, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds we issue (provided that creditors will continue to receive the benefit of any restrictive covenants that other creditors receive relating to other financial indebtedness of ours in excess of U.S.$75 million). At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, we cannot assure you that we will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Facilities Agreement.

The Facilities Agreement contains events of default, some of which may be outside our control. Such events of default include defaults based on (i) non-payment of principal, interest, or fees when due; (ii) material inaccuracy of representations and warranties; (iii) breach of covenants; (iv) bankruptcy (quiebra) or insolvency

(concurso mercantil) of CEMEX, S.A.B. de C.V., any other borrower under the Facilities Agreement or any other of our material subsidiaries (as defined in the Facilities Agreement); (v) inability to pay debts as they fall due or by reason of actual financial difficulties, suspension or threatened suspension of payments on debts exceeding U.S.$50 million or commencement of negotiations to reschedule debt exceeding U.S.$50 million; (vi) a cross-default in relation to financial indebtedness in excess of U.S.$50 million; (vii) a change of control with respect to CEMEX, S.A.B. de C.V.; (viii) a change to the ownership of any of our subsidiary obligors under the Facilities Agreement, unless the proceeds of such disposal are used to prepay Facilities Agreement debt; (ix) enforcement of the share security; (x) final judgments or orders in excess of U.S.$50 million that are neither discharged nor bonded in full within 60 days thereafter; (xi) any restrictions not already in effect as of September 17, 2012 limiting transfers of foreign exchange by any obligor for purposes of performing material obligations under the Facilities Agreement; (xii) any material adverse change arising in the financial condition of CEMEX, S.A.B. de C.V. and each of its subsidiaries, taken as a whole, which more than 66.67% of the Facilities Agreement creditors determine would result in our failure, taken as a whole, to perform payment obligations under the Facilities Agreement; and (xiii) failure to comply with laws or our obligations under the Facilities Agreement cease to be legal. If an event of default occurs and is continuing, upon the authorization of 66.67% of the Facilities Agreement creditors, the creditors have the ability to accelerate all outstanding amounts due under the Facilities Agreement. Acceleration is automatic in the case of insolvency.

We cannot assure you that we will be able to comply with the restrictive covenants and limitations contained in the Facilities Agreement. Our failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect our business and financial condition.

If we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates.

The Facilities Agreement requires us to (a) repay at least U.S.$1 billion of the indebtedness thereunder on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by the creditors representing at least 66 2/3% of the indebtedness under the Facilities Agreement), or the maturity date of the indebtedness under the Facilities Agreement will become February 14, 2014, (b) on or before March 5, 2014, redeem, purchase, repurchase, refinance or extend the maturity date of 100% of the 4.75% Notes Due 2014 issued by CEMEX Finance Europe B.V. (the “Eurobonds”) and guaranteed by CEMEX España to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 5, 2014, (c) on or before March 15, 2015, redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 4.875% Convertible Subordinated Notes due 2015 issued by CEMEX, S.A.B. de C.V. (the “2010 Optional Convertible Subordinated Notes”) to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2015, (d) on or before September 30, 2015, redeem or extend the maturity date of 100% of the April 2011 Notes issued by us to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become September 30, 2015, (e) on or before March 15, 2016, redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 3.25% Convertible Subordinated Notes due 2016 and the 3.75% Convertible Subordinated Notes due 2018, each issued by CEMEX, S.A.B. de C.V. (together, the “2011 Optional Convertible Subordinated Notes”) to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2016, and (f) on or before December 14, 2016, redeem or extend the maturity date of 100% of the December 2009 Notes issued by the CEMEX Finance LLC to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become December 14, 2016.

We cannot assure you that we will be able to meet any or all of the above milestones for repaying indebtedness pursuant the Facilities Agreement or redeeming, converting into equity, purchasing, repurchasing or extending the maturities of our other indebtedness. Failure to meet any of these milestones will result in a spring-back of the maturity date of our indebtedness under the Facilities Agreement, and we cannot assure you that at such time we will be able to repay such indebtedness.

We have a substantial amount of debt maturing in the next several years, including a significant portion of debt not subject to the Facilities Agreement. If we are unable to secure refinancing on favorable terms or at all, we may not be able to comply with our upcoming payment obligations. Our ability to comply with our debt maturities and financial covenants may depend on us making asset sales, and there is no assurance that we will be able to execute such sales on terms favorable to us or at all.

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, our total debt plus other financial obligations were Ps238,854 million (U.S.$17,878 million) (principal amount Ps246,122 million (U.S.$18,422 million)), not including approximately Ps6,278 million (U.S.$470 million) of Perpetual Notes, but including our debt subject to the Facilities Agreement, which was approximately Ps80,550 million (U.S.$6,029 million) (principal amount Ps82,071 million (U.S.$6,143 million)), and our debt subject to the 2009 Financing Agreement, which was approximately Ps6,850 million (U.S.$513 million) (principal amount Ps6,989 million (U.S.$523 million)). Of such total debt plus other financial obligations amount, approximately Ps7,892 million (U.S.$591 million) is maturing during 2012; Ps15,240 million (U.S.$1,141 million) is maturing during 2013; Ps22,479 million (U.S.$1,683 million) (principal amount Ps22,645 million (U.S.$1,695 million)) is maturing during 2014; Ps21,674 million (U.S.$1,622 million) (principal amount Ps22,771 million (U.S.$1,704 million)) is maturing during 2015; Ps 41,339 million (U.S.$3,094 million) (principal amount Ps43,407 million (U.S.$3,249 million)) is maturing during 2016; Ps62,796 million (U.S.$4,700 million) (principal amount Ps64,327 million (U.S.$4,815 million)) is maturing during 2017 (including the remainder of the principal amount of debt under the Facilities Agreement) and Ps67,435 million (U.S.$5,048 million) (principal amount Ps69,840 million (U.S.$5,228 million)) is maturing after 2017. Additionally, as described above, if we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically spring-back to earlier dates.

If we are unable to comply with our upcoming principal maturities under our indebtedness or any milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, or refinance or extend maturities of our indebtedness, our debt could be accelerated or the maturity date could spring-back. Acceleration of our debt or a spring-back of a maturity date would have a material adverse effect on our business and financial condition.

Our ability to comply with our financial covenants and payment obligations under the Facilities Agreement and other indebtedness may depend in large part on asset sales, and there is no assurance that we will be able to execute such sales on terms favorable to us or at all.

As a result of the restrictions under the Facilities Agreement and other debt instruments, the current global economic environment and uncertain market conditions, we may not be able to complete asset divestitures on terms that we find economically attractive or at all. The current volatility of the credit and capital markets can significantly affect us due to the limited availability of funds to potential acquiring parties, including industry peers. In addition, high levels of consolidation in our industry in some jurisdictions may further limit potential assets sales to interested parties due to antitrust considerations. If we are unable to complete asset divestitures and our cash flow or capital resources prove inadequate, we could face liquidity problems and may not be able to comply with financial covenants and payment obligations under our indebtedness.

In addition, our levels of debt, contractual restrictions, and our need to deleverage may limit our planning flexibility and our ability to react to changes in our business and the industry, and may place us at a competitive disadvantage compared to competitors who may have lower leverage ratios and fewer contractual restrictions. There can also be no assurance that, because of our high leverage ratio and contractual restrictions, we will be able to maintain our operating margins and deliver financial results comparable to the results obtained in the past under similar economic conditions.

We may not be able to generate sufficient cash to service all of our indebtedness or satisfy our short-term liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness and our short-term liquidity needs, which may not be successful.

Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt, and fund working capital and planned capital expenditures) with operating cash flow, borrowings under credit facilities, receivables and inventory financing facilities, proceeds of debt and equity offerings and proceeds from asset sales.

As of June 30, 2012, we had U.S.$695 million funded under our securitization programs in Spain, the United States, France (which incorporated the sale of trade receivables in the United Kingdom) and Mexico. We cannot assure you that, going forward, we will be able to roll over or renew these programs, which could adversely affect our liquidity. On October 1, 2012, the securitization program in Spain was terminated.

The global equity and credit markets in the last few years have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. This volatility and illiquidity has materially and adversely affected a broad range of fixed income securities. As a result, the market for fixed income securities has experienced decreased liquidity, increased price volatility, credit downgrade events and increased defaults. Global equity markets have also been experiencing heightened volatility and turmoil, with issuers exposed to the credit markets being most seriously affected. The disruptions in the financial and credit markets may continue to adversely affect our credit rating and the market value of our common stock, our CPOs and our ADSs. If the current pressures on credit continue or worsen, and alternative sources of financing continue to be limited, we may be dependent on the issuance of equity as a source to repay our existing indebtedness. Although we have been able to raise debt, equity and equity-linked capital following our entry into the 2009 Financing Agreement in August 2009, as capital markets recovered, previous conditions in the capital markets in 2008 and 2009 were such that traditional sources of capital were not available to us on reasonable terms or at all. As a result, we cannot assure you that we will be able to successfully raise additional debt or equity capital on terms that are favorable to us or at all.

The Facilities Agreement restricts us from incurring additional debt, subject to a number of exceptions. The limitation on incurrence of debt covenant under the Facilities Agreement permits us to incur a liquidity facility or facilities in an amount not to exceed U.S.$400 million. In addition, the Facilities Agreement requires proceeds from asset disposals, incurrence of debt and issuance of equity, and excess cash flow to be applied to the prepayments of the indebtedness under the Facilities Agreement, subject to our right to retain cash on hand up to U.S.$625 million in the first three quarters of any fiscal year and $725 million in the fourth quarter of any fiscal year, including the amount of undrawn commitments of a permitted liquidity facility or facilities (unless the proceeds are used to refinance existing indebtedness on the terms set forth in the Facilities Agreement), and to reserve proceeds from asset disposals, permitted refinancings and cash on hand, to be applied to the repayment of indebtedness under the Facilities Agreement and of other indebtedness as permitted under the Facilities Agreement.

We and our subsidiaries have sought and obtained waivers and amendments to several of our debt instruments relating to a number of financial ratios in the past. Our ability to comply with these ratios may be affected by current global economic conditions and high volatility in foreign exchange rates and the financial and capital markets. We may need to seek waivers or amendments in the future. However, we cannot assure you that any future waivers, if requested, will be obtained. If we or our subsidiaries are unable to comply with the provisions of our debt instruments, and are unable to obtain a waiver or amendment, the indebtedness outstanding under such debt instruments could be accelerated. Acceleration of these debt instruments would have a material adverse effect on our financial condition.

If the global economic environment deteriorates further and our operating results worsen significantly, if we were unable to complete debt or equity offerings or if our planned divestitures and/or our cash flow or capital resources prove inadequate, we could face liquidity problems and may not be able to comply with our upcoming principal payment maturities under our indebtedness or refinance our indebtedness.

We are subject to litigation proceedings, including antitrust proceedings, that could harm our business if an unfavorable ruling were to occur.

From time to time, we may become involved in litigation and other legal proceedings relating to claims arising from our operations in the normal course of business. As described in, but not limited to, “Recent Developments — Recent Developments Relating to Regulatory Matters and Legal Proceedings” herein and “Item 4 — Information on the Company — Regulatory Matters and Legal Proceedings” of our 2011 20-F, we are currently subject to a number of significant legal proceedings, including, but not limited to, tax matters in Mexico, as well as antitrust investigations in Europe. In addition, our Egyptian subsidiary, ACC, is involved in an Egyptian legal proceeding relating to our acquisition of ACC. Litigation is subject to inherent uncertainties, and unfavorable rulings may occur. We cannot assure you that these or other legal proceedings will not materially affect our ability to conduct our business in the manner that we expect or otherwise adversely affect us should an unfavorable ruling occur.

The terms of our indebtedness impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and may impede our ability to refinance our debt and the debt of our subsidiaries.

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had issued a total of U.S.$6,495 million (principal amount U.S.$6,548 million) and €643 million (principal amount €645 million) aggregate principal amount of senior secured notes under the indentures governing such notes, including those held by us. The instruments governing our consolidated indebtedness impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to: (i) incur debt; (ii) pay dividends on stock; (iii) redeem stock or redeem subordinated debt; (iv) make investments; (v) sell assets, including capital stock of subsidiaries; (vi) guarantee indebtedness; (vii) enter into agreements that restrict dividends or other distributions from restricted subsidiaries; (viii) enter into transactions with affiliates; (ix) create or assume liens; (x) engage in mergers or consolidations; and (xi) enter into a sale of all or substantially all of our assets.

These restrictions could limit our ability to seize attractive growth opportunities for our businesses that are currently unforeseeable, particularly if we are unable to incur financing or make investments to take advantage of these opportunities.

These restrictions may significantly impede our ability, and the ability of our subsidiaries, to develop and implement refinancing plans in respect of our debt or the debt of our subsidiaries.

Each of the covenants is subject to a number of important exceptions and qualifications.

Furthermore, upon the occurrence of any event of default under the Facilities Agreement, or other credit facilities or any of our other debt, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the lenders accelerate payment of those amounts, we can offer no assurance that our assets will be sufficient to repay in full those amounts, to satisfy all of our other liabilities.

In addition, in connection with the entry into new financings or amendments to existing financing arrangements, our and our subsidiaries’ financial and operational flexibility may be further reduced as a result of more restrictive covenants, requirements for security and other terms that are often imposed on sub-investment grade entities.

We have to service our debt and other financial obligations denominated in U.S. Dollars with revenues generated in Pesos or other currencies, as we do not generate sufficient revenue in U.S. Dollars from our operations to service all our debt and other financial obligations denominated in U.S. Dollars. This could adversely affect our ability to service our obligations in the event of a devaluation or depreciation in the value of the Peso, or any of the other currencies of the countries in which we operate, compared to the U.S. Dollar. In addition, our consolidated reported results and outstanding indebtedness are significantly affected by fluctuations in exchange rates between the Peso and other currencies.

A substantial portion of our total debt plus other financial obligations is denominated in U.S. Dollars. As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, our debt and other financial obligations denominated in U.S. Dollars represented approximately 79% of our total debt plus other financial obligations, which does not include approximately U.S.$389 million of U.S. Dollar-denominated Perpetual Debentures. Our U.S. Dollar-denominated debt must be serviced with funds generated by our subsidiaries. Although the acquisition of Rinker Group Limited, or Rinker, in 2007 increased our U.S. assets substantially, we nonetheless continue to rely on our non-U.S. assets to generate revenues to service our U.S. Dollar-denominated debt. Consequently, we have to use revenues generated in Pesos, Euros or other currencies to service our U.S. Dollar-denominated debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Qualitative and Quantitative Market Disclosure — Interest Rate Risk, Foreign Currency Risk and Equity Risk — Foreign Currency Risk.” A devaluation or depreciation in the value of the Peso, Euro, Pound or any of the other currencies of the countries in which we operate, compared to the Dollar, could adversely affect our ability to service our debt. In 2011, Mexico, the United Kingdom, Germany, France, the rest of Northern Europe region (which includes our subsidiaries in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, and which we refer to as our Rest of Northern Europe region), Spain, Egypt, the rest of the Mediterranean region (which includes our subsidiaries in Croatia, UAE and Israel, and which we refer to as our Rest of the Mediterranean region) and Colombia, our main non-U.S. Dollar-denominated operations, together generated approximately 67% of our total net sales in Peso terms (approximately 21%, 8%, 8%, 7%, 7%, 4%, 3%, 4% and 4%, respectively) before eliminations resulting from consolidation. In 2011, approximately 16% of our net sales in Peso terms were generated in the United States. During 2011, the Peso depreciated approximately 11.5% against the Dollar, the Euro depreciated approximately 2.8% against the Dollar and the Pound remained almost flat against the Dollar. If we enter into currency hedges in the future, these may not be effective in covering all our currency-related risks. Our consolidated reported results for any period and our outstanding indebtedness as of any date are significantly affected by fluctuations in exchange rates between the Peso and other currencies, as those fluctuations influence the amount of our indebtedness when translated into Pesos and also result in foreign exchange gains and losses as well as gains and losses on derivative contracts we may have entered into to hedge our exchange rate exposure.

In addition, as of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, our Euro-denominated total debt plus other financial obligations represented approximately 16% of our total debt plus other financial obligations, which does not include the approximately €64 million aggregate principal amount of Euro-denominated Perpetual Debentures.

A substantial amount of our total assets consists of intangible assets, including goodwill. We have recognized charges for goodwill impairment in the past, and if market and industry conditions continue to deteriorate further, additional impairment charges may be recognized.

Our consolidated financial statements have been prepared in accordance with IFRS, under which goodwill is not amortized and is tested for impairment when impairment indicators exist or at least once a year during the fourth quarter of each year, by determining the recoverable amount of the groups of cash-generating units to which goodwill has been allocated, which consists of the higher of the corresponding fair value, less cost to sell, and the corresponding value in use, represented by the discounted amount of estimated future cash flows expected to be generated by those groups of cash-generating units to which goodwill has been allocated. An impairment loss is recognized under IFRS if the recoverable amount is lower than the net book value of the groups of cash-generating units to which goodwill has been allocated. We determine the discounted amount of estimated future cash flows over periods of 5 to 10 years, depending on each specific country’s economic cycle. If the value in use of a group of cash-generating units to which goodwill has been allocated is lower than its corresponding carrying amount, we determine its corresponding fair value using methodologies generally accepted in the markets to determine the value of entities, such as multiples of operating EBITDA and/or by reference to other market transactions. Impairment tests are sensitive to the projected future prices of our products, trends in operating expenses, local and international economic trends in the construction industry, as well as the long-term growth expectations in the different markets, among other factors. We use pre-tax discount rates, which are applied to pre-tax cash flows for each reporting unit. Undiscounted cash flows are significantly sensitive to the growth rates in perpetuity used. Likewise, discounted cash flows are significantly sensitive to the discount rate used. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows by reporting unit. See note 14B to our audited consolidated financial statements included in our 2011 20-F.

Due to the important role that economic factors play in testing goodwill for impairment, a further downturn in the economies where we operate could necessitate new impairment tests and a possible downward readjustment of our goodwill for impairment under IFRS. Such an impairment test could result in additional impairment charges which could be material to our financial statements.

Our operations are subject to environmental laws and regulations.

Our operations are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. The enactment of stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new risks or costs on us or result in the need for additional investments in pollution control equipment, which could result in a material decline in our profitability.

In late 2010, the U.S. Environmental Protection Agency (“EPA”) issued the final portland cement national emission standard (“Portland Cement NESHAP”) for hazardous air pollutants under the federal Clean Air Act (“CAA”). The rule required portland cement facilities to limit emissions of mercury, total hydrocarbons, hydrochloric acid and particulate matter, and was originally scheduled to take effect in 2013. EPA also promulgated New Source Performance Standards (the “NSPS”) for cement plants at the same time. CEMEX, along with others in its industry, challenged these rules in administrative and judicial proceedings. In the administrative proceeding, EPA agreed to reconsider certain aspects of both the Portland Cement NESHAP and NSPS rules. It did not, however, delay implementation of the rules, and it refused to reconsider certain aspects of the rules considered important to us. In the judicial proceeding, the D.C. Circuit Court of Appeals rejected all challenges to the NSPS rule, but remanded the Portland Cement NESHAP to EPA with a directive that the agency recompute the standards. The court declined to stay the rule. In June 2012, EPA issued a proposed rule addressing those portions of the Portland Cement NESHAP and NSPS with respect to which EPA granted reconsideration, as well as those portions of the Portland Cement NESHAP remanded by the D.C. Circuit. The proposed rule would delay the NESHAP compliance date for existing cement kilns until September 2015 but retained many of the substantive requirements of the 2010 rule. A final rule is expected in December 2012, but we cannot assure you that the final rule will be issued then or that it will mirror the draft rule. The NESHAP and NSPS rules, which will place more stringent requirements on our operations, could have a material impact on our business or results of operations.

In addition, CEMEX and others in its industry have challenged EPA’s final emissions standards for commercial and industrial solid waste incinerators (“CISWI”), which were published in March 2011. The challenges assert, among other things, that the rules impermissibly overlap with the Portland Cement NESHAP and create ambiguity with respect to how portland cement kilns will be regulated in the future. In May 2011, EPA announced that it will postpone implementation of the standards while it reconsiders portions of the rules and addresses related legal challenges. EPA issued its reconsideration proposal for the CISWI rule in December of 2011. The re-proposed rule is less stringent in some respects than the previous final rule of March 2011; however, the proposed standards remain challenging. EPA sought comments on the re-proposed rule, which were due in February of 2012. The Portland Cement Association provided industry comments to the CISWI proposal. The pending administrative and judicial proceedings will be held in abeyance pending issuance of the final revised rule. If the rules take effect as proposed, they could have a material impact on our business or results of operations.

EPA also has proposed regulating Coal Combustion Products (“CCPs”) generated by electric utilities and independent power producers as a hazardous or special waste under the Resource Conservation and Recovery Act. We use CCPs as a raw material in the cement manufacturing process, as well as a supplemental cementitious material, in some of our ready-mix concrete products. It is unclear when the final rule will be issued, but if CCPs are regulated as a hazardous or special waste in the future, it may result in changes to the mix of our products away from ones that use CCPs as a raw material. Based on current information, we believe, although we cannot assure you, that such matters will not have a material impact on us.

Federal, state, regional and international efforts to address climate change through the implementation of laws and regulations imposing or encouraging reductions in emissions of greenhouse gases (“GHGs”) can create risks and uncertainties for our business. This is because the cement manufacturing process requires the combustion of large amounts of fuel and creates carbon dioxide (“CO2”) as a by-product of the calcination process. Such risks could include costs to purchase allowances or credits required to meet GHG emission caps, costs necessary to provide equipment to reduce emissions to comply with GHG limits or required technological standards, or decreased profits or losses arising from decreased demand for our goods or higher production costs resulting directly or indirectly from the imposition of legislative or regulatory controls.

EPA has promulgated a series of regulations pertaining to emissions of GHGs from industrial sources. EPA issued a Mandatory Reporting of GHG Rule, effective December 29, 2009, which requires certain covered sectors, including cement manufacturing, with GHG emissions above an established threshold to inventory and report their GHG emissions annually on a facility-by-facility basis. We are in the process of complying with this regulation, and do not expect this rule to have a material economic impact on us.

In 2010, EPA issued a final rule that establishes GHG thresholds for the New Source Review Prevention of Significant Deterioration (“PSD”) and Title V Operating Permit programs. The rule “tailors” the requirements of these CAA permitting programs to limit which facilities will be required to obtain PSD and Title V permits for GHG emissions. Cement production facilities are included within the categories of facilities required to obtain permits, provided that their GHG emissions exceed the thresholds in the tailoring rule. The PSD program requires new major sources of regulated pollutants and major modifications at existing major sources to secure pre-construction permits, which establish, among other things, limits on pollutants based on Best Available Control Technology (“BACT”). According to EPA’s rules, stationary sources, such as cement manufacturing, which are already regulated under the PSD program for non-GHG pollutants, would need to apply for a PSD permit as of January 2, 2011, for any GHG emissions increases above 75,000 tons per year of carbon dioxide equivalent (“CO2e”). Therefore, new cement plants and existing plants undergoing modification which are major sources for non-GHG pollutants regulated under the CAA would need to acquire a PSD permit for construction or modification activities that increase CO2e by 75,000 or more tons per year, and would have to determine and install BACT controls for those emissions. Beginning in July 2011, any new source that emits 100,000 tons/year of CO2e or any existing source that emits 100,000 tons/year of CO2e and undergoes modifications that would emit 75,000 tons/year of CO2e, must comply with PSD obligations. Certain judicial challenges to the rule were rejected by the D.C. Circuit in June 2012. Although the rule may be subject to additional legal challenges, it is now in effect. Complying with these PSD permitting requirements can involve significant costs and delay. The future costs of complying with the GHG-related regulation of our facilities, whether through the PSD program or, potentially, through other regulations, could have had a material economic impact on our U.S. operations and the U.S. cement manufacturing industry.

On the legislative front, during the past several years various bills have been introduced in the U.S. Congress seeking to establish caps or other limits on GHG emissions, and also seeking to limit EPA’s authority to regulate greenhouse gases under the Clean Air Act. As long as Republicans remain in control of the House of Representatives we consider it unlikely that legislation seeking further regulation GHG emissions will be passed. Nonetheless, any legislation imposing significant costs or limitations on raw materials, fuel or production, or requirements for reductions of GHG emissions, could have a significant impact on the cement manufacturing industry and a material economic impact on our U.S. operations, including competition from imports in countries where such costs are not imposed on manufacturing.

In addition to pending U.S. federal regulation and legislation, states and regions are establishing or seeking to establish their own programs to reduce GHG emissions, including from manufacturing sectors. For example, California passed AB 32 into law in 2006, which, among other things, seeks a statewide reduction of GHG emissions to 1990 levels by 2020 and places responsibility with the California Air Resources Board (“CARB”) to develop the implementing regulations which, among other things, requires the minimization of leakage to the extent feasible. In October 2011, CARB approved a cap-and-trade program that will go into effect in January 2013 for the utility and industrial sectors, which includes the cement sector. Based on the current regulatory framework, we expect that CARB will distribute free emission allowances to industrial facilities under an output based benchmark system based on each industrial sector’s leakage risk. Emission allowances may be used to satisfy a covered entity’s compliance obligation under the cap. The cement sector was classified in the high leakage risk category which uses a 100% leakage assistance factor over the 2013 through 2020 period. Thus, based on the current regulatory framework, we expect to be able to satisfy a substantial portion of our compliance obligation under the cap using free allowances over the years 2013 through 2020, which could reduce the cost of complying with the cap. The program is designed to incentivize industrial facilities to improve energy efficiency and substitute lower carbon fuels for fossil fuels and the company is actively pursuing these opportunities as part of its alternative fuels program. However, even with the expected distribution of free allowances to the cement industry and advancements in energy efficiency and fuel substitution, we cannot provide assurance that the overall costs of complying with a cap-and-trade program will not have a material impact on our operations in California.

Also, in 2007, CARB approved a regulation that will require California equipment owners/operators to reduce diesel particulate and nitrogen oxide emissions from in-use off-road diesel equipment and to meet progressively more restrictive emission targets. In 2008, CARB approved a similar regulation for in-use on-road diesel equipment. The emission targets will require us to retrofit our California-based equipment with diesel emission control devices or replace equipment with new engine technology in accordance with certain deadlines, which will result in higher equipment related expenses or capital investments. CEMEX may incur substantial expenditures to comply with these requirements. In December 2010, CARB amended both regulations to grant economic relief to affected fleets by extending certain compliance dates and modifying compliance requirements.

Finally, there are ongoing efforts on the international front to address GHG emissions. We are actively monitoring negotiations of the United Nations Framework Convention on Climate Change (“UNFCCC”), and we operate in countries that are signatories to the Kyoto Protocol, which establishes GHG emission reduction targets for developed country parties to the protocol, such as the countries of the European Union. Hence, our operations in the United Kingdom, Spain, Germany, Latvia and Poland are subject to binding caps on CO2 emissions imposed by member states of the European Union as a result of the European Commission’s directive establishing the European Emissions Trading System (“ETS”) to implement the Kyoto Protocol. Under this directive, companies receive from the relevant member states set limitations on the levels of CO2 emissions from their industrial facilities. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Failure to meet the emissions caps is subject to significant monetary penalties. For the years 2008 through 2012, the European Commission significantly reduced the overall availability of allowances. In December 2008, the European Commission, Council, and Parliament reached an agreement on a new Directive that will govern emissions trading after 2012. One of the main features of the Directive is that a European-wide benchmark will be used to allocate free allowances among installations in the cement sector according to their historical clinker production. On April 27, 2011, the European Commission adopted a Decision setting out the rules, including benchmarks of GHG emissions performance, to be used by the Member States in calculating the number of allowances to be allocated free annually to industrial sectors, including the cement sector, that are deemed to be exposed to the risk of carbon leakage. Based on the criteria in the Decision, we expect that the aggregate amount of allowances that will be annually allocated for free to CEMEX in Phase III of the ETS (2013-2020) will exceed our emissions, assuming that the cement industry continues to be considered a trade exposed industry. However, a review of the qualifying criteria for being considered as a trade exposed industry is to take place in 2014 and it is possible that the cement industry could lose that status. As a result of continuing uncertainty regarding final allowances, it is premature to draw conclusions regarding the overall position of all of our European cement plants. Also, separate cap-and-trade schemes may be adopted in individual countries outside the EU. For example, there is now a trading scheme in place in Croatia, which is due to become members of the European Union in July of 2013 after which their scheme will in due course be incorporated into that of the EU ETS.

Under the ETS, we seek to reduce the impact of any excess emissions by either reducing the level of CO2 released in our facilities or by implementing clean development mechanism (“CDM”) projects under the Kyoto Protocol in emerging markets. We have registered 5 CDM projects. If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of allowances in the market, the cost of which may have an impact on our operating results.

Although we monitor other international efforts to regulate GHG emissions carefully, it is more difficult to estimate the potential impact of any international agreements under the UNFCCC or through other international or multilateral instruments. A Conference of Parties was held in November-December 2011 in Durban, South Africa, extending the Kyoto Protocol for five more years (until 2017). The Durban package states that a new international agreement with legal force, that would include emission reduction targets for developing countries, must be agreed by 2015 and implemented by 2020.

Given the uncertain nature of the actual or potential statutory and regulatory requirements for GHG emissions at the federal, state, regional and international levels, we cannot predict the impact on our operations or financial condition or make a reasonable estimate of the potential costs to us that may result from such requirements. However, the impact of any such requirements, whether individually or cumulatively, could have a material economic impact on our operations in the United States and in other countries.

As is the case with other companies in our industry, some of our aggregate products contain varying amounts of crystalline silica, a common mineral. Also, some of our construction and material processing operations release, as dust, crystalline silica that is in the materials being handled. Excessive, prolonged inhalation of very small-sized particles of crystalline silica has allegedly been associated with respiratory disease (including silicosis). Under various laws, we may be subject to claims related to exposure to these or other substances.

Environmental laws and regulations also impose liability and responsibility on present and former owners, operators or users of facilities and sites for hazardous substance contamination at such facilities and third-party disposal sites without regard to causation or knowledge of contamination. We occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities (or ongoing operational or construction activities) may lead to discovery of hazardous substance releases that must be remediated, and closures of facilities may trigger additional compliance requirements that are not applicable to operating facilities. While compliance with these laws and regulations has not materially adversely affected our operations in the past, we cannot assure you that these requirements will not change and that compliance will not adversely affect our operations in the future. Furthermore, we cannot provide assurance that existing or future circumstances or developments with respect to contamination will not require us to make significant remediation or restoration expenditures.

See “Recent Developments — Recent Developments Relating to Regulatory Matters and Legal Proceedings — Environmental Matters” herein and “Item 4 — Information on the Company — Regulatory Matters and Legal Proceedings” of our 2011 20-F.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The financial data set forth below as of December 31, 2011 and 2010 and for each of the two years ended December 31, 2011 and 2010 have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements included in our 2011 20-F. Our audited consolidated financial statements prepared under IFRS for the year ended December 31, 2011 were authorized by our board of directors on April 27, 2012 for their inclusion in our 2011 annual report in accordance with the Circular Única de Emisoras to the Mexican Banking and Securities Commission and the Mexican Stock Exchange, as well as for their inclusion in our 2011 20-F filed with the SEC.

The financial data set forth below as of June 30, 2012, and for the six-month periods ended June 30, 2011 and 2012, have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of and for the six-month periods ended June 30, 2011 and 2012 and the notes thereto included herein. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring items) that are necessary to properly present, in all material respects, the results for the interim periods. The interim results of operations for the six-month period ended June 30, 2012 are not indicative of operating results to be expected for the entire year.

The operating results of newly acquired businesses are consolidated in our financial statements beginning on the acquisition date. Therefore, all periods presented do not include operating results corresponding to newly acquired businesses before we assumed control. As a result, the financial data for the year ended December 31, 2011 may not be comparable to that for the year ended December 31, 2010.

Our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein are consistent with the accounting policies used in the preparation and presentation of our audited consolidated financial statements included in our 2011 20-F.

Our audited consolidated financial statements included in our 2011 20-F, have been prepared in accordance with IFRS, which differ in significant respects from U.S. GAAP. The regulations of the SEC do not require foreign private issuers that prepare their financial statements on the basis of IFRS (as published by the International Accounting Standards Board) to reconcile such financial statements to U.S. GAAP. Accordingly, beginning in 2011 upon our adoption of IFRS, we no longer reconcile our financial information to U.S. GAAP.

Non-Peso amounts included in the financial statements are first translated into Dollar amounts, in each case at a commercially available or an official government exchange rate for the relevant period or date, as applicable, and those Dollar amounts are then translated into Peso amounts at the CEMEX accounting rate, described under “— Mexican Peso Exchange Rates,” as of the relevant period or date, as applicable.

The Dollar amounts provided below and, unless otherwise indicated herein, are translations of Peso amounts at an exchange rate of Ps13.36 to U.S.$1.00, the CEMEX accounting rate as of June 30, 2012. However, in the case of transactions conducted in Dollars, we have presented the Dollar amount of the transaction and the corresponding Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Peso amounts actually represent those Dollar amounts or could be converted into Dollars at the rate indicated. The noon buying rate for Pesos on June 30, 2012 was Ps13.41 to U.S.$1.00. From June 30, 2012 through September 28, 2012, the Peso appreciated by approximately 4.1% against the Dollar, based on the noon buying rate for Pesos.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Selected Consolidated Financial Information

	As of and For the Year Ended December 31,				As of and For the Six Months Ended June 30,
	2010		2011		2011		2012
	(in millions of Pesos, except ratios and share and per share amounts)
					(unaudited)
Statement of Operations Information:
Net sales	Ps	177,641	Ps	189,887	Ps	88,995	Ps	97,694
Cost of sales(1)		(127,845)		(136,167)		(64,071)		(69,821)
Gross profit		49,796		53,720		24,924		27,873
Operating expenses		(39,060)		(41,656)		(19,787)		(19,766)
Operating income before other expenses, net		10,736		12,064		5,137		8,107
Other expense, net		(6,335)		(5,449)		(2,712)		(484)
Financial items(2)		(15,276)		(18,841)		(5,394)		(8,677)
Equity in income (loss) of associates		(487)		(334)		(348)		159
Loss before income tax		(11,362)		(12,560)		(3,317)		(895)
Non-controlling net income		46		21		23		90
Controlling interest net loss		(13,482)		(24,788)		(5,181)		(2,881)
Basic loss per share(3)(4)		(0.39)		(0.74)		(0.15)		(0.08)
Diluted loss per share(3)(4)		(0.39)		(0.74)		(0.15)		(0.08)
Number of shares outstanding(3)(5)(6)		30,065		31,410		31,794		33,223

Balance Sheet Information:
Cash and cash equivalents		8,354		16,128		16,128		8,351
Property, machinery and equipment, net		221,271		233,709		233,709		221,247
Total assets		504,881		541,652		541,652		512,890
Short-term debt		5,618		4,673		4,673		693
Long-term debt		188,776		203,798		203,798		198,405
Non-controlling interest and Perpetual Debentures(7)		19,443		16,602		16,602		9,332
Total controlling stockholders’ equity		163,744		155,101		171,703		159,656

Other Financial Information:
Net working capital(8)		18,692		23,690		25,159		25,642
Book value per share(3)(6)(9)		5.45		4.94		4.68		4.52
Operating margin		6.0%		6.4%		5.8%		8.3%
Operating EBITDA(10)		29,844		29,600		13,755		16,869
Ratio of Operating EBITDA to interest expense(10)		2.0		1.8		1.8		1.8
Capital expenditures		6,963		7,577		1,565		2,438
Depreciation and amortization		19,108		17,536		8,618		8,762
Net cash flow provided by operating activities before interest and income taxes paid in cash		25,952		23,616		5,960		9,585
Basic loss per CPO(3)(4)		(1.17)		(2.22)		(0.45)		(0.24)
Total debt plus other financial obligations		210,619		249,372		209,917		240,409
Total debt plus other financial obligations, as adjusted to give effect to the Refinancing Transaction(11)		—		—		—		238,854

(1)	Cost of sales includes depreciation, amortization and depletion of assets involved in production, freight expenses of raw materials used in our producing plants, delivery expenses of our ready-mix concrete business and expenses related to storage in producing plants. Our cost of sales excludes (i) expenses related to personnel and equipment comprising our selling network and those expenses related to warehousing at the points of sale, which are included as part of our administrative and selling expenses line item, and (ii) freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations, which are all included as part of our distribution expenses line item.
(2)	Financial items includes financial expenses and our other financial (expense) income, net, which includes our financial income, results from financial instruments (derivatives and marketable securities), foreign exchange results, effects of net present value on assets and liabilities and others, net. See note 6 to our audited consolidated financial statements included in our 2011 20-F, and note 6 to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.
(3)	CEMEX, S.A.B. de C.V.’s capital stock consists of Series A shares and Series B shares. Each of CEMEX, S.A.B. de C.V.’s CPOs represents two Series A shares and one Series B share. As of June 30, 2012, approximately 99.8% of CEMEX, S.A.B. de C.V.’s outstanding share capital was represented by CPOs. Each of CEMEX, S.A.B. de C.V.’s ADSs represents ten CPOs.

(4)	Loss per share are calculated based upon the weighted average number of shares outstanding during the year, as described in note 21 to our audited consolidated financial statements included in our 2011 20-F. Basic loss per CPO is determined by multiplying the basic loss per share for each period by three (the number of shares underlying each CPO). Basic loss per CPO is presented solely for the convenience of the reader and does not represent a measure under IFRS.
(5)	CEMEX, S.A.B. de C.V. did not declare a dividend for fiscal years 2010 and 2011. At CEMEX, S.A.B. de C.V.’s 2010 annual shareholders’ meeting, held on February 24, 2011, CEMEX, S.A.B. de C.V.’s shareholders approved a recapitalization of retained earnings. New CPOs issued pursuant to the recapitalization were allocated to shareholders on a pro-rata basis. As a result, shares equivalent to approximately 401 million CPOs were issued and paid. CPO holders received one new CPO for each 25 CPOs held and ADS holders received one new ADS for each 25 ADSs held. There was no cash distribution and no entitlement to fractional shares. In connection with CEMEX, S.A.B. de C.V.’s 2011 annual shareholders’ meeting held on February 23, 2012, CEMEX, S.A.B. de C.V.’s shareholders approved a recapitalization of retained earnings. CPO holders received one new CPO for each 25 CPOs held and ADS holders received one new ADS for each 25 ADSs held. There was no cash distribution and no entitlement to fractional shares. As a result, shares equivalent to approximately 418.7 million CPOs were issued and paid. See note 19A to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.
(6)	Based upon the total number of shares outstanding at the end of each period, expressed in millions of shares, and includes shares subject to financial derivative transactions, but does not include shares held by our subsidiaries.
(7)	Non-controlling interest, as of June 30, 2012 and 2011, includes U.S.$470 million (Ps6,278 million) and U.S.$1,177 million (Ps13,800 million), respectively, that represents the nominal amount of Perpetual Debentures, denominated in Dollars and Euros, issued by consolidated entities. In accordance with IFRS, these securities qualify as equity due to their perpetual nature and the option to defer the coupons.
(8)	Net working capital equals trade receivables, less allowance for doubtful accounts plus inventories, net, less trade payables.
(9)	Book value per share is calculated by dividing the total controlling stockholders’ equity by the number of shares outstanding.
(10)	Operating EBITDA equals operating income before other expenses, net, amortization and depreciation expenses. Operating EBITDA and the ratio of Operating EBITDA to interest expense are presented because we believe that they are widely accepted as financial indicators of our ability to internally fund capital expenditures and service or incur debt. Operating EBITDA and such ratios should not be considered as indicators of our financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. Under IFRS, while there are line items that are customarily included in statements of operations prepared pursuant to IFRS, such as net sales, operating costs and expenses and financial revenues and expenses, among others, the inclusion of certain subtotals, such as operating income before other expenses, net, and the display of such statement of operations varies significantly by industry and company according to specific needs. Operating EBITDA is reconciled below to operating income before other expenses, net, as reported in the statements of operations, and to net cash flows provided by operating activities before interest and income taxes paid in cash, as reported in the statement of cash flows. Interest expense under IFRS does not include coupon payments and issuance costs of the Perpetual Debentures issued by consolidated entities of approximately Ps1,624 million for 2010, approximately Ps1,010 million for 2011, approximately Ps490 million for the six-month period ended June 30, 2011 and approximately Ps294 million for the six-month period ended June 30, 2012, as described in note 19D to our audited consolidated financial statements included in our 2011 20-F, and note 19C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

	As of and For the Year Ended December 31,				As of and For the Six Month Period Ended June 30,
	2010		2011		2011		2012
	(in millions of Pesos)
					(unaudited)
Reconciliation of operating EBITDA to net cash flows provided by operating activities before interest and income taxes paid in cash
Operating EBITDA	Ps	29,844	Ps	29,600	Ps	13,755	Ps	16,869

Less:
Operating depreciation and amortization expense		19,108		17,536		8,618		8,762
Operating income before other expenses, net		10,736		12,064		5,137		8,107

Plus / minus:
Changes in working capital excluding income taxes		(623)		(727)		(5,970)		(6,872)
Depreciation and amortization expense		19,108		17,536		8,618		8,762
Other items, net		(3,269)		(5,257)		(1,825)		(412)
Net cash flows provided by operating activities before interest and income taxes paid in cash	Ps	25,952	Ps	23,616	Ps	5,960	Ps	9,585

(11)	The table below shows a reconciliation of total debt plus other financial obligations to total debt plus other financial obligations, as adjusted to give effect to the Refinancing Transaction. For purposes of this table, we have presented the U.S.$1 billion prepayment required to satisfy the March 31, 2013 milestone under the Facilities Agreement as a required payment.

	As of June 30, 2012
(Amounts in millions)	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total
Total debt plus other financial obligations	Ps	8,408	114,760	85,561	31,680	240,409
Total debt plus other financial obligations	U.S.$	629	8,590	6,404	2,371	17,995

Effect of Refinancing Transaction
9.50 Senior Secured Notes due 2018	U.S.$			498		498
2009 Financing Agreement before giving effect to the Refinancing Transaction			(7,156)			(7,156)
2009 Financing Agreement after giving effect to the Refinancing Transaction			513			513
Facilities Agreement		1,000	500	4,529		6,029

Total debt and other financial obligations, as adjusted to give effect to the Refinancing Transaction	U.S.$	1,629	2,447	11,431	2,371	17,878
Total debt and other financial obligations, as adjusted to give effect to the Refinancing Transaction	Ps	21,768	32,689	152,717	31,680	238,854

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of June 30, 2012 and for the six-month period ended June 30, 2011 and 2012 included herein.

On July 20, 2012, we announced our results for the six-month period ended June 30, 2012. The interim results of operations for the six-month period ended June 30, 2012 are not indicative of operating results to be expected for the entire year. The following is a discussion of our results for the six-month period ended June 30, 2012.

Our consolidated financial statements, included herein and in our 2011 20-F, include those subsidiaries in which we hold a controlling interest or which we otherwise control. Control exists when we have the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities.

Investments in associates are accounted for by the equity method, when we have significant influence, which is generally presumed with a minimum equity interest of 20% unless it is proven that we have significant influence with a lower percentage. Under the equity method, after acquisition, the investment’s original cost is adjusted for the proportional interest of the holding company in the associate’s equity and earnings, considering the effects of inflation.

All significant balances and transactions between related parties have been eliminated in consolidation.

Selected Consolidated Statement of Operations Data

The following table sets forth our selected consolidated statement of operations data for each of the six-month periods ended June 30, 2011 and 2012 expressed as a percentage of net sales:

	For the Six- Month Periods Ended June 30,
	2011	2012
Net sales	100.0%	100.0%
Cost of sales	(72.0)	(71.5)

Gross profit	28.0	28.5

Administrative and selling expenses	(13.7)	(11.4)
Distribution expenses	(8.6)	(8.8)

Total operating expenses	(22.3)	(20.2)

Operating income before other expenses, net	5.7	8.3

Other expenses, net	(3.0)	(0.5)
Operating income after other expenses, net	2.7	7.8

Financial expense	(8.5)	(9.4)
Other financial income, net	2.4	0.5
Equity in (loss) income of associates	(0.3)	0.2

Loss before income tax	(3.7)	(0.9)

Income taxes	(2.1)	(2.0)

Consolidated net loss	(5.8)	(2.9)

Non-controlling interest net loss	—	—

Controlling interest net loss	(5.8)	(2.9)

Six month period ended June 30, 2011 compared to six-month period ended June 30, 2012

Summarized in the table below are the percentage (%) increases (+) and decreases (-) for the six-month period ended June 30, 2011 compared to the six-month period ended June 30, 2012 in our domestic cement and ready-mix concrete sales volumes, as well as export sales volumes of cement and domestic cement and ready-mix concrete average prices for each of our geographic segments. The table below and the other volume data presented by geographic segment in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section are presented before eliminations resulting from consolidation (including those shown on page F-10 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein).

	Domestic Sales Volumes		Export Sales Volumes	Average Domestic Prices in Local Currency(1)
Geographic Segment	Cement	Ready- Mix Concrete	Cement	Cement	Ready- Mix Concrete
Mexico	-1%	-5%	+106%	+4%	+6%
United States(2)	+21%	+31%	—	Flat	+3%
Northern Europe
United Kingdom	-11%	-17%	—	+4%	+3%
Germany	-15%	-6%	—	+2%	Flat
France	N/A	-5%	—	N/A	+1%
Rest of Northern Europe(3)	-15%	-11%	—	-12%	-9%
The Mediterranean
Spain	-42%	-46%	-4%	+2%	+8%
Egypt	-10%	+11%	—	-4%	-16%
Rest of the Mediterranean(4)	-17%	+2%	—	-8%	-1%
South American and the Caribbean
Colombia	+9%	+18%	—	+22%	+21%
Rest of South America and the Caribbean(5)	+5%	+2%	—	+4%	+15%
Asia
Philippines	+20%	—	-87%	+2%	—
Rest of Asia(6)	+6%	-16%	—	-2%	Flat

N/A = Not Applicable

(1)	Represents the average change in domestic cement and ready-mix concrete prices in local currency terms. For purposes of a geographic segment consisting of a region, the average prices in local currency terms for each individual country within the region are first translated into Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which is translated first into Euros) at the exchange rates in effect as of the end of the reporting period. Variations for a region represent the weighted average change of prices in Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which represent the weighted average change of prices in Euros) based on total sales volumes in the region.
(2)	Commencing March 31, 2011, we consolidated Ready-Mix USA, LLC for three months for the six-month period ended June 30, 2011 and six months for the six-month period ended June 30, 2012. See note 14A to our audited consolidated financial statements included in our 2011 20-F.
(3)	Refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.
(4)	Includes mainly the operations in Croatia, the UAE and Israel.
(5)	Includes the operations in Costa Rica, Guatemala, Panama, Nicaragua, Puerto Rico, the Dominican Republic, Peru, Jamaica and other countries in the Caribbean, and small ready-mix concrete operations Argentina.
(6)	Includes primarily our operations in Malaysia, Thailand, Bangladesh and China.

On a consolidated basis, our cement sales volumes decreased approximately 1%, from 28.3 million tons in the six-month period ended June 30, 2011 compared to 28 million tons in the comparable period in 2012, and our ready-mix concrete sales volumes increased approximately 1%, from 26.4 million cubic meters in the six-month period ended June 30, 2011 to 26.7 million cubic meters in the comparable period in 2012. Our net sales increased approximately 10%, from Ps89 billion in the six-month period ended June 30, 2011 to Ps97.7 billion in the comparable period in 2012, and our operating income before other expenses, net increased approximately 58%, from Ps5.1 billion in the six-month period ended June 30, 2011 to Ps8.1 billion in the comparable period in 2012.

The following tables present selected condensed financial information of net sales and operating income before other expenses, net for each of our geographic segments for the six-month periods ended June 30, 2011 and 2012. The net sales information in the table below is presented before the eliminations resulting from consolidation shown on page F-10 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein. Variations in net sales determined on the basis of Mexican Pesos include the appreciation or depreciation which occurred during the period between the local currencies of the countries in the regions vis-à-vis the Mexican Peso; therefore, such variations differ substantially from those based solely on the countries’ local currencies:

Geographic Segment	Variations in Local Currency(1)	Approximate Currency Fluctuations, Net of Inflation Effects	Variations in Mexican Pesos	Net Sales For the Six-Month Periods Ended June 30,
				2011	2012
				(in millions of Pesos)
Mexico	+4%	—	+4%	21,371	22,130
United States(2)	+23%	+16%	+39%	14,140	19,646
Northern Europe
United Kingdom	-13%	+9%	-4%	7,641	7,347
Germany	-9%	+3%	-6%	7,070	6,627
France	-4%	+3%	-1%	7,148	7,043
Rest of Northern Europe(3)	-8%	+1%	-7%	6,180	5,761
Mediterranean
Spain	-31%	+2%	-29%	3,809	2,709
Egypt	-9%	+12%	+3%	3,294	3,393
Rest of the Mediterranean(4)	-1%	+12%	+11%	3,687	4,108
South American and the Caribbean
Colombia	+38%	+21%	+59%	3,691	5,866
Rest of South America and the Caribbean(5)	+16%	+10%	+26%	7,001	8,837
Asia
Philippines	+20%	+17%	+37%	1,706	2,334
Rest of Asia(6)	-11%	+11%	—	1,258	1,252
Others(7)	-21%	+17%	-4%	7,186	6,909

Net sales before eliminations			+9%	95,182	103,962
Eliminations from consolidation				(6,187)	(6,268)

Consolidated net sales			+10%	88,995	97,694

Geographic Segment	Variations in Local Currency(1)	Approximate Currency Fluctuations, Net of Inflation Effects	Variations in Mexican Pesos	Operating Income (Loss) Before Other Expenses, Net For the Six- Month Periods Ended June 30,
				2011	2012
				(in millions of Pesos)
Mexico	+11%	—	+11%	5,945	6,587
United States(2)	+26%	-14%	+12%	(4,129)	(3,637)
Northern Europe
United Kingdom	>100%	N/A	>100%	(140)	664
Germany	>100%	N/A	>100%	(242)	(543)
France	-8%	+2%	-6%	498	470
Rest of Northern Europe(3)	>100%	N/A	>100%	(104)	86
The Mediterranean
Spain	-48%	—	-48%	506	261
Egypt	-21%	—	-21%	1,363	1,072
Rest of the Mediterranean(4)	+10%	+6%	+16%	323	374
South American and the Caribbean
Colombia	+82%	N/A	>100%	1,028	2,166
Rest of South America and the Caribbean(5)	+70%	+21%	+91%	1,196	2,290
Asia
Philippines	+1%	+7%	+8%	199	214
Rest of Asia(6)	-70%	+17%	-53%	38	18
Others(7)	-21%	-21%	-42%	(1,344)	(1,915)

Operating income before other expenses, net			+58%	5,137	8,107

N/A = Not Applicable

(1)	For purposes of a geographic segment consisting of a region, the net sales and operating income before other expenses, net data in local currency terms for each individual country within the region are first translated into Dollar terms at the exchange rates in effect as of the end of the reporting period (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which represents the weighted average change in prices in Euros). Variations for a region represent the weighted average change in Dollar terms based on net sales and operating income for the region.
(2)	Commencing March 31, 2011, we consolidated Ready-Mix USA, LLC for three months for the six-month period ended June 30, 2011 and six months for the six-month period ended June 30, 2012. See note 14A to our audited consolidated financial statements included in our 2011 20-F.
(3)	Refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.
(4)	Includes mainly the operations in Croatia, the United Arab Emirates and Israel.
(5)	Includes primarily the operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Peru, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.
(6)	Includes primarily our operations in Malaysia, Thailand, Bangladesh and China.
(7)	Our Others segment refers to: (i) cement trade maritime operations, (ii) our information technology solutions business (Neoris), (iii) CEMEX, S.A.B. de C.V. and other corporate entities and (iv) other minor subsidiaries with different lines of business.

Net sales. Our consolidated net sales increased approximately 10%, from Ps89 billion in the six-month period ended June 30, 2011 to Ps97.7 billion in the comparable period in 2012. The increase was primarily attributable to higher prices in local currency terms in all our regions which mitigated lower volumes, mainly in our operations in Mexico, Northern Europe and the Mediterranean. The infrastructure and residential sectors were the main drivers of demand in most of our markets. Set forth below is a quantitative and qualitative analysis of the various factors affecting our net sales on a geographic segment basis. The discussion of volume data below is presented before eliminations resulting from consolidation (including those shown on page F-10 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein). The discussion of net sales information below is presented before the eliminations resulting from consolidation shown on page F-10 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

Mexico

Our domestic cement sales volumes from our operations in Mexico decreased approximately 1% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes decreased approximately 5% during the same period. Our net sales from our operations in Mexico represented approximately 21% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. The decreases in domestic cement and ready-mix concrete sales volumes were primarily attributable to a more cautious than expected stance from the Mexican government towards infrastructure spending during the electoral period and a decline in volumes in the residential sector, as homebuilders continued to face working-capital financing constraints. Our cement export volumes of our operations in Mexico, which represented approximately 6% of our Mexican cement sales volumes in the six-month period ended June 30, 2012, increased approximately 107% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, primarily as a result of higher export volumes to the South America region. Of our total cement export volumes from our operations in Mexico during the six-month period ended June 30, 2012, approximately 17% was shipped to the United States, 38% to Central America and the Caribbean and 45% to South America. Our average sales price of domestic cement from our operations in Mexico increased approximately 4%, in Peso terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and our average sales price of ready-mix concrete increased approximately 6%, in Peso terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 54%, ready-mix concrete approximately 23% and our aggregates and other businesses approximately 23% of our net sales from our operations in Mexico before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in domestic cement and ready-mix concrete sales volumes, offset by the increases in domestic cement and ready-mix concrete average sales prices, our net sales in Mexico, in Peso terms, increased approximately 4% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

United States

Our domestic cement sales volumes from our operations in the United States, which include cement purchased from our other operations, increased approximately 21% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes increased approximately 31% during the same period. The increases in domestic cement and ready-mix concrete sales volumes of our operations in the U.S. resulted primarily from positive trends in the residential sector supported by favorable dynamics in the housing market as well as improvements in the industrial and commercial sectors, and to a lesser extent, the infrastructure sector. Our operations in the United States represented approximately 19% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement of our operations in the United States remained flat, in Dollar terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and our average sales price of ready-mix concrete increased approximately 3%, in Dollar terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011. For the six-month period ended June 30, 2012, cement represented approximately 29%, ready-mix concrete approximately 33% and our aggregates and other businesses approximately 38% of net sales from our operations in the United States before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and ready-mix concrete average sales price, as well as for the consolidation of Ready-Mix USA, LLC for three months for the six-month period ended June 30, 2011 compared to six months for the six-month period ended June 30, 2012, net sales from our operations in the United States, in Dollar terms, increased approximately 23% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Northern Europe

In the six-month period ended June, 30, 2012, our operations in the Northern Europe region consisted of our operations in the United Kingdom, Germany and France, which represent the most significant operations in this region, in addition to our Rest of Northern Europe segment, which refers primarily to our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland. Our net sales from our operations in the Northern Europe region represented approximately 26% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. As of June 30, 2012, our operations in the Northern Europe region represented approximately 15% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Northern Europe region.

United Kingdom

Our domestic cement sales volumes from our operations in the United Kingdom decreased approximately 11% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes decreased approximately 17% during the same period. The decreases in domestic cement and ready-mix concrete sales volumes resulted primarily from delays in major infrastructure projects, unfavorable macroeconomic conditions and the associated cuts in public spending. Investment from the residential sector was constrained due to lower consumer confidence and the overall weakening of the economy. In addition, record high levels of rainfall, including severe flooding in some areas, affected volumes during the quarter. Our operations in the United Kingdom represented approximately 7% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in the United Kingdom increased approximately 4%, in Pound terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and the average price of ready-mix concrete increased approximately 3%, in Pound terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 16%, ready-mix concrete approximately 26% and our aggregates and other businesses approximately 58% of net sales from our operations in the United Kingdom before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in domestic cement and ready-mix concrete sales volumes, offset by the increases in domestic cement and ready-mix concrete average sales prices, net sales from our operations in the United Kingdom, in Pound terms, decreased approximately 13% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Germany

Our domestic cement sales volumes from our operations in Germany decreased approximately 15% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes in those operations decreased approximately 6% during the same period. The decrease in domestic cement sales volumes resulted primarily from a decrease in government spending which negatively affected the infrastructure sector. Our operations in Germany represented approximately 6% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in Germany increased approximately 2%, in Euro terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and the average price of ready-mix concrete remained flat, in Euro terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 26%, ready-mix concrete approximately 34% and our aggregates and other businesses approximately 40% of net sales from our operations in Germany before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decrease in domestic cement and ready-mix concrete sales volumes, offset by the increase in domestic cement average sales price, net sales from our operations in Germany, in Euro terms, decreased approximately 9% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

France

Our domestic ready-mix concrete sales volumes from our operations in France decreased approximately 5% in the six-month period ended June 30, 2012 compared to the comparable period in 2011. Construction activity was negatively affected by adverse weather conditions. The residential sector continued to be the main driver for our sales volumes, and the infrastructure sector remained stable, supported by ongoing projects. Our operations in France represented approximately 7% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average sales price of ready-mix concrete of our operations in France increased approximately 1%, in Euro terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011. For the six-month period ended June 30, 2012, ready-mix concrete represented approximately 72% and our aggregates and other businesses approximately 28% of net sales from our operations in France before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decrease in domestic ready-mix concrete sales volumes, offset by the increase in ready-mix concrete average sales price, net sales from our operations in France, in Euro terms, decreased approximately 4% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Rest of Northern Europe

In the six-month period ended June, 30, 2012, our operations in our Rest of Northern Europe segment consisted primarily of our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland. Our domestic cement sales volumes of our operations in our Rest of Northern Europe segment decreased approximately 15% in the six-month period ended June 30, 2012 compared to comparable period in 2011, and ready-mix concrete sales volumes decreased approximately 11% during the same period. The decreases in domestic cement and ready-mix concrete sales volumes resulted primarily from a decline in infrastructure spending and adverse weather conditions. Our net sales from our operations in our Rest of Northern Europe segment represented approximately 6% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in our Rest of Northern Europe segment decreased approximately 12%, in Euro, terms in the six-month period ended June 30, 2012 compared to comparable period in 2011, and the average price of ready-mix concrete decreased approximately 9%, in Euro terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 32%, ready-mix concrete approximately 46% and our aggregates and other businesses approximately 22% of net sales from our operations in our Rest of Northern Europe segment before intra-sector eliminations within the segment and before eliminations resulting from consolidation, as applicable.

As a result of the decreases in domestic cement and ready-mix concrete sales volumes and average sales prices, net sales in our Rest of Northern Europe segment, in Euro terms, decreased approximately 8% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

The Mediterranean

In the six-month period ended June, 30, 2012, our operations in the Mediterranean region consisted of our operations in Spain and Egypt, which represent the most significant operations in this region, in addition to our Rest of the Mediterranean segment, which includes mainly our operations in Croatia, the UAE and Israel. Our net sales from our operations in the Mediterranean region represented approximately 10% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. As of June 30, 2012, our operations in the Mediterranean region represented approximately 12% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Mediterranean region.

Spain

Domestic cement sales volumes from our operations in Spain decreased approximately 42% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, while ready-mix concrete sales volumes decreased approximately 46% during the same period. The decreases in domestic cement and ready-mix concrete sales volumes reflect the continued weak demand from all segments. Austerity measures continue to affect investments in the infrastructure sector. Weak market fundamentals, evidenced by economic uncertainty, high unemployment, limited credit availability, and high inventories continue to affect the performance of the residential sector. The industrial and commercial sector was negatively affected by weak domestic demand and tight credit conditions. Our operations in Spain represented approximately 3% of our total net sales in the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our cement export volumes of our operations in Spain, which represented approximately 81% of our Spain cement sales volumes in the six-month period ended June 30, 2012, decreased approximately 4% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, primarily as a result of lower export volumes to Europe and Africa. Of our total cement export volumes of our operations in Spain during the six-month period ended June 30, 2012, approximately 28% was shipped to Europe and the Middle East and approximately 72% to Africa. Our average sales price of domestic cement of our operations in Spain increased approximately 2%, in Euro terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and the average price of ready-mix concrete increased approximately 8%, in Euro terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 70%, ready-mix concrete approximately 19% and our aggregates and other businesses approximately 11% of net sales from our operations in Spain before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in domestic cement and ready-mix concrete sales volumes, offset by the increases in domestic cement and ready-mix concrete average sales prices, net sales from our operations in Spain, in Euro terms, decreased approximately 31% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Egypt

Our domestic cement sales volumes from our operations in Egypt decreased approximately 10% in the six-month period ended June 30, 2012 compared to comparable period in 2011, while ready-mix concrete sales volumes increased approximately 11% during the same period. In anticipation of the presidential elections, infrastructure spending was constrained during the quarter. The residential sector continued to drive consumption during the quarter. Our net sales from our operations in Egypt represented approximately 3% of our total net sales for the six-month period ended June 30, 2012, in Peso terms. Our average domestic sales price of cement of our operations in Egypt decreased by approximately 4%, in Egyptian pound terms, during the six-month period ended June 30, 2012, and the average price of ready-mix concrete decreased approximately 16%. For the year six-month period ended June 30, 2012, cement represented approximately 79%, ready-mix concrete approximately 7% and our aggregates and other businesses approximately 14% of net sales for our operations in Egypt before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in domestic cement sales volume and domestic cement and ready-mix concrete average sales prices, offset by the increase in ready-mix concrete sales volume, our net sales in Egypt, in Egyptian pound terms, decreased approximately 9% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Rest of the Mediterranean

In the six-month period ended June, 30, 2012, our operations in our Rest of the Mediterranean segment consisted mainly of our operations in Croatia, the UAE and Israel. Our domestic cement sales volumes of our operations in our Rest of the Mediterranean segment decreased approximately 17% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes increased approximately 2% during the same period. The decrease in domestic cement sales volumes resulted primarily from a slowdown in construction activity in our operations in Croatia and the UAE and the increase in ready-mix concrete sales volumes resulted primarily from an upturn in the housing sector and increased infrastructure projects in our operations in Israel. Our net sales from our operations in our Rest of the Mediterranean segment represented approximately 4% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in our Rest of the Mediterranean decreased approximately 8%, in Dollar terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and the average price of ready-mix concrete decreased approximately 1%, in Dollar terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 21%, ready-mix concrete approximately 55% and our aggregates and other businesses approximately 24% of our net sales from our operations in our Rest of the Mediterranean segment before intra-sector eliminations within the segment and before eliminations resulting from consolidation, as applicable.

As a result of the decreases in domestic cement sales volume and domestic cement and ready-mix concrete average sales prices, offset by the increase in ready-mix concrete sales volume, net sales in our Rest of the Mediterranean segment, in Dollar terms, decreased approximately 1% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

South America and the Caribbean

In the six-month period ended June, 30, 2012, our operations in the South America and the Caribbean region consisted of our operations in Colombia, which represents the most significant operation in this region, in addition to our Rest of South America and the Caribbean segment, which includes our operations in Costa Rica, Guatemala, Panama, Nicaragua, Puerto Rico, the Dominican Republic, Peru, Jamaica and other countries in the Caribbean, and small ready-mix concrete operations in Argentina. Most of these trading operations consist of the resale in the Caribbean region of cement produced by our operations in Mexico. Our net sales from our operations in the South America and the Caribbean region represented approximately 14% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. As of June 30, 2012, our operations in the South America and the Caribbean region represented approximately 7% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the South America and the Caribbean region.

Colombia

Our domestic cement volumes from our operations in Colombia increased approximately 9% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes increased approximately 18% during the same period. Construction activity during the quarter was driven by the residential sector, which benefited from growth in low-income housing, low unemployment, and strong market dynamics. The industrial and commercial sector continued with its positive trend, especially in the construction of office buildings, warehouses, hotels, and shopping centers. The infrastructure sector slowed in the first half of the year as recently appointed local governments reviewed their development plans, which were approved in May. Our net sales from our operations in Colombia represented approximately 6% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in Colombia increased approximately 22%, in Colombian Peso terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, while the average price of ready-mix concrete increased approximately 21%, in Colombian Peso terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 59%, ready-mix concrete approximately 26% and our aggregates and other businesses approximately 15% of our net sales for our operations in Colombia before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and average sales prices, net sales of our operations in Colombia, in Colombian Peso terms, increased approximately 38% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Rest of South America and the Caribbean

In the six-month period ended June 30, 2012, our operations in our Rest of South America and the Caribbean segment included our operations in Costa Rica, Guatemala, Panama, Nicaragua, Puerto Rico, the Dominican Republic, Peru, Jamaica and other countries in the Caribbean, and small ready-mix concrete operations in Argentina. Our domestic cement volumes from our operations in our Rest of South America and the Caribbean segment increased approximately 5% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes increased approximately 2% during the same period. Our net sales from our operations in our Rest of South America and the Caribbean segment represented approximately 9% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement for our operations in our Rest of South America and the Caribbean segment increased approximately 4%, in Dollar terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and our average sales price of ready-mix concrete increased approximately 15%, in Dollar terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 72%, ready-mix concrete approximately 20% and our other businesses approximately 7% of net for our operations in our Rest of South America and the Caribbean segment before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and average sales prices, net sales of our operations in our Rest of South America and the Caribbean segment, in Dollar terms, increased approximately 16% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Asia

In the six-month period ended June 30, 2012, our operations in the Asia region consisted of our operations in the Philippines, which represent the most significant operation in this region, in addition to our Rest of Asia segment, which includes our operations in Thailand, Bangladesh, China and Malaysia. Our net sales from our operations in the Asia region represented approximately 3% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. As of June 30, 2012, our operations in the Asia region represented approximately 2% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Asia region.

The Philippines

Our domestic cement volumes from our operations in the Philippines increased approximately 20% in the six-month period ended June 30, 2012 compared to the comparable period in 2011 primarily as a result of the continued recovery in infrastructure spending. The residential sector showed continuous growth, supported by increased affordability of funds for housing acquisitions. Our net sales from our operations in the Philippines represented approximately 2% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in the Philippines increased approximately 2%, in Philippine Peso terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011. For the six-month period ended June 30, 2012, cement represented approximately 100% of our net sales for our operations in the Philippines before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement sales volumes and average sales prices, net sales of our operations in the Philippines, in Philippine Peso terms, increased approximately 20% in the six-month period ended June 30, 2012 compared to the comparable period in 2011.

Rest of Asia

In the six-month period ended June 30, our operations in our Rest of Asia segment included our operations in Thailand, Bangladesh, China and Malaysia. Our domestic cement volumes from our operations in our Rest of Asia segment increased approximately 6% in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and ready-mix concrete sales volumes decreased approximately 16% in the same period. Our net sales from our operations in our Rest of Asia segment represented approximately 1% of our total net sales for the six-month period ended June 30, 2012, in Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement for our operations in our Rest of Asia segment decreased approximately 2%, in Dollar terms, in the six-month period ended June 30, 2012 compared to the comparable period in 2011, and the average sales price of ready-mix concrete remained flat, in Dollar terms, over the same period. For the six-month period ended June 30, 2012, cement represented approximately 40%, ready-mix concrete approximately 53% and our other businesses approximately 7% of net sales for our operations in our Rest of Asia segment before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in ready-mix concrete sales volume and domestic cement average sales price, offset by the increase in domestic cement sales volume, net sales of our operations in our Rest of Asia segment, in Dollar terms, decreased approximately 11% in the six-month period ended June 30, 2012 compared to the comparable period in 2011

Others

Our Others segment includes our worldwide cement, clinker and slag trading operations, our information technology solutions company and other minor subsidiaries. Net sales of our Others segment decreased approximately 21% before eliminations resulting from consolidation in the six-month period ended June 30, 2012 compared to the comparable period in 2011 in Dollar terms, primarily as a result of decreases in our worldwide cement, clinker and slag trading operations. For the six-month period ended June 30, 2012, our trading operations’ net sales represented approximately 38% and our information technology solutions company 25%, of our Others segment’s net sales.

Cost of Sales. Our cost of sales, including depreciation, increased approximately 9%, from Ps64.1 billion in the six-month period ended June 30, 2011 to Ps69.8 billion in the comparable period in 2012, primarily due to higher sales volumes. As a percentage of net sales, cost of sales decreased from 72% in the six-month period ended June 30, 2011 to 71.5% in the comparable period in 2012, mainly as a result of savings from our cost reduction initiatives and lower fuel costs. In our cement and aggregates business, we have several producing plants and many selling points. Our cost of sales includes freight expenses of raw materials used in our producing plants. However, our costs of sales excludes (i) expenses related to personnel and equipment comprising our selling network and those expenses related to warehousing at the points of sale, which were included as part of our administrative and selling expenses line item in the amount of approximately Ps4.0 billion in the six-month period ended June 30, 2011 and Ps4.2 billion in the comparable period in 2012; and (ii) freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations, which were included as part of our distribution expenses line item (except for distribution or delivery expenses related to our ready-mix concrete business, which are included in our cost of sales), and which, for the six-month period ended June 30, 2011 and 2012, represented Ps7.6 billion and Ps8.6 billion, respectively.

Gross Profit. For the reasons explained above, our gross profit increased approximately 12%, from approximately Ps24.9 billion in the six-month period ended June 30, 2011 to approximately Ps27.9 billion in the comparable period in 2012. As a percentage of net sales, gross profit increased from approximately 28.0% in the six-month period ended June 30, 2011 to 28.5% in the comparable period in 2012. In addition, our gross profit may not be directly comparable to those of other entities that include all their freight expenses in cost of sales. As described above, we include freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations within distribution expenses, which in aggregate represented costs of approximately Ps7.6 billion in the six-month period ended June 30, 2011 and approximately Ps8.6 billion in the comparable period in 2012.

Operating Income Before Other Expenses, Net. For the reasons mentioned above, our operating income before other expenses, net increased approximately 58%, from approximately Ps5.1 billion in the six-month period ended June 30, 2011 to approximately Ps8.1 billion in the comparable period in 2012. As a percentage of net sales, operating income before other expenses, net increased from approximately 6% in the six-month period ended June 30, 2011 to 8.3% in the comparable period in 2012. Additionally, set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our operating income before other expenses, net on a geographic segment basis.

Mexico

Our operating income before other expenses, net from our operations in Mexico increased approximately 11%, from an operating income before other expenses, net of approximately Ps5.9 billion in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps6.6 billion in the comparable period in 2012, in Peso terms. The increase resulted primarily from the increases in domestic cement and ready-mix concrete average sales prices and as a result of savings from our cost reduction initiatives, partially offset by a reduction in our domestic cement and ready-mix concrete sales volumes.

United States

Our operating loss before other expenses, net from our operations in the United States decreased approximately 12%, from an operating loss before other expenses, net of approximately Ps4.1 billion in the six-month period ended June 30, 2011 to an operating loss before other expenses, net of approximately Ps3.6 billion in the comparable period in 2012, in Peso terms. The decrease in our operating loss before other expenses, net, resulted primarily from the consolidation of the Ready Mix USA, Inc. joint venture and from the increases in domestic cement and ready-mix concrete sales volumes and increases in ready-mix concrete average sales price.

Northern Europe

United Kingdom

Our operating income before other expenses, net from our operations in the United Kingdom increased significantly, from an operating loss of approximately Ps140 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps664 million in the comparable period in 2012, in Peso terms. The increase resulted primarily from the modification of certain terms and benefits accrued until February 29, 2012. Commencing on this date, eligible employees in the United Kingdom started to accrue pension benefits in the existing defined contribution scheme. This modification generated a net gain in the operating results of approximately U.S.$69 million (Ps914 million), mainly related to: 1) the effect of replacing salary increases with inflationary ones for the current active members and 2) the removal of certain death and termination benefits. See notes 17 to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

Germany

Our operating loss before other expenses, net from our operations in Germany increased significantly, from an operating loss before other expenses, net of approximately Ps242 million in the six-month period ended June 30, 2011 to an operating loss before other expenses, net of approximately Ps543 million in the comparable period in 2012, in Peso terms. The increase in operating loss before other expenses, net resulted primarily from decreases in domestic cement and ready-mix concrete sales volumes attributable to a decrease in government spending, which negatively affected the infrastructure sectors.

France

Our operating income before other expenses, net from our operations in France decreased approximately 6%, from an operating income before other expenses, net of approximately Ps498 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps470 million in the comparable period in 2012, in Peso terms. The decrease resulted primarily from the decrease in ready-mix concrete sales volumes, partially offset by the increase in ready-mix concrete average sales prices caused by adverse weather conditions.

Rest of Northern Europe

Our operating income before other expenses, net from our operations in our Rest of Northern Europe segment increased significantly, from an operating loss before other expenses, net of approximately Ps104 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps86 million in the comparable period in 2012, in Peso terms. The increase resulted primarily from our cost reduction initiatives and by the increase in our domestic cement average sales prices.

The Mediterranean

Spain

Our operating income before other expenses, net from our operations in Spain decreased approximately 48%, from an operating income before other expenses, net of approximately Ps506 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps261 million in the comparable period in 2012, in Peso terms. The decrease resulted primarily from decreases in domestic cement and ready-mix concrete sales volumes attributable to the continuing weak domestic demand from all segments and tight credit conditions of the residential, industrial and commercial sectors, partially offset by increases in our domestic cement and ready-mix concrete average sales prices.

Egypt

Our operating income before other expenses, net from our operations in Egypt decreased approximately 21%, from an operating income before other expenses, net of approximately Ps1.4 billion in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps1.1 billion in the comparable period in 2012, in Peso terms. The decrease resulted primarily from decreases in domestic cement sales volumes and average sales prices attributable to the constrain in infrastructure in anticipation of the presidential elections, partially offset by an increase in our ready-mix concrete sales volumes.

Rest of the Mediterranean

Our operating income before other expenses, net from our operations in our Rest of the Mediterranean segment increased approximately 16%, from an operating income before other expenses, net of approximately Ps323 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps374 million in the comparable period in 2012, in Peso terms. The increase resulted primarily from increases in ready-mix sales volume and savings from our cost reduction initiatives.

South America and the Caribbean

Colombia

Our operating income before other expenses, net from our operations in Colombia increased significantly, from an operating income before other expenses, net of approximately Ps1.0 billion in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps2.2 billion in the comparable period in 2012, in Peso terms. The increase resulted primarily from higher domestic cement and ready-mix concrete sales volumes and average sales prices driven by the residential sector, which benefited from growth in low-income housing, low unemployment and strong market dynamics, as well as the positive trend of spending in the industrial and commercial sectors, primarily on warehouses and commercial buildings.

Rest of South America and the Caribbean

Our operating income before other expenses, net from our Rest of South America and the Caribbean segment increased approximately 91%, from an operating income before other expenses, net of approximately Ps1.2 billion in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps2.3 billion in the comparable period in 2012, in Peso terms. The increase in operating income before other expenses, net resulted primarily from increases in domestic cement and ready-mix concrete sales volumes and average sales prices in our markets.

Asia

The Philippines

Our operating income before other expenses, net from our operations in the Philippines increased approximately 7%, from an operating income before other expenses, net of approximately Ps199 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps214 million in the comparable period in 2012, in Peso terms. The increase resulted primarily from increases in domestic cement volumes attributable to higher infrastructure spending and residential sector growth supported by increased affordability of housing acquisitions, partially offset by a decrease in our export sales volumes.

Rest of Asia

Our operating income before other expenses, net from our operations Rest of Asia segment decreased approximately 53%, from an operating income before other expenses, net of approximately Ps38 million in the six-month period ended June 30, 2011 to an operating income before other expenses, net of approximately Ps18 million in the comparable period in 2012, in Peso terms. The decrease resulted primarily from decreases in ready-mix concrete sales volumes.

Others

Our operating loss before other expenses, net from our Others segment increased approximately 42%, from an operating loss before other expenses, net of approximately Ps1.3 billion in the six-month period ended June 30, 2011 to an operating loss before other expenses, net of approximately Ps1.9 billion in the comparable period in 2012, in Peso terms. The increase resulted primarily from decreases in our worldwide cement, clinker and slag trading operations.

Other Expenses, Net. Our other expenses, net decreased, from approximately Ps2.7 billion in the six-month period ended June 30, 2011 to approximately Ps484 million in the comparable period in 2012, in Peso terms. The decrease resulted primarily from the sales of assets, our restructuring cost due to our cost reduction initiatives and the net effect of the compensation for the nationalization of our operations in Venezuela.

The most significant items included under this caption in the six-month periods ended June 30, 2011 and 2012 are as follows:

	For the Six-Month Periods Ended June 30,
	2011		2012
	(in millions of Pesos)
Impairment losses	Ps	433	Ps	124
Restructuring costs		609		238
Charitable contributions		50		49
Results from sales of assets and others, net		1,620		73

	Ps	2,712	Ps	484

Financial Items

Pursuant to IFRS, financial items include:

•	financial or interest expense on borrowed funds;

•	financial income on cash and cash equivalents;

•	changes in the fair value resulting from the valuation of financial instruments, including derivative instruments and marketable securities;

•	foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

•	effects by the net present value on assets and liabilities and others.

	For the Six-Month Periods Ended June 30,
	2011		2012
	(in millions of Pesos)
Financial Items:
Financial expense	Ps	(7,560)	Ps	(9,169)
Financial income		203		315
Results from financial instruments		674		161
Foreign exchange result		1,628		326
Effects of net present value on assets and liabilities and others, net		(339)		(310)

	Ps	(5,394)	Ps	(8,677)

Our aggregate financial items in the six-month period ended June 30, 2012, which comprises interest expense and other financial income (expense), net, as reported in our statements of operations, was a loss of approximately Ps8.7 billion, an increase from the loss of approximately Ps5.4 billion in the comparable period in 2011. The components of the change are shown above.

Our financial expense increased approximately 21%, from approximately Ps7.6 billion in the six-month period ended June 30, 2011 to approximately Ps9.2 billion in the comparable period in 2012, primarily attributable to the issuance of fixed rate instruments to prepay debt under the 2009 Financing Agreement, improve our liquidity and for general corporate purposes. Our financial income increased 55%, from Ps203 million in the six-month period ended June 30, 2011 to Ps315 million in the comparable period in 2011, primarily attributable to interest earned from temporary investments. Our gain from our financial instruments decreased approximately 77%, from approximately Ps674 billion in the six-month period ended June 30, 2011 to approximately Ps161 million in the comparable period in 2012, primarily attributable to negative valuations of equity derivatives related to shares of CEMEX, S.A.B. de C.V. Our foreign exchange result decreased approximately 80%, from approximately Ps1.6 billion in the six-month period ended June 30, 2011 to approximately Ps326 million in the comparable period in 2012, primarily attributable to the depreciation of the Euro, Latvian lats and Czech korunas against the U.S. dollar, offset by the Mexican peso and Colombian peso appreciating during the current year. The accretion expense or income, which represents the effects on our net assets and liabilities recognized at amortized cost due to the passage of time, decreased from an expense of approximately Ps339 million in the six-month period ended June 30, 2011 to an expense of Ps310 million in the comparable period in 2012.

Derivative Financial Instruments. For the six-month periods ended June 30, 2011 and 2012, our derivative financial instruments that had a potential impact on our other financial income (expense) consisted of equity forward contracts, a forward instrument over the Total Return Index of the Mexican Stock Exchange, interest rate derivatives related to energy projects and conversion options embedded in the 2010 Optional Convertible Subordinated Notes and the 2011 Optional Convertible Subordinated Notes.

For the six-month period ended June 30, 2012, our “Results from financial instruments” decreased to a gain of approximately Ps161 million under the item compared to a gain of approximately Ps674 million for the six-month period ended June 30, 2011. This decrease was mainly attributable to negative changes in the fair value of the conversion options embedded in the 2010 Optional Convertible Subordinated Notes and the 2011 Optional Convertible Subordinated Notes, which partially offset losses generated from the changes in fair value of our other derivative instruments related to shares of CEMEX, S.A.B. de C.V. See “— Liquidity and Capital Resources — Our Equity Forward Arrangements.”

Income Taxes. Our income tax effect in the statement of operations, which is primarily comprised of current income taxes plus deferred income taxes, increased from an expense of approximately Ps1.8 billion in the six-month period ended June 30, 2011 to an expense of Ps1.9 billion in the comparable period in 2012. Our deferred tax benefit increased from a revenue of approximately Ps0.6 billion in the six-month period ended June 30, 2011 to a revenue of approximately Ps1.5 billion in the comparable period in 2012.

Consolidated Net Loss. For the reasons described above, our consolidated net loss (before deducting the portion allocable to non-controlling interest) for the six-month period ended June 30, 2012 improved 46%, from a consolidated net loss of approximately Ps5.2 billion in the six-month period ended June 30, 2011 to a consolidated net loss of approximately Ps2.8 billion in the comparable period in 2012.

Non-controlling Interest Net Loss. Changes in non-controlling interest net loss in any period reflect changes in the percentage of the stock of our subsidiaries held by non-associated third parties as of the end of each month during the relevant period and the consolidated net loss attributable to those subsidiaries. Non-controlling interest net gain increased substantially, from a gain of Ps23 million in the six-month period ended June 30, 2011 to a gain of Ps90 million in the comparable period in 2012, mainly as a result of an increase in the net gain of the consolidated entities in which others have a non-controlling interest.

Controlling Interest Net Loss. Controlling interest net loss represents the difference between our consolidated net loss and non-controlling interest net loss, which is the portion of our consolidated net loss attributable to those of our subsidiaries in which non-associated third parties hold interests. Controlling interest net loss decreased 44%, from a net loss of approximately Ps5.2 billion in the six-month period ended June 30, 2011 to a controlling interest net loss of approximately Ps2.9 billion in 2012.

Liquidity and Capital Resources

Operating Activities

We have satisfied our operating liquidity needs primarily through operations of our subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from our operations has historically met our overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, our subsidiaries are exposed to risks from changes in foreign currency exchange rates, price and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which they operate, any one of which may materially reduce our net income and cash from operations. Consequently, in order to meet our liquidity needs, we also rely on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Our consolidated net cash flows provided by operating activities before financial expenses, Perpetual Debentures coupons and income taxes paid in cash were approximately Ps9.6 billion in the six-month period ended June 30, 2012 and Ps6.0 billion in the comparable period in 2011. See our statement of cash flows for the six-month periods ended June 30, 2011 and 2012 included herein.

Sources and Uses of Cash

Our review of sources and uses of resources below refers to nominal amounts included in our statement of cash flows for the six-month periods ended June 30, 2011 and 2012.

Our primary sources and uses of cash during the six-month periods ended June 30, 2011 and 2012 were as follows:

	Six-Month Periods Ended June 30,
	2011	2012
	(in millions of Pesos)
Operating activities
Consolidated net loss	(5,158)	(2,791)
Non-cash items	17,088	19,248
Changes in working capital, excluding income taxes	(5,970)	(6,872)

Net cash flows provided by operations before interest and income taxes	5,960	9,585
Financial expense, Perpetual Debenture coupons and income taxes paid in cash	(6,119)	(13,388)

Net cash flows used in operating activities	(159)	(3,803)
Investing activities
Property, machinery and equipment, net	(1,217)	(1,748)
Disposal of subsidiaries and associates, net	(136)	—
Other long term assets and others, net	968	1,061

Net cash flows used in investing activities	(385)	(687)
Financing activities
Issuance of common stock	11	—
Derivative financial instruments	(3,070)	150
Issuance (repayment) of debt, net	3,809	(3,660)
Securitization of trade receivables	406	(195)
Non-current liabilities and others, net	721	(85)

Net cash flows provided by (used) in financing activities	1,877	(3,790)

Increase (decrease) in cash and cash equivalents	1,333	(8,280)
Conversion effects	(983)	503
Cash and cash equivalents at beginning of period	8,354	16,128

Cash and cash equivalents at end of period	8,704	8,351

June 30, 2012. During the six-month period ended June 30, 2012, including the positive foreign currency effect of our initial balances of cash and cash equivalents generated during the period of approximately Ps503 million, there was a decrease in cash and cash equivalents of approximately Ps7.8 billion. This decrease was generated by our net cash flows used in operating activities, which after financial expense, Perpetual Debenture coupons and income taxes paid in cash of approximately Ps13.4 billion, amounted to a decrease of approximately Ps3.8 billion. In addition, the decrease was also generated by our net cash flow used in financing activities of approximately Ps3.8 billion and our net cash flows used in investing activities of approximately Ps0.7 billion.

For the six-month period ended June 30, 2012, our net cash flows provided by operations before interest and income taxes included cash flows used in working capital of approximately Ps6.9 billion, which was primarily comprised of cash flows applied to other accounts payable and accrued expenses, other accounts receivable and other assets and trade receivables, and payable for an aggregate amount of approximately Ps7.7 billion, partially offset by cash flows originated by inventories of approximately Ps0.9 billion, which provided an increase in cash flow of Ps9.6 billion.

During the six-month period ended June 30, 2012, our net cash flows used in operating activities after financial expense, Perpetual Debenture coupon and income taxes paid in cash decreased our cash flow by approximately Ps3.8 billion. In addition, our net resources used by financing activities decreased our cash flow by approximately Ps3.8 billion, which was disbursed mainly in connection with the income tax and financial expense paid in cash, including Perpetual Debenture coupons of approximately Ps13.4 billion, and in connection with the repayment of debt, net of approximately Ps3.7 billion.

June 30, 2011. During the six-month period ended June 30, 2011, including the negative foreign currency effect of our initial balances of cash and cash equivalents generated during the period of approximately Ps1.0 billion, there was an increase in cash and cash equivalents of approximately Ps350 million. Our net cash flows provided by financing activities increased our cash flow by approximately Ps1.9 billion, offset by net cash flows used in investing activities of approximately Ps0.4 billion and by our net cash flows used in operating activities of approximately Ps0.2 billion.

For the six-month period ended June 30, 2011, our net cash flows provided by operations before interest and income taxes included cash flows applied in working capital of approximately Ps6.0 billion, which was primarily comprised of cash flows applied to other accounts receivable, trade accounts receivable and inventories for an aggregate amount of approximately Ps7.5 billion, offset by cash flows originated by trade payables and other accounts payable and accrued expenses for an aggregate amount of approximately Ps1.5 billion.

During the first six months of 2011, our cash flows were applied mainly in connection with the income tax and financial expense paid in cash, including Perpetual Debenture coupons of approximately Ps6.1 billion.

As of June 30, 2012, we had the following uncommitted lines of credit, at annual interest rates ranging between approximately 1% and 16%, depending on the negotiated currency:

	Lines of credit	Available
	(in millions of Pesos)
Other lines of credit in foreign subsidiaries	7,397	5,145
Other lines of credit from banks	200	115

Capital Expenditures

Our capital expenditures incurred for the six-month periods ended June 30, 2011 and 2012, and our expected capital expenditures for the six-month period ended December 31, 2012, which include an allocation to 2012 of a portion of our total future committed amount, are as follows:

	Actual For the Six-Month Periods Ended June 30,		Estimated For the Six-Month Period Ended December 31, 2012
	2011	2012
	(in millions of Dollars)
Mexico	18.5	27.4	74.2
United States	23.3	42.1	66.9
Northern Europe
United Kingdom	16.1	12.4	30.8
Germany	5.4	10.5	18.3
France	5.8	4.6	13.5
Rest of Northern Europe(1)	13.6	13.4	42.1
The Mediterranean
Egypt	2.5	3.7	15.3
Spain	13.0	9.0	15.6
Rest of the Mediterranean(2)	5.2	10.2	12.7
South America and the Caribbean
Colombia	2.4	26.8	61.0
Rest of South America and the Caribbean(3)	15.1	7.7	28.1
Asia
Philippines	2.0	4.8	10.8
Rest Asia(4)	1.4	1.8	4.4
Others(4)	9.3	8.7	58.1

Total consolidated	133.6	183.3	451.7

Of which:
Expansion capital expenditures	46.5	60.1	109.9
Base capital expenditures	87.1	123.2	341.8

(1)	Refers mainly to our operations in Ireland, the Czech Republic, Austria, Poland, Hungary, Latvia as well as trading activities in Scandinavia and Finland.
(2)	Includes our operations in Croatia, the United Arab Emirates and Israel.
(3)	Includes our operations in Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico, Guatemala and other assets in the Caribbean region.
(4)	Includes our operations mainly in Thailand, Malaysia, Bangladesh and other assets in the Asian region.

For the six-month period ended June 30, 2012, we recognized U.S.$183.3 million in capital expenditures. As of the date of this report, plans for capital expenditures for the six-month period ended December 31, 2012 totaled U.S.$451.7 million. Pursuant to the Facilities Agreement, we are prohibited from making aggregate annual capital expenditures in excess of U.S.$800 million (excluding certain capital expenditures, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are in the aggregate not to exceed U.S.$350.0 million (or its equivalent)).

Our Indebtedness

As of June 30, 2012, we had approximately Ps240,409 million (U.S.$17,995 million) (principal amount Ps246,122 million (U.S.$18,422 million)) of total debt plus other financial obligations, not including approximately Ps6,278 million (U.S.$470 million) of Perpetual Notes. See notes 15A and 15B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein. Of our total debt plus other financial obligations, approximately 3.5% were short-term (including current maturities of long-term debt) and 96.5% were long-term. As of June 30, 2012, approximately 79% of our total debt plus other financial obligations was Dollar-denominated, approximately 4% was Peso-denominated, approximately 16% was Euro-denominated and immaterial amounts were denominated in other currencies.

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had approximately Ps238,854 million (U.S.$17,878 million) (principal amount Ps246,122 million (U.S.$18,422 million)) of total debt plus other financial obligations, not including approximately Ps6,278 million (U.S.$470 million) of Perpetual Notes. Of our total debt plus other financial obligations, as adjusted to give effect to the Refinancing Transaction, approximately 9.1% were short-term (including current maturities of long-term debt) and 90.9% were long-term. As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, approximately 79% of our total debt plus other financial obligations was Dollar-denominated, approximately 4% was Peso-denominated, approximately 16% was Euro-denominated and immaterial amounts were denominated in other currencies.

On August 14, 2009, we entered into the 2009 Financing Agreement, which extended final the maturities of approximately U.S.$15 billion in syndicated and bilateral bank facilities and private placement notes to February 14, 2014. On July 5, 2012, we launched the Exchange Offer and Consent to eligible participating creditors under the 2009 Financing Agreement pursuant to which eligible participating creditors were requested to consent to the Amendment Consents, including the deletion of all mandatory prepayment provisions, the release of the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral, and certain representations, information undertakings, financial covenants, general undertakings and events of default thereunder. In addition, we offered to exchange the indebtedness owed to such participating creditors under the 2009 Financing Agreement for (i) new loans (or, in the case of the private placement notes, new private placement notes) or (ii) up to U.S.$500 million of the September 2012 Notes, in each case, in transactions exempt from registration under the Securities Act.

On September 17, 2012, we successfully completed the refinancing transactions contemplated by the Exchange Offer and Consent, and we and certain of our subsidiaries entered into (a) an amendment and restatement agreement, dated September 17, 2012, pursuant to which the Amendment Consents were given effect, and (b) the Facilities Agreement, pursuant to which we were deemed to borrow loans from those participating creditors participating in the Exchange Offer and Consent in principal amounts equal to the principal amounts of indebtedness subject to the 2009 Financing Agreement that was extinguished by such participating creditors.

As of June 30, 2012, and prior to giving effect to the Refinancing Transaction, we had reduced indebtedness under the 2009 Financing Agreement by approximately U.S.$7.7 billion. As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had an aggregate principal amount of outstanding debt under the 2009 Financing Agreement of approximately Ps6,850 million (U.S.$513 million) (principal amount Ps6,989 million (U.S.$523 million)), with approximately Ps466 million (U.S.$35 million) (principal amount Ps476 million (U.S.$36 million)) maturing during 2013 and approximately Ps6,384 million (U.S.$478 million) (principal amount Ps6,513 million (U.S.$488 million)) maturing during 2014.

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had an aggregate principal amount of outstanding debt under the Facilities Agreement of approximately Ps80,550 million (U.S.$6,029 million) (principal amount Ps82,071 million (U.S.$6,143 million)), with approximately Ps6,680 million (U.S.$500 million) maturing during 2014, approximately Ps6,680 million (U.S.$500 million) maturing during 2016 and the remainder of the principal amount of debt under the Facilities Agreement maturing in 2017. Additionally, if we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, including a prepayment of at least U.S.$1 billion of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by the creditors representing at least 66 2/3% of the indebtedness under the Facilities Agreement), the maturity date of our indebtedness under the Facilities Agreement will spring-back to earlier dates.

See “Risk Factors — Risks Relating to Our Business — If we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates.”

As part of the Facilities Agreement, we pledged or will pledge or transferred to trustees under security trusts, as collateral, the Collateral, and all proceeds of the Collateral, to secure our payment obligations under the Facilities Agreement and under a number of other financing arrangements for the benefit of the creditors and holders of debt and other obligations that benefit from provisions in their instruments requiring that their obligations be equally and ratably secured. Within 60 days of September 17, 2012, the closing date of the Refinancing Transaction, such indebtedness is expected to be secured by a first-priority security interest over substantially all the shares of CEMEX España, which will become part of the Collateral at that time. After giving effect to the Refinancing Transaction, the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral was released. In addition, CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. (“CEMEX México”), CEMEX España, S.A. (“CEMEX España”), New Sunward Holding B.V. (“New Sunward”), Cemex Asia B.V. (“CEMEX Asia”), CEMEX Concretos, S.A. de C.V. (“CEMEX Concretos”), CEMEX Corp., Cemex Egyptian Investments B.V. (“CEMEX Egyptian Investments”), CEMEX France Gestion (S.A.S.) (“CEMEX France”), Cemex Research Group AG (“CEMEX Research Group”), Cemex Shipping B.V. (“CEMEX Shipping”), CEMEX UK, Empresas Tolteca de México, S.A. de C.V. (“Empresas Tolteca”), CEMEX Finance LLC, CEMEX, Inc. (which only guarantees certain facilities under the Facilities Agreement) and CEMEX Materials LLC are borrowers or guarantors under the Facilities Agreement.

For a discussion of restrictions and covenants under the Facilities Agreement, see “Risk Factors — Risks Relating to Our Business — The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us.”

Some of our major subsidiaries provide guarantees of certain of our indebtedness, as indicated in the table below.

	Existing Senior Secured Notes(1)	Facilities Agreement	Perpetual Debentures	2009 Financing Agreement	Eurobonds	CBs(2)
Amount outstanding as of June 30, 2012(3)	U.S.$7,359 million (Ps98,315 million) (principal amount U.S.$7,413 million (Ps99,039 million))	U.S.$6,029 million (Ps80,550 million) (principal amount U.S.$6,143 million (Ps82,071 million))	U.S.$703 million (Ps9,388 million)	U.S.$513 million (Ps6,850 million) (principal amount U.S.$523 million (Ps6,989 million))	U.S.$543 million (Ps7,254 million) (principal amount U.S.$545 million (Ps7,281 million))	U.S.$41 million (Ps552 million)
CEMEX Finance LLC	✓	✓		✓
CEMEX, S.A.B. de C.V.	✓	✓	✓	✓		✓
CEMEX España	✓	✓		✓	✓
CEMEX México	✓	✓	✓	✓		✓
New Sunward	✓	✓	✓	✓
CEMEX Corp.	✓	✓		✓
CEMEX Research Group	✓	✓
CEMEX Shipping	✓	✓
CEMEX Asia	✓	✓
CEMEX France	✓	✓
CEMEX UK	✓	✓
CEMEX Egyptian Investments	✓	✓
CEMEX Concretos	✓	✓		✓
Empresas Tolteca	✓	✓		✓		✓

(1)	CEMEX Finance LLC, CEMEX Corp., CEMEX Concretos and Empresas Tolteca do not provide guarantees for the 9.25% Senior Secured Notes due 2020, 8.875% Senior Secured Notes due 2017, 9.000% Senior Secured Notes due 2018, Floating Rate Senior Secured Notes due 2015, 9.875% U.S. Dollar-Denominated Senior Secured Notes Due 2019 and 9.875% Euro-Denominated Senior Secured Notes Due 2019. In addition, CEMEX Finance LLC does not provide a guarantee for the 9.50% Senior Secured Notes due 2018.
(2)	Includes long-term secured promissory notes previously issued by us in the Mexican capital markets (Certificados Bursátiles), or CBs.
(3)	Includes indebtedness held by CEMEX, S.A.B. de C.V.

Most of our outstanding indebtedness has been incurred to finance our acquisitions and to finance our capital expenditure programs. Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt, and fund working capital and planned capital expenditures) with operating cash flow, securitizations, borrowings under credit facilities, proceeds of debt and equity offerings and proceeds from asset sales.

The global equity and credit markets in the last few years have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. This volatility and illiquidity has materially and adversely affected a broad range of fixed income securities. As a result, the market for fixed income securities has experienced decreased liquidity, increased price volatility, credit downgrade events and increased defaults. Global equity markets have also been experiencing heightened volatility and turmoil, with issuers exposed to the credit markets being most seriously affected. The disruptions in the financial and credit markets may continue to adversely affect our credit rating and the market value of our common stock, our CPOs and our ADSs. If the current pressures on credit continue or worsen, and alternative sources of financing continue to be limited, we may be dependent on the issuance of equity as a source to repay our existing indebtedness, including meeting amortization requirements under the Facilities Agreement. Although we have been able to raise debt, equity and equity linked capital following our entry into the 2009 Financing Agreement in August 2009, as capital markets recovered, previous conditions in the capital markets in 2008 and 2009 were such that traditional sources of capital were not available to us on reasonable terms or at all. As a result, there is no guarantee that we will be able to successfully raise additional debt or equity capital at all or on terms that are favorable.

If the global economic environment deteriorates and our operating results worsen significantly, if we were unable to complete debt or equity offerings or if our planned divestitures and/or our cash flow or capital resources prove inadequate, we could face liquidity problems and may not be able to comply with our upcoming principal payment maturities under our indebtedness or refinance our indebtedness. If we are unable to comply with our upcoming principal maturities under our indebtedness (including the Facilities Agreement), or refinance or extend maturities of our indebtedness, our debt could be accelerated. Acceleration of our debt would have a material adverse effect on our business and financial condition.

We and our subsidiaries have sought and obtained waivers and amendments to several of our debt instruments relating to a number of financial ratios in the past. Our ability to comply with these ratios may be affected by current global economic conditions and high volatility in foreign exchange rates and the financial and capital markets. We may need to seek waivers or amendments in the future. However, we cannot assure you that any future waivers, if requested, will be obtained. If we or our subsidiaries are unable to comply with the provisions of our debt instruments, and are unable to obtain a waiver or amendment, the indebtedness outstanding under such debt instruments could be accelerated. Acceleration of these debt instruments would have a material adverse effect on our financial condition.

Relevant transactions related to our indebtedness during the six-month period ended June 30, 2012

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had approximately Ps238,854 million (U.S.$17,878 million) (principal amount Ps246,122 million (U.S.$18,422 million)) of total debt plus other financial obligations, not including approximately Ps6,278 million (U.S.$470 million) of Perpetual Notes. Our financing activities through December 31, 2011 are described in our 2011 20-F. The following is a description of our most relevant transactions related to our indebtedness in the six-month period ended June 30, 2012:

•

On March 28, 2012, CEMEX España, acting through its Luxembourg branch, issued U.S.$703,861,000 aggregate principal amount and €179,219,000 aggregate principal amount of the March 2012 Notes in exchange for Perpetual Debentures and the Eurobonds, issued by CEMEX Finance Europe B.V., a special purpose vehicle and wholly-owned subsidiary of CEMEX España, pursuant to separate private placement exchange offers directed to the holders of Perpetual Debentures and Eurobonds, in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

•

On April 9, 2012, we (i) repaid Ps1,480,000,000 (approximately U.S.$106 million) aggregate principal amount of CBs maturing on such date, and (ii) prepaid Ps2,621,000,000 (approximately U.S.$188 million) aggregate principal amount of CBs that were scheduled to mature in September 2012, with cash reserves outstanding as of December 31, 2011.

For a description of our financing activities after June 31, 2012, see “Recent Developments — Recent Developments Relating to Our Indebtedness.”

Our Other Financial Obligations

Other financial obligations in the consolidated balance sheet as December 31, 2011 and June 30, 2012 are detailed as follows:

	June 30, 2012						December 31, 2011
	Short-term		Long-term		Total		Short-term		Long-term		Total
I. Convertible subordinated notes due 2018	Ps	—	Ps	7,254	Ps	7,254	Ps	—	Ps	7,451	Ps	7,451
I. Convertible subordinated notes due 2016		—		10,969		10,969		—		11,236		11,236
II. Convertible subordinated notes due 2015		—		8,586		8,586		—		8,829		8,829
III. Convertible securities due 2019		141		1,635		1,776		131		1,703		1,834
IV. Liabilities secured with accounts receivable		6,781		2,500		9,281		7,052		2,500		9,552
V. Capital leases		793		2,652		3,445		528		1,471		1,999

	Ps	7,715	Ps	33,596	Ps	41,311	Ps	7,711	Ps	33,190	Ps	40,901

As mentioned in note 2L to our audited consolidated financial statements included in our 2011 20-F, financial instruments convertible into our CPOs and/or ADSs contain components of both liability and equity, which are recognized differently depending if the instrument is mandatorily convertible, or is optionally convertible by election of the note holders.

2011 Optional Convertible Subordinated Notes

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of U.S.$978 million (Ps11,632 million) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Optional Convertible Notes”) and U.S.$690 million (Ps8,211 million) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Optional Convertible Notes”). The aggregate principal amounts reflect the full exercise of the U.S.$177.5 million and U.S.$90 million over-allotment option granted to the relevant initial purchasers of the 2016 Optional Convertible Notes and the 2018 Optional Convertible Notes, respectively. The notes are subordinated to all of CEMEX’s liabilities and commitments. The initial conversion price was equivalent to an approximate 30% premium to the closing price of our ADSs on March 9, 2011, and the notes are convertible into our ADSs, at any time after June 30, 2011. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions. During 2011, changes in the fair value of these capped call transactions generated a loss of approximately U.S.$153 million (Ps1,906 million), which was recognized within “Other financial income (expense), net” in the statements of operations (see note 15B to our audited consolidated financial statements included in our 2011 20-F), which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2016 Optional Convertible Notes and the 2018 Optional Convertible Notes. As a result of the issuance, substantially all the new shares approved at CEMEX, S.A.B. de C.V.’s extraordinary shareholders’ meeting on February 24, 2011 (see note 19 to our audited consolidated financial statements included in our 2011 20-F) were reserved by CEMEX, S.A.B. de C.V. to satisfy conversion of these notes. After antidilution adjustments, the conversion rate as of June 30, 2012 was 95.8525 ADSs per each U.S.$1,000 principal amount of such notes. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, under IFRS, we separated the conversion options embedded in these notes and recognized them as a freestanding derivative at fair value through the statements of operations. Changes in fair value of such conversion options generated a gain in 2011 for approximately U.S.$279 million (Ps3,482 million) (see note 15B to our audited consolidated financial statements included in our 2011 20-F).

2010 Optional Convertible Subordinated Notes

On March 30, 2010, CEMEX, S.A.B. de C.V. issued U.S.$715 million (Ps8,837 million) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Notes”), including the full exercise of the U.S.$65 million over-allotment option granted to the initial purchasers of the notes. The 2015 Notes are subordinated to all of CEMEX’s liabilities and commitments. The holders of the 2015 Notes have the option to convert their notes for our ADSs at a conversion price per ADS 30% higher than the ADS price at the pricing of the transaction. In connection with the offering, CEMEX, S.A.B. de C.V. entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2015 Notes. During 2011 and 2010, changes in the fair value of this capped call transaction generated losses of approximately U.S.$79 million (Ps984 million) and U.S.$16 million (Ps201 million), respectively, which were recognized within “Other financial income (expense), net” in the statements of operations (see note 15B to our audited consolidated financial statements included in our 2011 20-F). After antidilution adjustments, the conversion rate as of June 30, 2012 was 82.7227 ADSs per each U.S.$1,000 principal amount of such notes. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, under IFRS, we separated the conversion option embedded in these notes and recognized it as a freestanding derivative at fair value through the statements of operations. Changes in fair value of the conversion option generated a gain in 2011 and a loss 2010 for approximately U.S.$97 million (Ps1,211 million) and U.S.$5 million (Ps67 million), respectively (see note 15B to our audited consolidated financial statements included in our 2011 20-F).

Mandatory Convertible Notes

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange CBs issued in Mexico with maturities between 2010 and 2012, into 10% mandatory convertible notes issued by CEMEX, S.A.B. de C.V. (the “Mandatory Convertible Notes”) for approximately Ps4,126 million (U.S.$315 million). Reflecting antidilution adjustments, at their scheduled conversion in ten years or earlier if the price of the CPO reaches approximately $34.50, the securities will be mandatorily convertible into approximately 179.4 million CPOs at a conversion price of approximately $23.00 per CPO. During their tenure, the securities yield a 10% interest payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component for Ps1,971 million was recognized within “Other equity reserves.” See note 15B to our audited consolidated financial statements included in our 2011 20-F.

Our Receivables Financing Arrangements

Our subsidiaries in Spain, the United States, Mexico, France and United Kingdom are parties to sales of trade accounts receivable programs with financial institutions, referred to as securitization programs. As of December 31, 2011 and June 30, 2012, trade accounts receivable include receivables of Ps12,733 million (U.S.$912 million) and Ps12,712 million (U.S.$952 million), respectively, that were sold under securitization programs for the sale of trade accounts receivable established in Mexico, the United States, Spain, France and the United Kingdom; the later forms part of the program in France and was initiated in 2011. Under these programs, our subsidiaries effectively surrender control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, we retain certain residual interest in the programs and/or maintain continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to Ps3,431 million as of June 30, 2012 and Ps3,181 million as of December 31, 2011. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately Ps146 million (U.S.$12 million) and Ps174 million (U.S.$13 million) in the six-month periods ended June 30, 2011 and June 30, 2012, respectively. Our securitization programs are negotiated for specific periods and should be renewed at their maturity. The securitization programs outstanding as of June 30, 2012 in Mexico, the United States, Spain, France and the United Kingdom, were initiated or renewed during 2012 and mature in October 2015, May 2013, May 2016, March 2013 and March 2013, respectively. On October 1, 2012, the securitization program in Spain was terminated.

Capital leases

As of June 30, 2011 and 2012, we held several operating assets, mainly mobile equipment and buildings under capital lease contracts for a total of approximately U.S.$4 million (Ps47 million) and U.S.$258 million (Ps3,445 million) respectively.

Our Equity Forward Arrangements

In connection with the sale of CPOs of Axtel (note 15D to our audited consolidated financial statements included in our 2011 20-F) and in order to maintain exposure to changes in the price of such entity, in March 2008, we entered into a forward contract to be settled in cash over the price of 119 million CPOs of Axtel (59.5 million CPOs with each counterparty), which was originally set to mature in April 2011. During 2009, in order to reset the exercise price included in the contract, we instructed the counterparties to definitively dispose of the deposits in margin accounts for approximately U.S.$207 million, and each of the counterparties exercised an option to maintain the contract over their respective 59.5 million CPOs of Axtel until October 2011. During 2010, one of the counterparties further extended the maturity of 50% of the notional amount of this forward contract to April 2012. In addition, during 2011, the other counterparty further extended the maturity of its contract also until April 2012. During 2012, one of the contracts was further extended until October 2013, while other contracts reached its scheduled maturity in April 2012, and as a result, 59.5 million CPOs of Axtel returned to CEMEX balance sheet as of such date. In March 2012, CEMEX renewed the forward contract to be settled in cash over the price of 59.5 CPOs of Axtel, which is extended until October 2013. Changes in the fair value of this instrument generated losses of approximately U.S.$5 million (Ps58 million) in the six-month period ended June 30, 2011 and approximately U.S.$6 million (Ps80 million) in the six-month period ended June 30, 2012.

Our Perpetual Debentures

As of December 31, 2011 and as of June 30, 2012, non-controlling interest stockholders’ equity included approximately U.S.$938 million (Ps13,089 million) and U.S.$470 million (Ps6,278 million), respectively, representing the principal amount of the Perpetual Debentures. The Perpetual Debentures have no fixed maturity date and do not represent a contractual payment obligation for us. Based on their characteristics, the Perpetual Debentures, issued through special purpose vehicles, or SPVs, qualify as equity instruments under IFRS and are classified within non-controlling interest as they were issued by consolidated entities, considering that there is no contractual obligation to deliver cash or any other financial asset, the Perpetual Debentures do not have any maturity date, meaning that they were issued to perpetuity, and, if the conditions to interest deferred are satisfied, we have the unilateral right to defer indefinitely the payment of interest due on the Perpetual Debentures. Issuance costs, as well as the interest expense, which is accrued based on the principal amount of the Perpetual Debentures, are included within “Other equity reserves” and represented expenses of approximately Ps490 million and Ps294 million in the six-month periods ended June 30, 2011 and 2012, respectively. The different SPVs were established solely for purposes of issuing the Perpetual Debentures and are included in our consolidated financial statements. As of June 30, 2012, the Perpetual Debentures were as follows:

Issuer	Issuance Date	Nominal Amount at Issuance Date (in millions)		Nominal Amount Outstanding as of June 30, 2012 (in millions)(2)		Repurchase Option	Interest Rate
C5 Capital (SPV) Ltd(1).	December 2006	U.S.$	350	U.S.$	69	Fifth anniversary and at every coupon payment date thereafter	6.196%
C8 Capital (SPV) Ltd.	February 2007	U.S.$	750	U.S.$	137	Eighth anniversary	6.640%
C10 Capital (SPV) Ltd.	December 2006	U.S.$	900	U.S.$	183	Tenth anniversary	6.722%
C10-EUR Capital (SPV) Ltd.	May 2007		€730		€64	Tenth anniversary	6.277%

(1)	Because we did not exercise our repurchase option by December 31, 2011, the annual interest rate of this series changed to 3-month LIBOR plus 4.277%, which will be reset quarterly. Interest payments on this series will be made quarterly instead of semi-annually. We are not permitted to call these Perpetual Debentures under the Facilities Agreement. As of June 30, 2012, 3-month LIBOR was approximately 0.46%.
(2)	Excludes the notional amount of Perpetual Debentures held by subsidiaries, acquired in December 2011 through a series of asset swaps. See notes 15A and 19D to our audited consolidated financial statements included in our 2011 20-F.

On July 15, 2009, in connection with the derivative financial instruments associated with the Perpetual Debentures, by means of which we changed the risk profile of the interest rates and the currencies of the Perpetual Debentures from the U.S. Dollar and the Euro to the Yen, and in order to eliminate our exposure to the Yen and the Yen interest rate, we settled our Yen cross currency swap derivatives, as well as the forward contracts for U.S.$196 million as of December 2008, negotiated to eliminate the variability of cash flows in Yen to be incurred through the cross currency swap until 2010, in which CEMEX received cash flows in Yen and paid U.S. Dollars. As a result, a total amount of approximately U.S.$94 million was deposited with trustees for the benefit of the Perpetual Debenture holders. This amount is being used to pay CEMEX’s coupons on the Perpetual Debentures. As a result of this settlement, during 2009, we recognized a loss from changes in the fair value of the instruments of approximately U.S.$162 million (Ps2,203 million).

Stock Repurchase Program

Under Mexican law, our shareholders may authorize a stock repurchase program at our annual shareholders’ meeting. Unless otherwise instructed by our shareholders, we are not required to purchase any minimum number of shares pursuant to such program.

In connection with CEMEX, S.A.B. de C.V.’s 2009, 2010 and 2011 annual shareholders’ meetings held on April 29, 2010, February 24, 2011 and February 23, 2012, respectively, no stock repurchase program was proposed between April 2010 and April 2011, between February 2011 and February 2012 and between February 2012 and February 2013, respectively. Subject to certain exceptions, we are not permitted to repurchase shares of our capital stock under the Facilities Agreement.

Research and Development, Patents and Licenses, etc.

Our research and development, or R&D, efforts help us in achieving our goal of increasing market share in the markets in which we operate. The department of the Vice President of Technology and Safety is responsible for developing new products for our cement, ready-mix concrete, aggregate and admixture businesses that respond to our clients’ needs, as well as introduce new or improved processing and equipment technology for all our core businesses. The department of the Vice President of Energy and Sustainability has the responsibility to optimize operational efficiencies and reduce our costs and environmental impact through the usage of alternative or biomass fuels, and energy management systems. For example, we have developed processes and products that allow us to reduce heat consumption in our kilns, which in turn reduces energy costs. Products have also been developed that provide our customers with solutions with better performance and overall lower environment footprint in the whole value chain. We believe this has helped us to keep or increase our market share in many of the markets in which we operate.

We have nine laboratories dedicated to our R&D efforts. Eight of these laboratories are strategically located in close proximity to our plants to assist our operating subsidiaries with troubleshooting, optimization techniques and quality assurance methods. One of our laboratories is located in Switzerland, where we are continually improving and consolidating our research and development efforts in the areas of cement, concrete, aggregates, admixtures, mortar and asphalt technology, as well as in business processes, information technology and energy management. We have actively registering patents and pending applications in many of the countries in which we operate. These patent registrations and applications relate primarily to different solutions, materials, additives used in the construction industry and the production processes related to them, as well as processes to decrease the use of scarce resources and improve our use of alternative fuels and raw materials.

Our Information Technology divisions have developed information management systems and software relating to cement and ready-mix concrete operational practices, automation and maintenance. These systems have helped us to better serve our clients with respect to purchasing, delivery and payment.

R&D activities comprise part of the daily routine of the departments and divisions mentioned above; therefore, the costs associated with such activities are expensed as incurred. However, the costs incurred in the development of software for internal use are capitalized and amortized in operating results over the estimated useful life of the software, which is approximately five years

For the six-month periods ended June 30, 2011 and 2012, the combined total expense of the departments of the Vice President of Energy, Vice President of Technology, and the laboratories which includes R&D activities, amounted to approximately U.S.$25 million and U.S.$24.4 million, respectively.

Summary of Material Contractual Obligations and Commercial Commitments

The 2009 Financing Agreement

On August 14, 2009, we entered into the 2009 Financing Agreement. The 2009 Financing Agreement extended the final maturities of approximately U.S.$15 billion in syndicated and bilateral bank facilities and private placement notes to February 14, 2014, providing for a semi-annual amortization schedule, and, prior to giving effect to the Refinancing Transaction, we had reduced indebtedness under the 2009 Financing Agreement by approximately U.S.$7.7 billion. As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had an aggregate principal amount of outstanding debt under the 2009 Financing Agreement of approximately Ps6,850 million (U.S.$513 million) (principal amount Ps6,989 million (U.S.$523 million)), with approximately Ps466 million (U.S.$35 million) (principal amount Ps476 million (U.S.$36 million)) maturing during 2013 and approximately Ps6,384 million (U.S.$478 million) (principal amount Ps6,513 million (U.S.$488 million)) maturing on February 14, 2014. After giving effect to the Refinancing Transaction, the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral was released.

The Facilities Agreement

As a result of the Refinancing Transaction, on September 17, 2012, we entered into the Facilities Agreement. See “Recent Developments — Recent Developments Relating to Our Indebtedness.” As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had an aggregate principal amount of outstanding debt under the Facilities Agreement of approximately Ps80,550 million (U.S.$6,029 million) (principal amount Ps82,071 million (U.S.$6,143 million)), with approximately Ps6,680 million (U.S.$500 million) maturing during 2014, approximately Ps6,680 million (U.S.$500 million) maturing during 2016 and the remainder of the principal amount of debt under the Facilities Agreement maturing on February 14, 2017. Additionally, if we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, including a prepayment of at least U.S.$1 billion of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by the creditors representing at least 66 2/3% of the indebtedness under the Facilities Agreement), the maturity date of our indebtedness under the Facilities Agreement will spring-back to earlier dates. See “Risk Factors — Risks Relating to Our Business — If we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates.”

The Facilities Agreement is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

For a discussion of restrictions and covenants under the Facilities Agreement, see “Risk Factors — Risks Relating to Our Business — The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us.”

Mandatory Convertible Notes

On December 10, 2009, CEMEX, S.A.B. de C.V. issued approximately Ps4.1 billion (approximately U.S.$315 million) in Mandatory Convertible Notes, in exchange for CBs maturing on or before December 31, 2012, pursuant to an exchange offer conducted in Mexico, in transactions exempt from registration pursuant to Regulation S under the Securities Act. The Mandatory Convertible Notes are mandatorily convertible into newly issued CPOs at a conversion price per CPO (calculated as the volume-weighted average price of the CPO for the ten trading days prior to the closing of the exchange offer multiplied by a conversion premium of approximately 1.65), accrue interest, payable in cash, at 10% per annum, provide for the payment of a cash penalty fee, equal to approximately one year of interest, upon the occurrence of certain anticipated conversion events, and mature on November 28, 2019. After giving effect to any dilution adjustments in respect of the recapitalization of earnings approved by shareholders at the 2011 shareholders’ meeting held on February 23, 2012, the conversion ratio for the Mandatory Convertible Notes as of the date of this report is 418.4494 CPOs per each obligation, equivalent to a conversion price of approximately Ps21.2690 per CPO.

December 2009 Notes

On December 14, 2009, our subsidiary, CEMEX Finance LLC, issued U.S.$1,250,000,000 aggregate principal amount and €350,000,000 aggregate principal amount of the December 2009 Notes in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. On January 19, 2010, CEMEX Finance LLC issued an additional U.S.$500,000,000 aggregate principal amount of the December 2009 Notes. CEMEX, S.A.B. de C.V., CEMEX Mexico, CEMEX España, CEMEX Corp., CEMEX Concretos, Empresas Tolteca and New Sunward have fully and unconditionally guaranteed the performance of all obligations of CEMEX Finance LLC under the December 2009 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

2010 Optional Convertible Subordinated Notes

On March 30, 2010, CEMEX, S.A.B. de C.V. issued U.S.$715,000,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes, including the initial purchasers’ exercise in full of their over-allotment option, in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The conversion rate has been adjusted to 82.7227 ADSs per U.S.$1,000 principal amount of 2010 Optional Convertible Subordinated Notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by shareholders at the 2011 annual shareholders’ meeting held on February 23, 2012. We used a portion of the net proceeds from the offering of the 2010 Optional Convertible Subordinated Notes to fund the purchase of a capped call transaction, which are expected generally to reduce the potential cost to CEMEX upon future conversion of the 2010 Optional Convertible Subordinated Notes.

May 2010 Notes

On May 12, 2010, CEMEX España, acting through its Luxembourg branch, issued U.S.$1,067,665,000 aggregate principal amount and €115,346,000 aggregate principal amount of the May 2010 Notes, in exchange for a majority in principal amount of the then outstanding Perpetual Debentures pursuant to exchange offers, in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation S under the Securities Act. In addition, on March 4, 2011, CEMEX España, acting through its Luxembourg branch, issued an additional U.S.$125,331,000 aggregate principal amount of the Additional May 2010 Notes, in exchange for €119,350,000 aggregate principal amount of the 6.277% Debentures, pursuant to an exchange offer, in a private transaction exempt from registration pursuant to Regulation S under the Securities Act. CEMEX, S.A.B. de C.V.,

CEMEX Mexico and New Sunward have fully and unconditionally guaranteed the performance of all obligations of CEMEX España under the May 2010 Notes, including the Additional May 2010 Notes, on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

January 2011 Notes

On January 11, 2011, CEMEX, S.A.B. de C.V. issued U.S.$1,000,000,000 aggregate principal amount of the January 2011 Notes in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. On July 11, 2011, CEMEX, S.A.B. de C.V. issued an additional U.S.$650,000,000 aggregate principal amount of the Additional January 2011 Notes. CEMEX Mexico, New Sunward and CEMEX España have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the January 2011 Notes, including the Additional January 2011 Notes, on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

2011 Optional Convertible Subordinated Notes

On March 15, 2011, CEMEX, S.A.B. de C.V. issued U.S.$1,667,500,000 aggregate principal amount of the 2011 Optional Convertible Subordinated Notes, including the initial purchasers’ exercise in full of their over-allotment options, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The 2011 Optional Convertible Subordinated Notes are convertible into ADSs, at any time after June 30, 2011. The initial conversion price for the 2011 Optional Convertible Subordinated Notes was equivalent to approximately U.S.$11.28 per ADS, a 30% premium to the closing price of ADSs on March 9, 2011. The conversion rate has been adjusted to 95.8525 ADSs per U.S.$1,000 principal amount of 2011 Optional Convertible Subordinated Notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by shareholders at the 2011 annual shareholders’ meeting held on February 23, 2012. We used a portion of the net proceeds from the offering of the 2011 Optional Convertible Subordinated Notes to fund the purchase of capped call transactions, which are expected generally to reduce the potential cost to CEMEX upon future conversion of the 2011 Optional Convertible Subordinated Notes.

April 2011 Notes

On April 5, 2011, CEMEX, S.A.B. de C.V. issued U.S.$800,000,000 aggregate principal amount of the April 2011 Notes in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX Mexico, New Sunward and CEMEX España have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the April 2011 Notes. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

March 2012 Notes

On March 28, 2012, CEMEX España, acting through its Luxembourg branch, issued U.S.$703,861,000 aggregate principal amount and €179,219,000 aggregate principal amount of the March 2012 Notes in exchange for Perpetual Debentures and Eurobonds pursuant to separate private placement exchange offers directed to the holders of Perpetual Debentures and Eurobonds, in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. Such exchange offers were made within the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), and outside the United States to persons that are not “U.S. persons,” as such term is defined in Rule 902(k) of Regulation S under the Securities Act and who participated in the transactions in accordance with Regulation S. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

September 2012 Notes

In connection with the Refinancing Transaction, on September 17, 2012, CEMEX, S.A.B. de C.V. issued U.S.$500,000,000 aggregate principal amount of the September 2012 Notes to participating creditors that elected to receive the September 2012 Notes in place of all or a portion of their indebtedness subject to the 2009 Financing Agreement. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Egyptian Investments, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the September 2012 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

Existing Senior Secured Notes — General

The indentures governing the Existing Senior Secured Notes impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to: (i) incur debt; (ii) pay dividends on stock; (iii) redeem stock or redeem subordinated debt; (iv) make investments; (v) sell assets, including capital stock of subsidiaries; (vi) guarantee indebtedness; (vii) enter into agreements that restrict dividends or other distributions from restricted subsidiaries; (viii) enter into transactions with affiliates; (ix) create or assume liens; (x) engage in mergers or consolidations; and (xi) enter into a sale of all or substantially all of our assets.

Commercial Commitments

As of December 31, 2011 and June 30, 2012, we had commitments for the purchase of raw materials for an approximate amount of U.S.$184 million and U.S.$148 million, respectively.

In 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” CEMEX and ACCIONA formed an alliance to develop a wind farm project for the generation of 250 Megawatts (MW) in the Mexican state of Oaxaca. We acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA established that CEMEX’s plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the six-month periods ended June 30, 2011 and 2012, EURUS supplied approximately 26% and 29%, respectively, of CEMEX’s overall electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 1999, CEMEX entered into an agreement with an international partnership, which built and operated an electrical energy generating plant in Mexico called “Termoeléctrica del Golfo,” or TEG. In 2007, another international company replaced the original operator. The agreement established that CEMEX would purchase the energy generated for a term of not less than 20 years, which started in April 2004. In addition, CEMEX committed to supply TEG all fuel necessary for its operations, a commitment that has been hedged through a 20-year agreement entered with PEMEX which terminates in 2024. With the change of the operator in 2007, CEMEX extended the term of its agreement with TEG until 2027. Consequently, for the last 3 years of the agreement, CEMEX intends to purchase the required fuel in the market. For the six-month periods ended June 30, 2011 and 2012, the power plant has supplied approximately 68% and 68%, respectively, of CEMEX’s overall electricity needs during such years for its cement plants in Mexico.

In March 1998, we entered into a 20-year contract with PEMEX providing that PEMEX’s refinery in Cadereyta would supply us with 0.9 million tons of petcoke per year, commencing in 2003. In July 1999, we entered into a second 20-year contract with PEMEX providing that PEMEX’s refinery in Madero would supply us with 0.85 million tons of petcoke per year, commencing in 2002. We expect the PEMEX petcoke contracts to reduce the volatility of our fuel costs and provide us with a consistent source of petcoke throughout their 20-year terms (which expire in July 2023 for the Cadereyta refinery contract and October 2022 for the Madero refinery contract).

Contractual Obligations

As of December 31, 2011 and June 30, 2012, we had material contractual obligations as set forth in the table below. For purposes of this table, we have presented the U.S.$1 billion prepayment required to satisfy the March 31, 2013 milestone under the Facilities Agreement as a required payment.

	As of December 31, 2011		As of June 30, 2012
Obligations	Total		Less than 1 year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in millions of Dollars)
Long-term debt	U.S$	14,924	33	7,831	2,503	4,516	14,883
Capital lease obligation(1)		182	60	94	89	104	347
Convertible notes(2)		2,102	10	25	1,497	612	2,144
Total debt and other financial obligations(3)		17,208	103	7,950	4,089	5,232	17,374
Operating leases(4)		565	77	222	102	78	479
Interest payments on debt(5)		4,111	931	1,657	921	429	3,938
Pension plans and other benefits(6)		1,845	151	303	342	1,091	1,887
Purchases of raw materials(7)		184	144	4	—	—	148
Purchases of fuel and energy(8)		3,794	91	411	428	2,757	3,687

Total contractual obligations	U.S.$	27,707	1,497	10,547	5,882	9,587	27,513

Total contractual obligations (Pesos)	Ps	386,790	20,000	140,908	78,584	128,082	367,574

(1)	The amounts of payments under capital leases have been determined on the basis of nominal cash flows. As of June 30, 2012, the net present value of future payments under such leases is approximately U.S.$258 million (Ps3,445 million), of which, approximately U.S.$77 million (Ps1,013 million) refers to cash flows from 1 to 3 years, and approximately U.S.$29 million (Ps391 million) refer to cash flows from 3 to 5 years.
(2)	Refers to the Mandatory Convertible Notes described herein and assumes repayment at maturity and no conversion of the notes.
(3)	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature. For purposes of this table, other financial obligations do not include liabilities secured with accounts receivable, as these receivables are sold on a non-recourse basis. See note 15B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.
(4)	The amounts for operating leases have been determined on the basis of nominal cash flows. CEMEX has operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain operating expenses. Rental expense was U.S.$256 million (Ps3,195 million) for December 31, 2011 and U.S.$83 million (Ps1,102 million) for the six-month period ended June 30, 2012.
(5)	For the determination of the future estimated interest payments on floating rate denominated debt, CEMEX used the floating interest rates in effect as of December 31, 2011 and June 30, 2012.
(6)	Represents estimated annual payments under these benefits for the next 10 years (See note 17 to our audited consolidated financial statements included in our 2011 20-F). Future payments include the estimate of new retirees during such future years.
(7)	Future payments for the purchase of raw materials are presented on the basis of contractual nominal cash flows.
(8)	Future nominal payments of energy have been estimated for all contractual commitments on the basis of aggregate average expected consumption using the future prices of energy established in the contracts for each period. Future payments also include the Company’s commitments for the purchase of fuel.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, operating results, liquidity or capital resources.

CEMEX Venezuela

On August 18, 2008, the Government of Venezuela expropriated all business, assets and shares of CEMEX in Venezuela and took control of its facilities. CEMEX controlled and operated CEMEX Venezuela until August 17, 2008. In October 2008, CEMEX submitted a request to the International Centre for Settlement of Investment Disputes (“ICSID”), seeking international arbitration claiming that the nationalization and seizure of the facilities located in Venezuela and owned by CEMEX Venezuela did not comply with the terms of the treaty for the protection of investments signed by the Government of Venezuela and the Netherlands and with international law because CEMEX had not received any compensation and no public purpose was proven. On November 30, 2011, following negotiations with the Government of Venezuela and its public entity Corporación Socialista de Cemento, S.A., a settlement agreement was reached between CEMEX and the Government of Venezuela that closed on December 13, 2011. Under this settlement agreement, CEMEX received compensation for the expropriation of CEMEX Venezuela and administrative services provided after the expropriation in the form of: (i) a cash payment of U.S.$240 million; and (ii) notes issued by Petróleos de Venezuela, S.A. (“PDVSA”), with nominal value and interest income to maturity totaling approximately U.S.$360 million. Additionally, as part of the settlement, claims among all parties and their affiliates were released and all intercompany payments due from or to CEMEX Venezuela to and from CEMEX were cancelled, resulting in the cancellation for CEMEX of accounts payable, net of approximately U.S.$154 million. Pursuant to this settlement agreement, CEMEX and the government of Venezuela agreed to withdraw the ICSID arbitration. As a result of this settlement, CEMEX cancelled the book value of its net assets in Venezuela of approximately U.S.$503 million and recognized a settlement gain in the statement of operations of approximately U.S.$25 million, which includes the write-off of the currency translation effects accrued in equity.

As of June 30, 2012, CEMEX maintained PDVSA notes as available-for-sale investments with a notional amount of approximately U.S.$86 million (Ps1,149 million) and a fair value of approximately U.S.$92 million (Ps1,229 million). During the six-month period ended June 30, 2012, changes in valuation of these investments generated a gain of approximately Ps107 million recognized as part of other comprehensive loss within other equity reserves. See note 12B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

See “Item 4 — Information on the Company — Regulatory Matters and Legal Proceedings — Other Legal Proceedings — Expropriation of CEMEX Venezuela and ICSID Arbitration” of our 2011 20-F.

Qualitative and Quantitative Market Disclosure

Our Derivative Financial Instruments

For the six-month period ended June 30, 2012, we had a net gain of approximately Ps142 million (U.S.$11 million) from financial instruments as compared to a net gain of approximately Ps653 million (U.S.$55 million) in the same period of 2011.

Since the beginning of 2009, with the exception of our capped call transaction entered into in March 2010 and March 2011, we have been reducing the aggregate notional amount of our derivatives, thereby reducing the risk of cash margin calls. This initiative has included closing substantially all notional amounts of derivative instruments related to our debt (currency and interest rate derivatives) and the settlement of our inactive derivative financial instruments (see note 15C to our consolidated financial statements included in our audited consolidated financial statements included in our 2011 20-F), which we finalized during April 2009. The Facilities Agreement significantly restricts our ability to enter into derivative transactions.

We use derivative financial instruments in order to change the risk profile associated with changes in interest rates and foreign exchange rates of debt agreements, as a vehicle to reduce financing costs, as an alternative source of financing, and as hedges of: (i) highly probable forecasted transactions, (ii) our net assets in foreign subsidiaries and (iii) future exercises of options under our executive stock option programs. Before entering into any transaction, we evaluate, by reviewing credit ratings and our business relationship according to our policies, the creditworthiness of the financial institutions and corporations that are prospective counterparties to our derivative financial instruments. We select our counterparties to the extent we believe that they have the financial capacity to meet their obligations in relation to these instruments. Under current financial conditions and volatility, we cannot assure that risk of non-compliance with the obligations agreed to with such counterparties is minimal.

The fair value of derivative financial instruments is based on estimated settlement costs or quoted market prices and supported by confirmations of these values received from the counterparties to these financial instruments. The notional amounts of derivative financial instrument agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

	December 31, 2011		June 30, 2012		Maturity Date
	Notional amount	Estimated fair value(1)	Notional amount	Estimated fair value(1)
	(in millions of Dollars)
Interest Rate Swaps	189	46	185	49	April 2015
Equity forwards on third party shares	46	1	27	1	October 2013
Forward instruments over indexes	5	—	4	—	October 2010
Options on our own shares	2,743	11	2,743	(12)	September 2022

Our Interest Rate Swaps. As of December 31, 2011 and June 30, 2012, we had an interest rate swap maturing in September 2022 with notional amounts of U.S.$189 million and U.S.$185 million, respectively, negotiated to exchange floating for fixed rates in connection with agreements we entered into for the acquisition of electric energy in Mexico. For more information, see note 15C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein. As of December 31, 2011 and June 30, 2012, the fair value of the swap represented assets of approximately U.S.$46 million and U.S.$49 million, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, we will receive a fixed rate of 5.4% and will pay a LIBOR, which is the international reference for debt denominated in U.S. Dollars. As of June 30, 2011 and 2012, LIBOR was 0.40% and 0.73%, respectively. Changes in the fair value of interest rate swaps, including those settled in April 2009, generated gains of approximately U.S.$1 million (Ps13 million) and U.S.$2 million (Ps26 million) in the six-month periods ended June 30, 2011 and 2012, respectively.

Our Equity Forwards on Third Party Shares. As of June 30, 2012, we had forward contracts to be settled in cash over the price of 59.5 million CPOs of Axtel with an aggregate notional amount of U.S.$27 million. These transactions were intended to maintain exposure to changes in the price of such entity after our sale of 119 million CPOs of Axtel in March 2008. The sale represented approximately 9.5% of the equity capital of Axtel as of the sale date and nearly 90% of our position in Axtel, which had been part of our investments in associates. Changes in the fair value of this instrument generated a loss of approximately U.S.$6 million (Ps80 million) in the six-month period ended June 30, 2012, which were recognized in the statement of operations for the year.

Our Forward Instruments Over Indexes. As of June 30, 2012, we held forward derivative instruments over the TRI (Total Return Index) of the Mexican Stock Exchange, which matured in October 2011 and were extended until October 2012, through a payment of approximately U.S.$1 million (Ps12 million). By means of these instruments, we maintained exposure to increases or decreases of such index. TRI expresses the market return on stocks based on market capitalization of the issuers comprising the index. Changes in the fair value of these instruments generated a loss of approximately U.S.$1 million (Ps13 million) in the six-month period ended June 30, 2012, which were recognized in the statement of operations for the year.

Our Options on Our Own Shares. On March 15, 2011, in connection with the offering of the 2016 Optional Convertible Notes and the 2018 Optional Convertible Notes and to effectively increase the conversion price for our CPOs under such notes, CEMEX, S.A.B. de C.V. entered into capped call transactions over approximately 148 million ADSs (87 million ADSs maturing in March 2016 and 61 million ADSs maturing in March 2018), by means of which, for the 2016 Optional Convertible Notes, at maturity of the notes in March 2016, if the price per ADS is above U.S.$11.284, we will receive in cash the difference between the market price of the ADS and U.S.$11.284, with a maximum appreciation per ADS of U.S.$5.21. Likewise, for the 2018 Notes, at maturity of the notes in March 2018, if the price per ADS is above U.S.$11.284, we will receive in cash the difference between the market price of the ADS and U.S.$11.284, with a maximum appreciation per ADS of U.S.$6.94. We paid a total premium of approximately U.S.$222 million. As of December 31, 2011, the fair value of such options represented an asset of approximately U.S.$71 million (Ps984 million). For the six-month period ended June 30, 2012, changes in the fair value of these instruments generated gains of approximately U.S.$45 million (Ps599 million). As previously mentioned, for accounting purposes under IFRS, we separated the conversion options embedded in these notes and recognized them at fair value, which as of June 30, 2012, resulted in liabilities of approximately U.S.$121 million (Ps1,614 million). Changes in fair value of the conversion options generated a loss during the six-month period ended June 30, 2012 of approximately U.S.$63 million (Ps836 million). In addition, even though the changes in fair value of CEMEX’s embedded conversion options in these notes affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through the exercise of such embedded conversion options, we may settle a fixed amount of debt with a fixed amount of shares.

On March 30, 2010, in connection with the offering of the 2010 Optional Convertible Subordinated Notes and to effectively increase the conversion price for our CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 52.6 million ADSs maturing in March 2015, by means of which, at maturity of the notes, if the price per ADS is above U.S.$13.60, we will receive in cash the difference between the market price of the ADS and U.S.$13.60, with a maximum appreciation per ADS of U.S.$5.23. We paid a premium of approximately U.S.$105 million. As of December 31, 2011 and the six-month period ended June 30, 2012, the fair value of such options represented an asset of approximately U.S.$11 million (Ps157 million) and U.S.$24 million (Ps325 million), respectively. For the six-month period ended June 30, 2012, changes in the fair value of this contract generated gains of approximately U.S.$13 million (Ps173 million). As previously mentioned, for accounting purposes under IFRS, we separated the conversion option embedded in these notes and recognized it at fair value, which as of June 30, 2012, resulted in liabilities of approximately U.S.$22 million (Ps289 million). Changes in fair value of the conversion option generated a loss during the six-month period ended June 30, 2012 of approximately U.S.$13 million (Ps173 million). In addition, even though the changes in fair value of CEMEX’s embedded conversion option in these notes affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through the exercise of such embedded conversion option, we may settle a fixed amount of debt with a fixed amount of shares.

As June 30, 2012, we had granted a guarantee for a notional amount of approximately U.S.$360 in connection with put option transactions on our CPOs entered into by Citibank with a Mexican trust that we established on behalf of its Mexican pension fund and certain of our directors and current and former employees in April 2008, as described in note 19C to our consolidated financial statements included in our 2011 20-F. The fair value of such guarantee, net of deposits in margin accounts, represented liabilities of approximately U.S.$10 million (Ps134 million) in the six-month period ended June 30, 2012. As of June 30, 2012, cash deposits in margin accounts were approximately U.S.$186 million (Ps2,845 million).

Interest Rate Risk, Foreign Currency Risk and Equity Risk

Interest Rate Risk. The table below presents tabular information of our fixed and floating rate long-term foreign currency-denominated debt as of June 30, 2012. Average floating interest rates are calculated based on forward rates in the yield curve as of June 30, 2012. Future cash flows represent contractual principal payments. The fair value of our floating rate long-term debt is determined by discounting future cash flows using borrowing rates available to us as of June 30, 2012 and is summarized as follows:

	Expected maturity dates as of June 30, 2012
Long-Term Debt(1)	2012	2013	2014	2015	After 2016	Total	Fair Value
	(in millions of dollars, except percentages)
Variable rate	26	489	6,372	756	9	7,653	7,404
Average interest rate	5.03%	5.12%	5.34%	6.16%	5.09%
Fixed rate	6	35	935	5	6,248	7,230	7,283
Average interest rate	8.26%	8.71%	8.72%	9.19%	9.06%

(1)	The information above includes the current maturities of the long-term debt. Total long-term debt as of June 30, 2012 does not include our other financial obligations and the Perpetual Debentures for an aggregate amount of U.S.470 million (Ps6,278 million) issued by consolidated entities. See notes 15B and 19C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

As of June 30, 2012, we were subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect our financing cost and our net income. As of June 30, 2012, 51% of our foreign currency-denominated long-term debt bears floating rates at a weighted average interest rate of LIBOR plus 389 basis points.

Foreign Currency Risk. Due to our geographic diversification, our revenues are generated in various countries and settled in different currencies. However, some of our production costs, including fuel and energy, and some of our cement prices, are periodically adjusted to take into account fluctuations in the Dollar/Peso exchange rate. For the six-month period ended June 30, 2012, approximately 21% of our net sales, before eliminations resulting from consolidation, were generated in Mexico, 19% in the United States, 7% in the United Kingdom, 6% in Germany, 7% in France, 6% in our Rest of Northern Europe geographic segment, 3% in Spain, 3% in Egypt, 4% in our Rest of the Mediterranean segment, 14% in South America and the Caribbean, 3% in Asia and 7% from our Other operations.

As of June 30, 2012, approximately 79% of our total debt plus other financial obligations was Dollar-denominated, approximately 16% was Euro-denominated, approximately 4% was Peso-denominated and immaterial amounts were denominated in other currencies, not including approximately Ps6,278 million (U.S.$470 million) of Perpetual Notes; therefore, we had a foreign currency exposure arising from the debt plus other financial obligations denominated in U.S. Dollars, and the debt and other financial obligations denominated in Euros, versus the currencies in which our revenues are settled in most countries in which we operate. We cannot guarantee that we will generate sufficient revenues in Euros from our operations in Spain, Germany, France and the Rest of Northern Europe to service these obligations. As of June 30, 2011 and 2012, all cross-currency swaps had been settled.

Equity Risk. As described above, we have entered into equity forward contracts on Axtel CPOs. Upon liquidation, the equity forward contracts provide for cash settlement and the effects are recognized in the statement of operations. At maturity, if these forward contracts are not settled or replaced, or if we default on these agreements, our counterparties may sell the shares of the underlying contracts. Under these equity forward contracts, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying asset.

As of June 30, 2012, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the market price of Axtel CPOs would be a loss of approximately U.S.$1.3 million (Ps17 million).

In addition, we have entered into forward contracts on the TRI of the Mexican Stock Exchange through which we maintain exposure to changes of such index, until maturity in October 2012. Upon liquidation, these forward contracts provide for cash settlement of the estimated fair value and the effects are recognized in the statement of operations. Under these equity forward contracts, there is a direct relationship in the change in the fair value of the derivative with the change in value of the TRI of the Mexican Stock Exchange.

As of June 30, 2012, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the aforementioned index would be a loss of approximately U.S.$0.5 million (Ps7 million).

As of June 30, 2012, we were subject to the volatility of the market price of our CPOs in connection with the capped call transactions and the call options embedded in the 2010 Optional Convertible Subordinated Notes and the 2011 Optional Convertible Subordinated Notes issued in March 2010 and March 2011, and our put option transactions on our CPOs, as described in “— Qualitative and Quantitative Market Disclosure — Our Derivative Financial Instruments — Our Options on Our Own Shares.” A decrease in the market price of our CPOs may adversely affect our result from financial instruments and our net loss.

As of June 30, 2012, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the market price of our CPOs would be a loss of approximately U.S.$7 million (Ps95 million).

RECENT DEVELOPMENTS

Recent Developments Relating to Our Indebtedness

On August 14, 2009, we entered into the 2009 Financing Agreement, which extended the final maturities of approximately U.S.$15 billion in syndicated and bilateral bank facilities and private placement notes to February 14, 2012. On July 5, 2012, we launched the Exchange Offer and Consent to eligible participating creditors under the 2009 Financing Agreement pursuant to which eligible participating creditors were requested to consent to the Amendment Consents, including the deletion of all mandatory prepayment provisions, the release of the Collateral securing the 2009 Financing Agreement, and certain representations, information undertakings, financial covenants, general undertakings and events of default thereunder. In addition, we offered to exchange the indebtedness owed to such participating creditors under the 2009 Financing Agreement for (i) new loans (or, in the case of the private placement notes, new private placement notes) or (ii) up to U.S.$500 million of the September 2012 Notes, in each case, in transactions exempt from registration under the Securities Act.

On September 17, 2012, we successfully completed the refinancing transactions contemplated by the Exchange Offer and Consent, and we and certain of our subsidiaries entered into (a) an amendment and restatement agreement, dated September 17, 2012, pursuant to which the Amendment Consents were given effect, and (b) the Facilities Agreement, pursuant to which we were deemed to borrow loans from those creditors participating in the Exchange Offer and Consent in principal amounts equal to the principal amounts of indebtedness subject to the 2009 Financing Agreement that was extinguished by such participating creditors. In addition, on September 17, 2012, we issued U.S.$500 million aggregate principal amount of the September 2012 Notes to such participating creditors that elected to receive the September 2012 Notes in place of all or a portion of their indebtedness subject to the 2009 Financing Agreement.

As part of the Facilities Agreement, we pledged or will pledge or transferred to trustees under security trusts, as collateral, the Collateral, and all proceeds of the Collateral, to secure our payment obligations under the Facilities Agreement, the September 2012 Notes and under a number of other financing arrangements for the benefit of the creditors and holders of debt and other obligations that benefit from provisions in their instruments requiring that their obligations be equally and ratably secured. Within 60 days of September 17, 2012, the closing date of the Refinancing Transaction, such indebtedness is expected to be secured by a first-priority security interest over substantially all the shares of CEMEX España, which will become part of the Collateral at that time. After giving effect to the Refinancing Transaction, the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral was released. In addition, CEMEX, S.A.B. de C.V., CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Egyptian Investments, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK, Empresas Tolteca, CEMEX Finance LLC, CEMEX, Inc. (which only guarantees certain facilities under the Facilities Agreement) and CEMEX Materials LLC are borrowers or guarantors under the Facilities Agreement.

For a discussion of restrictions and covenants under the Facilities Agreement, see “Risk Factors — Risks Relating to Our Business — The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us.”

As of June 30, 2012, as adjusted to give effect to the Refinancing Transaction, we had an aggregate principal amount of outstanding debt under the Facilities Agreement of approximately Ps80,550 million (U.S.$6,029 million) (principal amount Ps82,071 million (U.S.$6,143 million)), with approximately Ps6,680 million (U.S.$500 million) maturing during 2014, approximately Ps6,680 million (U.S.$500 million) maturing during 2016 and the remainder of the principal amount of debt under the Facilities Agreement maturing in 2017. Additionally, if we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, including a prepayment of at least U.S.$1 billion of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by the creditors representing at least 66 2/3% of the indebtedness under the Facilities Agreement), the maturity date of our indebtedness under the Facilities Agreement will spring-back to earlier dates. See “Risk Factors — Risks Relating to Our Business — If we are unable to comply with the milestones for repaying or otherwise addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates.”

Recent Developments Relating to Our Divestitures of Assets

On August 21, 2012, CEMEX announced that CEMEX Latam, a wholly-owned subsidiary of CEMEX España, presented to the Superintendencia Financiera de Colombia an application to list its shares on the Colombian stock exchange and to offer a minority of CEMEX Latam’s shares in a public offering to investors in Colombia and, in a concurrent private placement which is not subject to the approval of the Superintendencia Financiera de Colombia, to eligible investors outside of Colombia. The size of the CEMEX Latam Offering will depend on market conditions and CEMEX’s strategic objectives, and the proceeds are expected to be applied to general corporate purposes, including the repayment of indebtedness. CEMEX Latam’s assets are expected to include a significant portion of CEMEX’s cement and ready-mix assets in Brazil, Colombia, Costa Rica, Guatemala, Nicaragua, Panama and El Salvador. Completion of the CEMEX Latam Offering is subject to numerous conditions, including the approval of the Superintendencia Financiera de Colombia, which as of the date of this report has not been obtained, and uncertainties beyond our control and no assurance can be given as to the final terms of such transaction or that it will be completed.

Recent Developments Relating to Regulatory Matters and Legal Proceedings

The following information updates the information contained in “Item 4 — Information of the Company — Regulatory Matters and Legal Proceedings” of our 2011 20-F and should be read in conjunction therewith and with our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012 included herein.

Antitrust Proceedings

Antitrust Investigations in Spain by the CNC. On September 22, 2009, the Investigative Department (Dirección de Investigación) of the Spanish Competition Commission (Comisión Nacional de la Competencia or “CNC”), applying exclusively national antitrust law, carried out another inspection, separate from the investigation conducted by the European Commission, in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix concrete and aggregates within the Chartered Community of Navarre (“Navarre”). We fully cooperated and provided the CNC inspectors all the information requested. On December 15, 2009, the CNC started a procedure against CEMEX España and four other companies with activities in Navarre for alleged practices prohibited under the Spanish competition law. The allegations against CEMEX España relate to several of our ready-mix plants located in Navarre, which we operated from January 2006 (as a result of the RMC acquisition) until September 2008, when we ceased operations for these plants.

On November 3, 2010, the CNC Investigative Department provided CEMEX España with a Statement of Facts (similar to a statement of objections under European Union competition law) that included allegations that could be construed as a possible infringement by CEMEX España of Spanish competition law in Navarre. The Statement of Facts was addressed to CEMEX España, but also indicated that its parent company, New Sunward, could be jointly and severally liable for the investigated behavior.

On December 10, 2010, after receiving CEMEX España’s observations, the CNC Investigative Department notified CEMEX España of a proposed decision, summarizing its findings in the investigation. This proposed decision, which suggests the existence of an infringement, was submitted to the CNC Council, together with CEMEX España’s opposition to all charges. On January 12, 2012, the CNC Council notified CEMEX España of its final decision on this matter, imposing a fine of approximately €500,000 (approximately U.S.$625,312.66 as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) against CEMEX España for price-fixing and market sharing in the concrete market of Navarre from June 2008 through September 2009.

CEMEX España denies any wrongdoing and on March 1, 2012 filed an appeal before the competent court (Audiencia Nacional), requesting the interim suspension of the decision from the court until a final judgment is issued. To that effect, it has requested the CNC Council to suspend the implementation of its decision until the court has decided on the requested interim measure. On July 10, 2012, the court issued a resolution agreeing to the suspension of payment of the fine.

Antitrust Investigations in Mexico. In January 2009, we were notified of a finding of presumptive responsibility against CEMEX issued by the Mexican Competition Authority (Comisión Federal de Competencia or “CFC”), alleging certain violations of Mexican antitrust laws. We believe this finding contains substantial violations of rights granted by the Mexican Constitution.

In February 2009, we filed a constitutional challenge (juicio de amparo) before the Circuit Court in Monterrey, Mexico, as well as a denial of the allegations. The Monterrey Circuit Court determined that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights; therefore, CEMEX should wait until the CFC concluded its proceeding and issued a final ruling before raising its constitutional challenge again. However, in July 2010, in light of the possible violations to CEMEX’s constitutional rights, the CFC terminated the existing proceeding and reinitiated a new proceeding against CEMEX to cure such violations. We believe that Mexican law does not entitle the CFC to reinitiate a new proceeding but only to continue with the original one. In August 2010, we filed a separate constitutional challenge (juicio de amparo) before the District Court in Monterrey, Mexico, to argue against the reinitiated proceeding. The Monterrey District Court determined that the order to reinitiate the proceeding and the notice of presumptive responsibility did not affect any of CEMEX’s rights. CEMEX subsequently filed an appeal before the Monterrey District Court, and the Monterrey Circuit Court determined that the CFC’s termination of the proceedings in July 2010 was illegal and that it notified the CFC to the effect that it complies with the resolution issued. In February 2012, CEMEX was fined approximately Ps10.2 million (approximately U.S.$772,727.27 as of August 31, 2012, based on an exchange rate of Ps13.20 to U.S.$1.00) for anticompetitive practices and it was ordered to implement certain measures. CEMEX has appealed the resolution and denies any wrongdoing. In June 2012, the CFC confirmed its resolution. On July 2, 2012, CEMEX filed a separate constitutional challenge (juicio de amparo) before the District Court in Mexico D.F. As of September 30, 2012, a resolution regarding this constitutional challenge has not been issued.

Antitrust Cartel Litigation in Germany. On August 5, 2005, Cartel Damages Claims, SA (the “CDC”), filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies. CDC originally sought €102 million (approximately U.S.$127.56 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC. CDC is a Belgian company established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the alleged cartel participants. In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest (approximately U.S. $141.95 million plus interest as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00). On February 21, 2007, the District Court allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed, but the appeal was dismissed on May 14, 2008. The lawsuit will proceed in a court of first instance.

In the meantime, CDC acquired new claims by assignment and announced an increase in the claim to €131 million (approximately U.S.$163.83 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00). As of September 30, 2012, we had accrued liabilities regarding this matter for an amount of approximately €20 million (approximately U.S.$25.01 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00), plus an additional €8.07 million (approximately U.S.$10.09 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) as interest over the principal amount of the claim.

In the first hearing on the merits of this case that was held on March 1, 2012, the District Court in Düsseldorf, Germany revealed several preliminary considerations on relevant legal questions and allowed the parties to submit their plea and reply on May 21, 2012. The decision was expected to be issued on July 20, 2012, but on that date, the court decided to postpone such decision until October 30, 2012. As of September 30, 2012, we are unable to assess the likelihood of an adverse result or, because of the number of defendants, the potential damages that would be borne by us; however, if the final decision is adverse to us, it could have a material adverse impact on our business results.

Environmental Matters

Mexico. On June 6, 2012, the General Law on Climate Change (Ley General de Cambio Climático) (the “Climate Change Law”) was published in the Mexican Official Gazette. The Climate Change Law establishes a legal framework to regulate policies for climate change mitigation and adaptation. Many important provisions require the development of secondary legislation and depend on the publication of subsequent implementing regulations, which are expected to take place within the twelve months following the publication of the Climate Change Law. As a result, at this stage, we do not have sufficient information to determine if the measures that may be taken by the Mexican federal government in connection with the Climate Change Law will have a material impact on our business or operations. For instance, the Climate Change Law provides for the elaboration of a registry of emissions that are generated by fixed sources. However, the detailed guidelines for reporting, including the scope and methodologies for calculation, will be developed by implementing regulations yet to be developed. Companies that are required to report their emissions and fail to do so or that report false information will be fined. We do not expect any negative impact from this development, as we already report our direct and indirect carbon dioxide emissions to Secretaría del Medio Ambiente y Recursos Naturales under a voluntary scheme. In addition, the Climate Change Law allows for the establishment of specific greenhouse gas reduction targets in accordance with the respective contributions of each economic sector to the national greenhouse gas emission levels. Further, even though the Climate Change Law does not establish a program for emissions trading, it does provide the Mexican federal government the power to create, authorize and regulate such a scheme, which may be voluntary or binding. Although we do not have sufficient information to determine if the measures that may be taken by the government in connection with the Climate Change Law will have a material impact on our business or operation, we are closely observing the development of implementing regulations.

United States. In 2006, the State of California adopted the Global Warming Solutions Act (Assembly Bill 32 or “AB32”) setting into law a goal to reduce the State’s carbon dioxide emissions to 1990 levels by 2020. As part of the measures derived from AB32, the California Air Resources Board developed a cap-and-trade program, to be enforced from 2013, that covers most industrial sources of greenhouse gas emissions in the State, including cement production facilities. The program involves allocating a number of allowances free of charge to covered installations, which must subsequently surrender back to the regulator a number of allowances and accepted offset credits matching their verified emissions during the compliance period. We expect that our Victorville cement plant will receive enough free allowances to operate during the first compliance period (2013-2014).

Europe. In 2003, the European Union adopted a directive in order to help it fulfill its commitments under the Kyoto Protocol on climate change. This directive defines and establishes a GHG emissions allowance trading scheme within the European Union, i.e., it caps carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the cement and lime industries and the pulp, paper and board production businesses. Installations in these sectors have to monitor their emissions of carbon dioxide (“CO2”) and surrender every year allowances (the right to emit one metric ton of CO2) that cover their emissions. Allowances are issued by member states according to their National Allocation Plans, or NAPs. The NAPs not only set the total number of allowances for a given phase, but also define how they are allocated among participating installations. So far, most allowances have been allocated for free, but some member states sell up to 10% of their total allowance volume in auctions or on exchanges. Allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that exceed their allocated quota. Failure to meet the emissions caps can subject a company to heavy penalties.

The allocations made to our installations in Spain, the United Kingdom, Germany, Poland and Latvia allow us to foresee a reasonable availability of allowances.

On May 18, 2009, the Environment Ministry of the Republic of Latvia published the amount of allocation of European Union Allowances (EUAs) from the New Entrants Reserve to our Broceni plant expansion project. On April 18, 2012, following a successful appeal by the Latvian Government against the European Commission’s rejection of the initial version of the Latvian NAP, the Ministry of Environmental Protection and Regional Development of the Republic of Latvia adopted Decision No. 46, which increased the allocation to our Broceni plant.

Tax Matters

Mexico. Pursuant to amendments to the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), which became effective on January 1, 2005, Mexican companies with direct or indirect investments in entities incorporated in foreign countries, whose income tax liability in those countries is less than 75% of the income tax that would be payable in Mexico, were required to pay taxes in Mexico on passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, except for income derived from entrepreneurial activities in such countries, which is not subject to tax under these amendments. We filed two motions in the Mexican federal courts challenging the constitutionality of the January 1, 2005 amendments to the Mexican Income Tax Law. Although we had obtained a favorable ruling from the lower Mexican federal court, on September 9, 2008, the Mexican Supreme Court, on appeal, ruled against our constitutional challenge of the controlled foreign corporation tax rules in effect in Mexico for tax years 2005 to 2007. Because the Mexican Supreme Court’s decision did not pertain to an amount of taxes due or other tax obligations, we had the right to self-assess any taxes due through the submission of amended tax returns. On March 1, 2012, we self-assessed the taxes corresponding to the 2005 tax year for a total amount, inclusive of surcharges and carry-forward charges, of approximately Mexican Ps4.6 billion (approximately U.S.$348.48 million as of August 31, 2012, based on an exchange rate of Mexican Ps13.20 to U.S.$1.00), of which 20%, equivalent to approximately Mexican Ps928 million (approximately U.S.$70.30 million as of August 31, 2012, based on an exchange rate of Mexican Ps13.20 to U.S.$1.00), was paid in connection with the submission of amended tax returns, which were filed on March 1, 2012. The remaining 80% of such total amount is due in January 2013, plus additional surcharges and carry-forward charges if we elect to extend the payment date and pay in thirty-six monthly installments, which can be prepaid at our option. Additionally, on July 5, 2012, we self-assessed the taxes corresponding to the 2006 tax year for a total amount, inclusive of surcharges and carry-forward charges, of approximately Mexican Ps1.1 billion (approximately U.S.$83.33 million as of August 31, 2012, based on an exchange rate of Mexican Ps13.20 to U.S.$1.00), of which 20%, equivalent to approximately Mexican Ps221 million (approximately U.S.$16.74 million as of August 31, 2012, based on an exchange rate of Mexican Ps13.20 to U.S.$1.00), was paid in connection with the submission of amended tax returns, which were filed on July 5, 2012. The remaining 80% of such total amount is due in July 2013, plus additional surcharges and carry-forward charges if we elect to extend the payment date and pay in thirty-six monthly installments, which can be prepaid at our option. We believe we have adequate provisions to cover self-assessments for the 2005 and 2006 tax years. For the 2007 tax year, there is no tax due. The tax authorities in Mexico agreed with our self-assessment and with the procedure to determine the taxes due for the 2005 and 2006 tax years and, as a result, the tax authorities in Mexico may not assess additional amounts of taxes past due for those years. The Mexican Income Tax Law was again amended in 2008, as a result of which we do not expect any material adverse effect from the controlled foreign corporation tax rules for years subsequent to 2007.

United States. On August 16, 2012, our U.S. subsidiaries and the Internal Revenue Service (IRS) reached a resolution regarding the income tax audits for the years 2005 through 2009 and also tax losses to applicable prior years to recover taxes previously paid. We expect a net refund from the IRS of approximately U.S.$25 million. CEMEX expects that the IRS audits for the years 2005 through 2009 will be settled and processed by December 31, 2012. In connection with this resolution, we expect to owe additional state and local income taxes and interest resulting from the IRS audit adjustments. The IRS has recently commenced an audit of years 2010 and 2011. We believe we have adequately reserved for these matters and that the amounts are not expected to be material to our financial results. However, we cannot assure you that the outcome will not require further provisions for taxes.

Colombia. On November 10, 2010, the Colombian Tax Authority (Dirección de Impuestos) notified CEMEX Colombia of a proceeding (requerimiento especial) in which the Colombian Tax Authority rejected certain tax losses taken by CEMEX Colombia in its 2008 year-end tax return. In addition, the Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian Pesos (approximately U.S.$23.49 million as of August 31, 2012, based on an exchange rate of 1,830.50 Colombian Pesos to U.S.$1.00) and imposed a penalty in the amount of approximately 69 billion Colombian Pesos (approximately U.S.$37.69 million as of August 31, 2012, based on an exchange rate of 1,830.50 Colombian Pesos to U.S.$1.00). The Colombian Tax Authority argues that CEMEX Colombia is limited in its use of prior year tax losses to 25% of such losses per subsequent year. We believe that the tax provision that limits the use of prior year tax losses does not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, we believe that the Colombian Tax Authority is no longer able to review the 2008 tax return because the time to review such returns has already expired pursuant to Colombian law. In February 2011, CEMEX Colombia presented its arguments to the Colombian Tax Authority. On July 27, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the November 10, 2010 proceeding notice (requerimiento especial). The official assessment was appealed by CEMEX Colombia on September 27, 2011, and the Colombian Tax Authority had one year to resolve the appeal. On July 31, 2012, the Colombian Tax Authority notified CEMEX Colombia of the resolution confirming the official assessment. CEMEX Colombia has until November 30, 2012 to file a lawsuit challenging the official assessment issued by the Colombian Tax Authority. At this stage, we are not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia in connection with this matter, but if adversely resolved, it could have a material adverse impact on our financial results.

Other Legal Proceedings

Colombian Construction Claims. On August 5, 2005, the Urban Development Institute (Instituto de Desarrollo Urbano) and an individual filed a lawsuit in the Fourth Anti-Corruption Court of Bogotá (Fiscalía Cuarta Anticorrupción de Bogotá) against a subsidiary of CEMEX Colombia, S.A. claiming that it was liable, along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the public mass transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately 100 billion Colombian Pesos (approximately U.S.$54.62 million as of August 31, 2012, based on an exchange rate of 1,830.50 Colombian Pesos to U.S.$1.00). The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible. On January 21, 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tunjuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of ten days to deposit with the court in cash 337.8 billion Colombian Pesos (approximately U.S.$184.53 million as of August 31, 2012, based on an exchange rate of 1,830.50 Colombian Pesos to U.S.$1.00), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also requested that the guarantee be covered by all defendants in the case. On March 9, 2009, the Superior Court of Bogotá reversed this decision, allowing CEMEX to offer a security in the amount of 20 billion Colombian Pesos (approximately U.S.$10.92 million as of August 31, 2012, based on an exchange rate of 1,830.50 Colombian Pesos to U.S.$1.00). CEMEX gave the aforementioned security, and on July 27, 2009, the Superior Court of Bogotá lifted the attachment on the quarry. One of the plaintiffs appealed this decision, but the Supreme Court of Bogotá confirmed the lifting of the attachment. At this stage, we are not able to assess the likelihood of an adverse result or, because of the number of defendants, the potential damages which could be borne by CEMEX Colombia. The preliminary hearing to dismiss was unsuccessful and the final argument stage concluded on August 28, 2012. We expect a final resolution to be made by the end of 2012. CEMEX Colombia has not recorded any accounting provisions, as it believes that the action will not be resolved adversely to CEMEX Colombia, but if the action is adversely resolved, it could have a material adverse impact on our financial results.

In addition, as a consequence of prematurely faulty paving stones used in the “Transmilenio — Autopista Norte” project in Colombia, six citizen actions were brought against CEMEX Colombia. The Colombian Administrative Court nullified five of such actions and currently, only the popular action brought by the citizen Félix Ocampo, remains outstanding. In addition, the Urban Development Institute (Instituto de Desarrollo Urbano) filed another popular action alleging that CEMEX Colombia made deceiving advertisements on the characteristics of the fluid filling of the material used. In the “Transmilenio — Autopista Norte” project, CEMEX Colombia participated solely and exclusively as supplier of the fluid filling and ready-mix concrete, which were delivered and received to the satisfaction of the contractor. CEMEX Colombia believes that such fluid filling and ready-mix concrete were in compliance with all required technical specifications. Further, CEMEX Colombia did not participate in or have any responsibility relating to the design, materials or their corresponding technical specifications. At this stage, we are not able to assess the likelihood of an adverse result. CEMEX Colombia has not recorded any accounting provisions, as it believes that the action will not be resolved adversely to CEMEX Colombia, but if the action is adversely resolved, it could have a material adverse impact on our financial results.

Florida Litigation Relating to the Brooksville South Project. In November 2008, AMEC/Zachry, the general contractor for the Brooksville South expansion project in Florida, filed a lawsuit against CEMEX Florida in Florida State Court in Orlando (Complex Commercial Litigation Division), alleging delay damages, seeking an equitable adjustment to the Design/Build contract and payment of change orders. AMEC/Zachry seeks U.S.$60 million as compensation. In February 2009, AMEC/Zachry filed an amended complaint asserting a claim by AMEC E&C Services, Inc. against CEMEX Materials, LLC as the guarantor of the Design/Build contract. CEMEX Florida answered the suit, denying any breach of contract and asserting affirmative defenses and counterclaims against AMEC/Zachry for breach of contract. CEMEX Florida also asserted certain claims against AMEC, plc as the guarantor for the contract and FLSmidth, Inc. as the equipment manufacturer. Following various procedural motions by the parties to this proceeding, on August 24, 2012, we finalized the terms and conditions of a settlement. The settlement of this matter will not have a material adverse effect on our results.

Strabag Arbitration. Following an auction process, we (through our subsidiary RMC Holding B.V.) entered into a share purchase agreement, dated July 30, 2008 (the “SPA”), to sell our operations in Austria (then consisting of 26 aggregates and 41 ready-mix concrete plants) and Hungary (then consisting of 6 aggregates, 29 ready-mix concrete and 4 paving stone plants) to Strabag SE, one of Europe’s leading construction and building materials groups (“Strabag”), for €310 million (approximately U.S.$387.69 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00). On February 10, 2009, the Hungarian Competition Council approved the sale of the Hungarian assets subject to the condition that Strabag sell the ready-mix concrete plant operating in Salgótarján to a third party within the next year. On April 28, 2009, the Austrian Cartel Court (Kartellgericht) (the “ACC”) approved the sale of the Austrian assets subject to the condition that Strabag sell to a third party several ready-mix concrete plants, including the Nordbahnhof plant in Vienna. The Nordbahnhof plant had, however, already been dismantled by the time of the approval, so this condition could not be satisfied. Contrary to our recommendation that a supplementary application should have been made to the ACC, Strabag and the Austrian competition authority appealed the decision of the ACC. On July 1, 2009, Strabag gave notice of its purported rescission of the SPA, arguing that the antitrust condition precedent under the SPA had not been satisfied before the contractual cut-off date of June 30, 2009. On the same day, we notified Strabag that we considered their purported rescission invalid. In the face of Strabag’s continued refusal to cooperate in making a supplementary application to the ACC, we rescinded the SPA with effect from September 16, 2009. On October 19, 2009, we (through RMC Holding B.V.) filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce, requesting a declaration that Strabag’s rescission of the SPA was invalid, that our rescission was lawful and effective and claiming damages in a substantial amount likely to exceed €150 million (approximately U.S.$187.59 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00). On December 23, 2009, Strabag filed its answer to our request for arbitration asking the tribunal to dismiss the claim and also filed a counterclaim for an amount of €800,000 (approximately U.S.$1 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) as damages and applied for security for costs in the amount of €1,000,000.00 (approximately U.S.$1.25 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) in the form of an on-demand bank guarantee. The security for costs application was withdrawn by Strabag on March 9, 2010. We consider Strabag’s counterclaim to be unfounded. The arbitral tribunal was constituted on February 16, 2010 and a first procedural hearing was held on March 23, 2010 at which the parties agreed on the terms of reference and procedural rules in accordance with Article 18 of the ICC Rules of Arbitration. Pursuant to the procedural rules, on June 30, 2010, we submitted our statement of claim and our list of witnesses. On October 29, 2010, Strabag submitted its statement of defense and counterclaim. On January 14, 2011, we submitted our reply and answer to Strabag’s counterclaim. On March 7, 2011, Strabag submitted its rejoinder. Pursuant to Article 21 of the ICC Rules of Arbitration, the evidentiary hearing took place from May 2 to May 9, 2011. The hearing on quantum (attended by the quantum experts) took place on September 20, 2011. A second hearing on quantum was held on November 23 and 24, 2011. Post-hearing briefs were submitted on December 22, 2011, concluding this stage of the proceedings.

We were notified of the final award, dated May 29, 2012, on June 1, 2012. According to this final award, the arbitral tribunal declared that Strabag’s rescission of the SPA was unlawful and ineffective, and ordered Strabag to pay us: (i) damages in the amount of €30,000,000.00 (approximately U.S.$37.51 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) with interest thereon from the date of the request for arbitration (October 19, 2009) until payment in full at the rate of 8.32% per annum; (ii) default interest for the period of July 7, 2009 through September 16, 2009 in the amount of €4,946,182.00 (approximately U.S.$6.18 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) with interest thereon from the date of the statement of claim (June 30, 2010) until payment in full at the rate of 4% per annum; (iii) approximately U.S.$250,000.00 as partial compensation for our ICC costs of arbitration and (iv) €750,551.00 (approximately U.S.$938,658.07 as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) as compensation for our legal costs incurred in the proceedings. In addition, Strabag’s counterclaim was dismissed. Strabag filed an annulment action before the Swiss Federal Court on July 2, 2012.

On July 20, 2012, in relation to the annulment process with the Swiss Federal Court, Strabag paid us, through RMC Holdings B.V., the amounts ordered by the arbitral tribunal on its final award dated May 29, 2012 (principal plus surplus accrued interest) totaling €42,977,921.66 (approximately U.S.$53.74 million as of August 31, 2012, based on an exchange rate of €0.7996 to U.S.$1.00) and approximately U.S.$250,000.00. Further, in order to secure the potential obligation of RMC Holdings B.V. to repay these amounts to Strabag in the event that the Swiss Federal Court resolves to annul the May 29, 2012 final award, RMC Holdings B.V. pledged, in favor of Strabag, 496,355 shares (representing approximately a 33% stake) in its subsidiary CEMEX Austria AG. On September 6, 2012, we presented our reply to the annulment action before the Swiss Federal Court.

Israeli Class Action Litigation. On June 21, 2012, one of our subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application was filed by a homeowner who built his house with concrete supplied by our subsidiary in Israel in October of 2010. According to the application, the plaintiff claims that the concrete supplied to him did not meet with the “Israel Standard for Concrete Strength No. 118” and, as a result, our subsidiary in Israel acted unlawfully toward all of its customers who requested a specific type of concrete but received concrete that did not comply with the Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to such customers, including the plaintiff. We presume that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from our subsidiary in Israel during the past 7 years, the limitation period according to applicable laws in Israel. The damages that would be sought amount to approximately ILS 276 million (approximately U.S.$68.52 million as of August 31, 2012, based on an exchange rate of Israeli Shekel 4.028 to U.S.$1.00). Our subsidiary in Israel has until November 5, 2012 to submit a formal response to the corresponding court. At this stage, we believe the application is vexatious and should be dismissed without any expense to us. As of September 30, 2012, our subsidiary in Israel is analyzing the legal strategy to be employed and is also not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result. If adversely resolved, we do not believe the final resolutions would have a material adverse impact on our financial results.

Egypt Share Purchase Agreement. On September 13, 2012, Assiut Cement Company (“ACC”), through local media in Egypt, learned about a preliminary decision against ACC made by a court of first instance in Assiut, Egypt, regarding the annulment of a share purchase agreement, signed in November 1999 between CEMEX and state-owned Metallurgical Industries Holding Company, pursuant to which CEMEX acquired a controlling interest in ACC. On September 19, 2012, ACC received formal notification of the ruling made by the Assiut court of first instance. ACC has until October 24, 2012 to appeal the Assiut court’s decision. In addition, ACC will employ any legal resources it has available to protect its rights. As of September 30, 2012, ACC continues to operate normally, offering quality building materials and services to its customers in Egypt. CEMEX, S.A.B. de C.V. was not a party to the legal proceeding, so it has not been notified about the ruling issued by the Assiut court. In addition to ACC, other defendants in the proceeding were related to the Egyptian government and include the President and Prime Minister of the Republic and Metallurgical Industries Holding Company, each of which has announced their rejection of the ruling and their intention to appeal it within the time provided by the law. At this stage, ACC is not able to assess the likelihood of an adverse result or potential damages in connection with this matter, but if adversely resolved, it could have a material adverse impact on our financial results.

As of the date of this report, we are involved in various legal proceedings involving product warranty claims, environmental claims, indemnification claims relating to acquisitions and similar types of claims brought against us that have arisen in the ordinary course of business. We believe we have made adequate provisions to cover both current and contemplated general and specific litigation risks, and we believe these matters will be resolved without any significant effect on our operations, financial position or results of operations. We are sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss. However, for a limited number of ongoing legal proceedings, we may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believe that disclosure of such information on a case-by-case basis would seriously prejudice our position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, we have disclosed qualitative information with respect to the nature and characteristics of the contingency, but have not disclosed the estimate of the range of potential loss.

Recent Developments Relating to Our 2012 Third Quarter Results

As of the date of this report, we have not yet reported our financial results for the quarter ended September 30, 2012. We expect that we will report these results in October. Based on actual results for the months of July and August 2012 and preliminary estimates for the month of September 2012, we currently expect to report the following headline figures with respect to our 2012 third quarter results, on a consolidated basis and in Peso terms:

For the third quarter of 2012, as compared to the third quarter of 2011, net sales are expected to grow by approximately 2% and operating EBITDA is expected to grow by approximately 13%. This expected performance would represent an improvement in operating EBITDA margin of approximately 1.8 percentage points compared to the third quarter of 2011. As such, net sales performance, operating EBITDA performance and operating EBITDA margin performance are expected to follow a similar trend compared to that observed during the first half of 2012. We also expect that the carrying value of our total debt plus other financial obligations plus notes issued in connection with the Perpetual Debentures will decrease by approximately Ps8,600 million compared to the balance reported at June 30, 2012.

Other Recent Developments

On July 27, 2012, we entered into a Master Professional Services Agreement with IBM. This agreement provides the framework for our contracting for IBM to provide us with the following services: information technology, application development and maintenance, finance and accounting outsourcing, human resources administration and contact center services. The agreement provides for these services to be provided to us from July 27, 2012 until August 31, 2022, unless earlier terminated. Our minimum required payments to IBM under the agreement are approximately U.S.$50 million per year. We will have the right to adjust the cost and quality of the services every two years if it is determined that they do not meet certain benchmarks. We may terminate the agreement (or a portion of it) at our discretion and without cause at any time by providing at least six-months’ notice to IBM and paying termination charges consisting of IBM’s unrecovered investment and breakage and wind-down costs. In addition, we may terminate the agreement (or a portion of it) for cause without paying termination charges. Other termination rights may be available to us for a termination charge that will vary with the reason for termination. IBM may terminate the agreement if we (i) fail to make payments when due or (ii) become bankrupt and do not pay in advance for the services.

On September 17, 2012, we announced that we intend to invest approximately U.S.$65 million to increase the cement production capacity of our APO plant in the Philippines by 1.5 million tons per year. This expansion is expected to be operational by the first quarter of 2014.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CEMEX, S.A.B. de C.V. and subsidiaries:

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Millions of Mexican pesos, except for loss per share)

		For the six-month period ended June 30,
	Note	2012		2011

Net sales		Ps	97,694	88,995
Cost of sales			(69,821)	(64,071)

Gross profit			27,873	24,924

Administrative and selling expenses			(11,138)	(12,161)
Distribution expenses	2D		(8,628)	(7,626)

Total operating expenses			(19,766)	(19,787)

Operating income before other expenses, net			8,107	5,137

Other expenses, net	5		(484)	(2,712)

Operating income after other expenses, net			7,623	2,425

Financial expense	15		(9,169)	(7,560)
Other financial income, net	6		492	2,166
Equity in income (loss) of associates	12		159	(348)

Loss before income tax			(895)	(3,317)

Income tax	18		(1,896)	(1,841)

CONSOLIDATED NET LOSS			(2,791)	(5,158)
Non-controlling interest net income			90	23

CONTROLLING INTEREST NET LOSS		Ps	(2,881)	(5,181)

BASIC LOSS PER SHARE		Ps	(0.08)	(0.15)

DILUTED LOSS PER SHARE		Ps	(0.08)	(0.15)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(Millions of Mexican pesos)

		For the six-month period ended June 30,
	Notes	2012		2011

CONSOLIDATED NET LOSS		Ps	(2,791)	(5,158)

Effects from available-for-sale investments	12B		107	—
Currency translation of foreign subsidiaries			(2,677)	(8,869)
Income tax recognized directly in other comprehensive income	18		(1,096)	(757)

Other comprehensive loss for the period			(3,666)	(9,626)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD			(6,457)	(14,784)
Non-controlling interest comprehensive income for the period			90	23

CONTROLLING INTEREST COMPREHENSIVE LOSS FOR THE PERIOD		Ps	(6,547)	(14,807)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Millions of Mexican pesos)

		June 30,		December 31,
	Notes	2012		2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	7	Ps	8,351	16,128
Trade receivables less allowance for doubtful accounts	8		28,988	26,205
Other accounts receivable	9		6,233	5,258
Inventories, net	10		17,433	17,654
Other current assets	11		4,879	3,953

Total current assets			65,884	69,198

NON-CURRENT ASSETS
Investments in associates	12A		8,061	8,533
Other investments and non-current accounts receivable	12B		9,541	10,595
Property, machinery and equipment, net	13		221,247	233,709
Goodwill and intangible assets, net	14		179,895	189,062
Deferred income taxes			28,262	30,555

Total non-current assets			447,006	472,454

TOTAL ASSETS		Ps	512,890	541,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	15A	Ps	693	4,673
Other financial obligations	15B		7,715	7,711
Trade payables			20,779	20,169
Income tax payable			8,024	11,301
Other accounts payable and accrued expenses	16		16,432	20,680

Total current liabilities			53,643	64,534

NON-CURRENT LIABILITIES
Long-term debt	15A		198,405	203,798
Other financial obligations	15B		33,596	33,190
Employee benefits	17		14,279	15,325
Deferred income taxes			15,271	17,560
Other non-current liabilities	16		38,040	35,542

Total non-current liabilities			299,591	305,415

TOTAL LIABILITIES			353,234	369,949

STOCKHOLDERS’ EQUITY

Controlling interest:
Common stock and additional paid-in capital	19A		117,842	113,444
Other equity reserves			12,640	14,797
Retained earnings	19B		22,723	51,648
Net loss			(2,881)	(24,788)

Total controlling interest			150,324	155,101
Non-controlling interest and perpetual debentures	19C		9,332	16,602

TOTAL STOCKHOLDERS’ EQUITY			159,656	171,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		Ps	512,890	541,652

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

		For the six-month period ended June 30,
	Notes	2012		2011
OPERATING ACTIVITIES
Consolidated net loss		Ps	(2,791)	(5,158)
Non-cash items:
Depreciation and amortization of assets	4		8,762	8,618
Impairment losses	5		157	433
Equity in (loss) income of associates	12A		(159)	348
Other expenses (income), net			(85)	454
Comprehensive financing result			8,677	5,394
Income taxes	18		1,896	1,841
Changes in working capital, excluding income taxes			(6,872)	(5,970)

Net cash flow provided by operating activities before interest and income taxes			9,585	5,960
Financial expense paid in cash including coupons on perpetual debentures	19C		(9,788)	(4,042)
Income taxes paid in cash			(3,600)	(2,077)

Net cash flows applied in operating activities			(3,803)	(159)

INVESTING ACTIVITIES
Property, machinery and equipment, net	13		(1,748)	(1,217)
Disposal of subsidiaries and associates, net	12, 14		—	(136)
Intangible assets and other deferred charges	14		(233)	(113)
Long term assets and others, net			1,294	1,081

Net cash flows used in investing activities			(687)	(385)

FINANCING ACTIVITIES
Issuance of common stock	19A		—	11
Derivative instruments			150	(3,070)
Issuance (repayment) of debt, net	15A		(3,660)	3,809
Securitization of trade receivables			(195)	406
Non-current liabilities, net			(85)	721

Net cash flows provided by (used in) financing activities			(3,790)	1,877

Increase (decrease) in cash and cash equivalents			(8,280)	1,333
Cash conversion effect, net			503	(983)
Cash and cash equivalents at beginning of year			16,128	8,354

CASH AND CASH EQUIVALENTS AT END OF YEAR	7	Ps	8,351	8,704

Changes in working capital, excluding income taxes:
Trade receivables, net		Ps	(148)	(5,919)
Other accounts receivable and other assets			(1,500)	(477)
Inventories			859	(1,101)
Trade payables			(826)	322
Other accounts payable and accrued expenses			(5,257)	1,205

Changes in working capital, excluding income taxes		Ps	(6,872)	(5,970)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock		Additional paid-in capital	Other equity reserves	Retained earnings	Total controlling interest	Non-controlling interest	Total stockholders’ equity
Balance at December 31, 2010		Ps	4,132	104,590	(842)	55,864	163,744	19,443	183,187
Net income (loss) for the period			—	—	—	(5,181)	(5,181)	23	(5,158)
Total other items of comprehensive loss for the period			—	—	(9,626)	—	(9,626)	—	(9,626)
Capitalization of retained earnings			3	4,213	—	(4,216)	—	—	—
Issuance of common stock			—	258	—	—	258	—	258
Effects of perpetual debentures	19C		—	—	(44)	—	(44)	(2,357)	(2,401)
Changes in non-controlling interest	19C		—	—	—	—	—	(95)	(95)

Balance at June 30, 2011			4,135	109,061	(10,512)	46,467	149,151	17,014	166,165

Balance at December 31, 2011			4,135	109,309	14,797	26,860	155,101	16,602	171,703
Net income (loss) for the period			—	—	—	(2,881)	(2,881)	90	(2,791)
Total other items of comprehensive loss for the period			—	—	(3,666)	—	(3,666)	—	(3,666)
Capitalization of retained earnings	19A		3	4,134	—	(4,137)	—	—	—
Issuance of common stock	19A		—	261	—	—	261	—	261
Effects of perpetual debentures	19C		—	—	1,509	—	1,509	(6,811)	(5,302)
Changes in non-controlling interest	19C		—	—	—	—	—	(549)	(549)

Balance at June 30, 2012		Ps	4,138	113,704	12,640	19,842	150,324	9,332	159,656

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

1.	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Parent Company” used in these accompanying notes to the condensed consolidated financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied by CEMEX in this condensed consolidated financial statements are the same as those applied by CEMEX in its consolidated financial statements as at and for the year ended 31 December 2011.

A)	BASIS OF PRESENTATION AND DISCLOSURE

The condensed consolidated financial statements were prepared in accordance with International Accounting Standards - IAS 34-Interim Financial Reporting (“IAS 34”). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in financial position and performance of CEMEX since the last annual consolidated financial statements as of and for the year ended 31 December 2011.

The accompanying condensed statements of financial position as of June 30, 2012, as well as the condensed statements of operations, comprehensive loss, cash flows and changes in stockholders’ equity for the six-month period ended June 30, 2012 and 2011, and their related disclosures included in these notes, are unaudited. The presentation currency for these condensed consolidated financial statements is the Mexican Peso.

Definition of terms

When reference is made to pesos or “Ps,” it means Mexican pesos. Except when specific references are made to “earnings per share” and “prices per share,” the amounts in the condensed consolidated financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”). When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or Euros, it means millions of the currency in circulation in a significant number of European Union countries.

When it is deemed relevant, certain amounts presented in the notes to the condensed consolidated financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of June 30, 2012 and December 31, 2011, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of Ps13.36 and Ps13.96 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of Ps13.25 and Ps11.82 pesos per dollar for 2012 and 2011, respectively. When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the foreign currency amount into dollars using the closing exchange rates at year-end, and then translating the dollars into pesos as previously described.

B)	TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and income statement accounts, respectively, as of June 30, 2012 and December 31, 2011, as well as the approximate average exchange rates as of June 30, 2011, were as follows:

	As of June 30, 2012		As of December 31, 2011	As of June 30, 2011
Currency	Closing	Average	Closing	Average
United States Dollar	13.3600	13.2500	13.9600	11.8200
Euro	16.9178	17.2593	18.1017	18.7837
British Pound Sterling	20.9898	20.9918	21.6939	21.4505
Colombian Peso	0.0075	0.0074	0.0072	0.0072
Egyptian Pound	2.2045	2.1924	2.3151	2.2340
Philippine Peso	0.3172	0.3101	0.3184	0.3051

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

C)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main items subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets, allowances for doubtful accounts and inventories obsolescence, recognition of deferred income tax assets, as well as the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits.

In preparing this condensed consolidated financial statements, significant judgments made by Management in applying CEMEX’s accounting policies and the key sources of information and assumptions were the same as those that applied to the consolidated financial statements as of and for the year ended December 31, 2011.

D)	COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

For the period ended June 30, 2012 and 2011, selling expenses included as part of the selling and administrative expenses line item amounted to Ps4,234 and Ps3,957, respectively.

3.	SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

Our operating segments, as well as the policies applied to formulate segment information are consistent with those described in our December 31, 2011 consolidated financial statements. Selected information of the condensed consolidated statements of operations by geographic operating segment for the six-month period ended June 30, 2012 and 2011 was as follows:

2012	Net sales (including related parties)		Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating income (loss) 1	Other expenses, net	Financial expense	Other financing items, net
Mexico	Ps	22,130	(667)	21,463	7,939	1,352	6,587	(58)	(261)	27
United States		19,646	(69)	19,577	(223)	3,414	(3,637)	(145)	(314)	6
Northern Europe
United Kingdom		7,347	—	7,347	1,159	495	664	(236)	(168)	3
Germany		6,627	(489)	6,138	(45)	498	(543)	41	(80)	(3)
France		7,043	—	7,043	694	224	470	—	(38)	(4)
Rest of Northern Europe 2		5,761	(306)	5,455	523	437	86	26	(24)	(5)
Mediterranean
Spain		2,709	(95)	2,614	614	353	261	(130)	(287)	(424)
Egypt		3,393	(115)	3,278	1,351	279	1,072	(101)	(3)	(6)
Rest of Mediterranean 3		4,108	(10)	4,098	529	155	374	16	(17)	9
South America and the Caribbean
Colombia		5,866	—	5,866	2,347	181	2,166	(5)	(155)	471
Rest of South America and the Caribbean 4		8,837	(1,024)	7,813	2,680	390	2,290	(59)	(30)	(20)
Asia
Philippines		2,334	—	2,334	361	147	214	2	(4)	(39)
Rest of Asia 5		1,252	—	1,252	56	38	18	(10)	(7)	(1)
Others 6		6,909	(3,493)	3,416	(1,116)	799	(1,915)	175	(7,781)	478

Total	Ps	103,962	(6,268)	97,694	16,869	8,762	8,107	(484)	(9,169)	492

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

2011	Net sales (including related parties)		Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating income (loss) 1	Other expenses, net	Financial expense	Other financing items, net
Mexico	Ps	21,371	(369)	21,002	7,184	1,239	5,945	(495)	(330)	41
United States		14,140	(40)	14,100	(797)	3,332	(4,129)	30	(257)	11
Northern Europe
United Kingdom		7,641	—	7,641	431	571	(140)	(170)	(125)	(20)
Germany		7,070	(451)	6,619	231	473	(242)	44	(85)	(4)
France		7,148	—	7,148	756	258	498	—	(35)	6
Rest of Northern Europe 2		6,180	(260)	5,920	393	497	(104)	(285)	(45)	107
Mediterranean
Spain		3,809	(72)	3,737	843	337	506	(21)	(346)	(17)
Egypt		3,294	—	3,294	1,577	214	1,363	(24)	(2)	(8)
Rest of Mediterranean 3		3,687	(22)	3,665	441	118	323	(12)	(16)	89
South America and the Caribbean
Colombia		3,691	—	3,691	1,248	220	1,028	(725)	(71)	363
Rest of South America and the Caribbean 4		7,001	(951)	6,050	1,582	386	1,196	(133)	(14)	(17)
Asia
Philippines		1,706	—	1,706	321	122	199	(13)	(3)	(14)
Rest of Asia 5		1,258	—	1,258	87	49	38	(12)	(1)	(4)
Others 6		7,186	(4,022)	3,164	(540)	804	(1,344)	(896)	(6,230)	1,633

Total	Ps	95,182	(6,187)	88,995	13,757	8,620	5,137	(2,712)	(7,560)	2,166

As of June 30, 2012 and December 31, 2011 selected segment information of condensed balance sheet by geographic segment was as follows:

June 30, 2012	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	Ps	833	79,202	80,035	19,369	60,666	369
United States		181	218,797	218,978	10,764	208,214	562
Northern Europe
United Kingdom		245	30,349	30,594	13,626	16,968	164
Germany		89	13,273	13,362	6,850	6,512	139
France		478	15,272	15,750	6,426	9,324	61
Rest of Northern Europe 2		103	17,514	17,617	4,118	13,499	180
Mediterranean
Spain		123	43,318	43,441	20,513	22,928	120
Egypt		—	7,646	7,646	1,837	5,809	49
Rest of Mediterranean 3		7	10,064	10,071	3,154	6,917	136
South America and the Caribbean
Colombia		—	16,393	16,393	9,177	7,216	352
Rest of South America and the Caribbean 4		23	18,153	18,176	4,409	13,767	104
Asia
Philippines		3	8,645	8,648	2,462	6,186	64
Rest of Asia 5		—	3,051	3,051	736	2,315	23
Corporate 6		4,966	19,884	24,850	232,331	(207,481)	31
Others 6		1,010	3,268	4,278	17,462	(13,184)	84

Total	Ps	8,061	504,829	512,890	353,234	159,656	2,438

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

December 31, 2011	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	Ps	841	77,031	77,872	21,858	56,014	2,612
United States		44	235,976	236,020	10,487	225,533	875
Northern Europe
United Kingdom		201	31,765	31,966	18,797	13,169	607
Germany		96	13,877	13,973	7,576	6,397	340
France		622	15,311	15,933	5,861	10,072	289
Rest of Northern Europe 2		108	18,317	18,425	6,030	12,395	501
Mediterranean
Spain		161	47,160	47,321	31,603	15,718	501
Egypt		—	7,819	7,819	4,052	3,767	175
Rest of Mediterranean 3		7	9,916	9,923	3,438	6,485	273
South America and the Caribbean
Colombia		—	15,318	15,318	5,161	10,157	179
Rest of South America and the Caribbean 4		25	19,980	20,005	4,656	15,349	484
Asia
Philippines		—	8,786	8,786	2,716	6,070	494
Rest of Asia 5		—	2,432	2,432	853	1,579	69
Corporate 6		4,568	16,384	20,952	238,087	(217,135)	27
Others 6		1,860	13,047	14,907	8,774	6,133	151

Total	Ps	8,533	533,119	541,652	369,949	171,703	7,577

Total consolidated liabilities as of June 30, 2012 and December 31, 2011 included debt of Ps199,098 and Ps208,471, respectively. Of such balances, 29% and 31% was in the Parent Company, 28% and 28% was in Spain, 41% and 39% was in finance subsidiaries in Holland, Luxembourg and the United States, and 2% and 2% was in other countries, respectively. The Parent Company and the finance subsidiaries mentioned above are included within the segment “Corporate”.

Net sales by product and geographic segment for the six-month period ended June 30, 2012 and 2011 were as follows:

2012	Cement		Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	Ps	14,726	6,170	1,139	5,134	(5,706)	21,463
United States		7,112	8,011	3,977	5,415	(4,938)	19,577
Northern Europe
United Kingdom		1,713	2,763	2,482	3,820	(3,431)	7,347
Germany		2,137	2,856	1,763	1,530	(2,148)	6,138
France		—	5,938	2,117	147	(1,159)	7,043
Rest of Northern Europe 2		1,911	2,751	933	393	(533)	5,455
Mediterranean
Spain		2,176	579	194	148	(483)	2,614
Egypt		2,863	252	13	475	(325)	3,278
Rest of Mediterranean 3		956	2,574	577	540	(549)	4,098
South America and the Caribbean
Colombia		4,424	1,946	645	471	(1,620)	5,866
Rest of South America and the Caribbean 4		6,517	1,836	318	331	(1,189)	7,813
Asia
Philippines		2,334	—	—	—	—	2,334
Rest of Asia 5		510	669	49	38	(14)	1,252
Others 6		—	—	—	7,188	(3,772)	3,416

Total	Ps	47,379	36,345	14,207	25,630	(25,867)	97,694

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

2011	Cement		Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	Ps	14,219	6,182	1,192	4,795	(5,386)	21,002
United States		5,199	5,293	3,142	3,738	(3,272)	14,100
Northern Europe
United Kingdom		1,677	2,939	2,611	3,650	(3,236)	7,641
Germany		2,359	2,950	1,808	1,594	(2,092)	6,619
France		—	5,989	2,033	193	(1,067)	7,148
Rest of Northern Europe 2		2,095	3,009	939	520	(643)	5,920
Mediterranean
Spain		2,949	968	347	252	(779)	3,737
Egypt		3,005	246	14	272	(243)	3,294
Rest of Mediterranean 3		996	2,274	521	460	(586)	3,665
South America and the Caribbean
Colombia		2,889	1,189	409	350	(1,146)	3,691
Rest of South America and the Caribbean 4		5,248	1,418	274	364	(1,254)	6,050
Asia
Philippines		1,705	—	—	1	—	1,706
Rest of Asia 5		438	708	95	66	(49)	1,258
Others 6		—	—	—	7,188	(4,024)	3,164

Total	Ps	42,779	33,165	13,385	23,443	(23,777)	88,995

Footnotes to the geographic segment tables presented above:

1	This caption refers to the Operating income (loss) before other expenses, net in our condensed consolidated statements of operations.
2	The segment “Rest of Northern Europe” refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.
3	The segment “Rest of Mediterranean” includes mainly the operations in Croatia, the United Arab Emirates and Israel.
4

The segment “Rest of South America and the Caribbean” includes CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.

5	The segment “Rest of Asia” includes the operations in Thailand, Bangladesh, China and Malaysia.
6

This segment refers to: 1) cement trade maritime operations, 2) the subsidiary involved in the development of information technology solutions (Neoris, N.V.), 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

4.	DEPRECIATION AND AMORTIZATION

Depreciation and amortization recognized for the six-month period ended June 30, 2012 and 2011 is detailed as follows:

	June 30, 2012		June 30, 2011
Depreciation and amortization expense related to assets used in the production process	Ps	7,062	6,854
Depreciation and amortization expense related to assets used in administrative and selling activities		1,700	1,764

	Ps	8,762	8,618

5.	OTHER EXPENSES, NET

Other expenses, net for the six-month period ended in June 2012 and 2011, consisted of the following:

	June 30, 2012		June 30, 2011
Restructuring costs	Ps	238	609
Impairment losses (notes 11, 12B, 13 and 14)		124	433
Charitable contributions		49	50
Results from the sale of assets and others, net		73	1,620

	Ps	484	2,712

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

6.	OTHER FINANCIAL INCOME, NET

Other financial income, net for the six-month period ended in June 2012 and 2011, is detailed as follows:

	June 30, 2012		June 30, 2011
Financial income	Ps	315	203
Results from financial instruments (notes 12B and 15C)		161	674
Foreign exchange results		326	1,628
Effects of net present value on assets and liabilities and others, net		(310)	(339)

	Ps	492	2,166

7.	CASH AND CASH EQUIVALENTS

Consolidated cash and cash equivalents consisted of:

	June 30, 2012		December 31, 2011
Cash and bank accounts	Ps	4,102	6,123
Fixed-income securities and other cash equivalents		4,249	10,005

	Ps	8,351	16,128

Based on net settlement agreements, as of June 30, 2012 and December 31, 2011 the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX for approximately Ps3,245 and Ps4,010 which are offset against the corresponding CEMEX’s obligations with the counterparties.

8.	TRADE ACCOUNTS RECEIVABLE

Consolidated trade accounts receivable consisted of:

	June 30, 2012		December 31, 2011
Trade accounts receivable	Ps	31,033	28,376
Allowances for doubtful accounts		(2,045)	(2,171)

	Ps	28,988	26,205

As of June 30, 2012 and December 31, 2011, trade accounts receivable include receivables of Ps12,712 (US$952), and Ps12,733 (US$912), respectively, that were sold under securitization programs for the sale of trade accounts receivable established in Mexico, the United States, Spain, France and the United Kingdom; the latter forms part of the program in France and was initiated in 2011. Under these programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to Ps3,431 as of June 30, 2012 and Ps3,181 as of December 31, 2011. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately Ps174 (US$13) and Ps146 (US$12) for the six month period ended June 30, 2012 and 2011. CEMEX’s securitization programs are negotiated for specific periods and should be renewed at their maturity.

9.	OTHER ACCOUNTS RECEIVABLE

Consolidated other accounts receivable consisted of:

	June 30, 2012		December 31, 2011
Non-trade accounts receivable 1	Ps	2,198	1,964
Current portion of valuation of derivative instruments		7	6
Interest and notes receivable 2		2,685	2,284
Loans to employees and others		222	185
Refundable taxes		1,121	819

	Ps	6,233	5,258

1	Non-trade accounts receivable are mainly attributable to the sale of assets.
2

Includes Ps177 as of June 30, 2012, Ps185 as of December 31, 2011, representing the short-term portion of the investment arising from the settlement of derivative instruments related to perpetual debentures issued by CEMEX (notes 15C and 19C)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

10.	INVENTORIES

Consolidated balances of inventories are summarized as follows:

	June 30, 2012		December 31, 2011
Finished goods	Ps	6,053	6,437
Work-in-process		2,737	2,597
Raw materials		3,209	3,219
Materials and spare parts		5,168	5,328
Inventory in transit		700	517
Allowance for obsolescence		(434)	(444)

	Ps	17,433	17,654

For the six-month period ended in June 30, 2012, CEMEX recognized in the statements of operations, inventory impairment losses of approximately Ps33.

11.	OTHER CURRENT ASSETS

Consolidated other current assets consisted of:

	June 30, 2012		December 31, 2011
Advance payments	Ps	2,864	1,946
Assets held for sale		2,015	2,007

	Ps	4,879	3,953

As of June 30, 2012 and December 2011, advance payments include Ps75 and Ps549, respectively, associated with advances to suppliers of inventory. Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables. For the six-month period ended in June 30, 2012 and 2011, CEMEX recognized within “Other expenses, net” impairment losses in connection with assets held for sale for approximately Ps 55 and Ps 11, respectively.

12.	INVESTMENTS IN ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

12A)	INVESTMENTS IN ASSOCIATES

The main investments in shares of associates were as follows:

	Activity	Country	%	June 30, 2012		December 31, 2011
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	Ps	4,471	4,566
Trinidad Cement Ltd	Cement	Trinidad	20.0		417	548
Cancem, S.A. de C.V.	Cement	Mexico	10.3		476	486
Société Méridionale de Carrières	Aggregates	France	33.3		175	253
Société d’Exploitation de Carrières	Aggregates	France	50.0		150	202
ABC Capital, S.A. Institución de Banca Múltiple	Financing	Mexico	49.0		369	371
Société des Ciments Antillais	Cement	French Antilles	26.0		99	136
Lehigh White Cement Company	Cement	United States	24.5		152	160
Other companies	—	—	—		1,752	1,811

				Ps	8,061	8,533

Out of which:
Book value at acquisition date				Ps	2,481	2,627
Changes in stockholders’ equity				Ps	5,580	5,906

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

12B)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

Consolidated other investments and non-current accounts receivable were summarized as follows:

	June 30, 2012		December 31, 2011
Non-current portion of valuation of derivative financial instruments	Ps	2,522	1,787
Non-current accounts receivable and other investments 1		5,390	5,926
Investments available-for-sale 2		1,229	2,513
Investments held for trading 3		400	369

	Ps	9,541	10,595

1

Includes, among other concepts: a) as of June 30, 2012 and December 31, 2011, advances to suppliers of fixed assets for approximately Ps57 and Ps216, respectively; b) Ps507 as of June 30, 2012 and Ps632 as of December 31, 2011 of the investment resulting from the settlement of derivative instruments associated with the perpetual debentures, which is used to pay coupons under such instruments (notes 15C and 19C). In 2011, considering the lack of investment projects, the restrictions were lifted and the funds were used for general corporate purposes. CEMEX recognized impairment losses of non-current accounts receivable for approximately Ps167 in 2011 (note 5) in Caribbean and the United States.

2

As of June 30, 2012, CEMEX maintained PDVSA notes as available-for-sale investments with a notional amount of approximately US$86 (Ps1,149) and a fair value of approximately US$92 (Ps1,229). For the six-month period ended June 30, 2012, changes in valuation of these investments generated a gain of approximately Ps107 recognized as part of other comprehensive loss within other equity reserves.

3

This line item includes: a) Ps39 as of June 30, 2012 and Ps59 as of December 31, 2011 of an investment in CPOs of Axtel, S.A.B. de C.V. (“Axtel”); and b) investments in private funds for Ps361 as of June 30, 2012 and Ps310 as of December 31, 2011.

13.	PROPERTY, MACHINERY AND EQUIPMENT

Consolidated property, machinery and equipment consisted of:

	June 30, 2012		December 31, 2011
Land and mineral reserves	Ps	78,788	81,136
Buildings		41,237	43,824
Machinery and equipment 1		180,171	183,683
Construction in progress		13,411	14,974
Accumulated depreciation and depletion		(92,360)	(89,908)

	Ps	221,247	233,709

1

Includes assets, mainly mobile equipment, acquired in 2011 through capital leases, which carrying amounts as of June 30, 2012 and December 31, 2011 were approximately Ps1,709 and Ps1,519, respectively.

As a result of impairment tests conducted on several cash generating units considering certain triggering events, mainly the closing and/or reduction of operations of cement and ready-mix plants resulting from adjusting the supply to current demand conditions, and the transferring of installed capacity to more efficient plants, CEMEX adjusted the related fixed assets to their estimated value in use, when the assets continue in operation based on estimated cash flows during the remaining useful lives, or to their realizable value, in case of permanent shut down, and recognized impairment losses for the six-month period ended 2012 and 2011 in the following countries and for the following amounts:

	June 30, 2012		June 30, 2011
Latvia	Ps	—	27
Croatia		13	—
Thailand		—	15
Ireland		—	62
Other countries		—	86

	Ps	13	190

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

14.	GOODWILL AND INTANGIBLE ASSETS

Consolidated goodwill and intangible assets were summarized as follows:

	June 30, 2012				December 31, 2011
	Cost		Accumulated amortization	Carrying amount	Cost		Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	Ps	146,213	—	146,213	Ps	152,674	—	152,674
Intangible assets of definite useful life:
Extraction rights		29,136	(2,504)	26,632		29,839	(2,307)	27,532
Cost of internally developed software		7,137	(6,787)	350		7,546	(6,835)	711
Industrial property and trademarks		3,358	(3,098)	260		4,012	(3,000)	1,012
Customer relationships		4,907	(2,444)	2,463		5,172	(2,324)	2,848
Mining projects		2,089	(402)	1,687		2,083	(402)	1,681
Others intangible assets		7,031	(4,741)	2,290		9,326	(6,722)	2,604

	Ps	199,871	(19,976)	179,895	Ps	210,652	(21,590)	189,062

For the six-month period ended June 30, 2012 and 2011, the amortization of intangible assets of definite useful life was approximately Ps1,601 in 2012 and Ps1,535 in 2011, and was recognized within operating costs and expenses.

Changes in goodwill during the six-month period ended June 30, 2012 and for the year ended December 31, 2011 were as follows:

	June 30, 2012		December 31, 2011
Balance at beginning of period	Ps	152,674	135,822
Increase for business acquisitions		—	14
Impairment losses		—	(145)
Foreign currency translation effects		(6,461)	16,983

Balance at end of period	Ps	146,213	152,674

As of the six-month period ended June 30, 2011, CEMEX recognized within “Other expenses, net” goodwill impairment losses in connection with the reporting unit in Latvia, for approximately Ps117 (US$10) in 2011.

Intangible assets of definite life

Changes in intangible assets of definite life during the six-month period ended June 30, 2012 and for the year ended December 31, 2011 were as follows:

	June 30, 2012		December 31, 2011
Balance at beginning of period	Ps	36,388	34,706
Increase for business acquisitions		—	6
Additions 1		95	621
Amortization		(1,601)	(1,758)
Impairment losses		(56)	—
Foreign currency translation effects		(1,144)	2,813

Balance at end of period	Ps	33,682	36,388

1	CEMEX capitalized the direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses, for Ps95 in 2012 and Ps501 in 2011.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

15.	FINANCIAL INSTRUMENTS

15A)	SHORT-TERM AND LONG-TERM DEBT

Consolidated debt by interest rates, currencies and type of instrument was summarized as follows:

	June 30, 2012				December 31, 2011
	Short-term		Long-term	Total	Short-term		Long-term	Total
Floating rate debt	Ps	380	101,894	102,274	Ps	2,997	106,943	109,940
Fixed rate debt		313	96,511	96,824		1,676	96,855	98,531

	Ps	693	198,405	199,098	Ps	4,673	203,798	208,471

Effective rate 1
Floating rate		6.4%	5.1%			5.0%	5.3%
Fixed rate		4.3%	8.9%			10.5%	8.4%

	June 30, 2012					December 31, 2011
Currency	Short-term		Long-term	Total	Effective rate 1	Short-term		Long-term	Total	Effective rate 1
Dollars	Ps	422	156,692	157,114	7.0%	Ps	310	156,055	156,365	6.9%
Euros		64	38,358	38,422	5.8%		93	44,357	44,450	5.9%
Pesos		185	3,199	3,384	11.9%		4,268	3,268	7,536	9.5%
Other currencies		22	156	178	5.3%		2	118	120	5.8%

	Ps	693	198,405	199,098		Ps	4,673	203,798	208,471

1	Represents the weighted average effective interest rate.

June 30, 2012	Short-term		Long-term
Bank loans
Loans in Mexico, 2012 to 2014	Ps	—	1,723
Loans in foreign countries, 2012 to 2018		54	22,665
Syndicated loans, 2012 to 2014		—	67,825

		54	92,213

Notes payable
Notes payable in Mexico, 2012 to 2017		—	552
Medium-term notes, 2012 to 2020		—	103,831
Other notes payable, 2012 to 2025		204	2,244

		204	106,627

Total bank loans and notes payable		258	198,840
Current maturities		435	(435)

	Ps	693	198,405

December 31, 2011	Short-term		Long-term
Bank loans
Loans in Mexico, 2011 to 2014	Ps	—	1,820
Loans in foreign countries, 2011 to 2018		16	23,797
Syndicated loans, 2011 to 2014		—	71,195

		16	96,812

Notes payable
Notes payable in Mexico, 2011 to 2017		—	4,647
Medium-term notes, 2011 to 2020		—	104,440
Other notes payable, 2011 to 2025		124	2,432

		124	111,519

Total bank loans and notes payable		140	208,331
Current maturities		4,533	(4,533)

	Ps	4,673	203,798

The most representative exchange rates for the financial debt are as follows:

	October 3, 2012	June 30, 2012	December 31, 2011
Mexican pesos per dollar	12.83	13.36	13.96
Euros per dollar	0.7747	0.7897	0.7712

The maturities of consolidated long-term debt as of June 30, 2012, were as follows:

	June 30, 2012
2013	Ps	7,006
2014		97,623
2015		10,171
2016		23,269
2017 and thereafter		60,336

	Ps	198,405

As of June 30, 2012, CEMEX was in compliance with the financial covenants established in the Financing Agreement (See note 22 – Subsequent events).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

Relevant debt transactions during 2012 and 2011

In March 26, 2012, CEMEX exchanged at a discount approximately US$452 or 48% of its then aggregate outstanding perpetual debentures (note 19C), and exchanged at par value approximately US$470 or 53% of its then outstanding Euro-denominated notes due in 2014, for new senior secured notes as follows: (1) approximately US$704 senior secured notes denominated in Dollars maturing in March 2019, with an annual coupon of 9.875%; and (2) approximately €179 (US$236) senior secured notes denominated in Euros maturing in March 2019, with an annual coupon of 9.875%. The senior secured notes, issued by the Luxembourg branch of CEMEX España, S.A., are fully guaranteed by CEMEX, S.A.B. de C.V., CEMEX México S.A. de C.V. and New Sunward Holding B.V., and will share the same collateral that secures the Financing Agreement and other senior secured debt having the benefit of such collateral. As a result of the exchange, CEMEX reduced its overall indebtedness under the Financing Agreement (including perpetual debentures) by an amount estimated by the Company of approximately US$127, representing the difference between the amount of perpetual debentures exchanged and the amount of new secured notes issued, which was recorded against “other equity reserves” in 2012.

On April 9, 2012, CEMEX repaid Ps1,480 (US$114) aggregate principal amount of CBs maturing on such date, and prepaid Ps2,621 (US$202) aggregate principal amount of CBs that were scheduled to mature in September 2012.

On April 5, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A.

On March 4, 2011, a CEMEX subsidiary closed a private exchange transaction of approximately €119 aggregate principal amount of its 6.277% Perpetual Debentures for approximately US$125 (Ps1,491) aggregate principal amount of new 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020, issued by a Luxembourg Branch of CEMEX España, and guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., and New Sunward Holding B.V. As a result of the private exchange, approximately €119 in aggregate principal amount of the 6.277% Perpetual Debentures were cancelled, generating in 2011 a gain of approximately Ps446, representing the difference between the notional amount of the reacquired perpetual debentures and the new senior secured notes, which was recognized within “Other equity reserves.”

On January 11, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$1 billion aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Financing Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. This transaction improved CEMEX’s debt maturity profile and reduced short-term refinancing risk.

15B)	OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the consolidated balance sheet are detailed as follows:

	June 30, 2012				December 31, 2011
	Short-term		Long-term	Total	Short-term		Long-term	Total
I. Convertible subordinated notes due 2018	Ps	—	7,254	7,254	Ps	—	7,451	7,451
I. Convertible subordinated notes due 2016		—	10,969	10,969		—	11,236	11,236
II. Convertible subordinated notes due 2015		—	8,586	8,586		—	8,829	8,829
III. Convertible securities due 2019		141	1,635	1,776		131	1,703	1,834
IV. Liabilities secured with accounts receivable		6,781	2,500	9,281		7,052	2,500	9,552
V. Capital leases		793	2,652	3,445		528	1,471	1,999

	Ps	7,715	33,596	41,311	Ps	7,711	33,190	40,901

15C)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, CEMEX held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own shares and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes. The notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	June 30, 2012			December 31, 2011
(U.S. dollars millions)	Notional amount		Fair Value	Notional amount	Fair Value
I. Interest rate swaps	US$	185	49	189	46
II. Equity forwards on third party shares		27	1	46	1
III. Forward instruments over indexes		4	—	5	—
IV. Options on CEMEX’s own shares		2,743	(12)	2,743	11

	US$	2,959	38	2,983	58

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

The caption “Other financial income, net” includes gains and losses related to the recognition of changes in fair values of the derivative instruments during the applicable period which represented for the six-month period ended June 30, 2012 and June 30, 2011 a net gain of approximately Ps142 (US$11) and a gain of approximately Ps653 (US$55), respectively. As of June 30, 2012 and December 31, 2011, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for approximately US$202 (Ps2,699) and US$234 (Ps3,266), respectively.

As of June 30, 2012 and December 31, 2011, the main exposure of CEMEX was related to changes in the prices of its CPOs and third party shares. A significant decrease in the market price of CEMEX’s CPOs and third party shares would negatively affect CEMEX’s liquidity and financial position.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the basis of the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of June 30, 2012 and December 31, 2011, CEMEX had an interest rate swap maturing in September 2022 associated with agreements entered into by CEMEX for the acquisition of electric energy in Mexico, which fair value represented assets of approximately US$49 and US$46, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay LIBOR, which is the international reference rate for debt denominated in U.S. dollars. As of June 30, 2012 and December 31, 2011, LIBOR was 0.73% and 0.81% respectively. Changes in the fair value of this interest rate swap for the six-month period ended June 30, 2012 and 2011 generated gains of approximately US$2 (Ps26) and US$1 (Ps13), recognized in the statements of operations for each six-month period, respectively.

II.	Equity forwards in third party shares

As of June 30, 2012 and December 31, 2011, CEMEX had forward contracts to be settled in cash over the price of 59.5 and 119 million CPOs of Axtel, respectively. In March 2012, CEMEX renewed the forward contract to be settled in cash over the price of 59.5 CPOs of Axtel extended until October 2013. These transactions were intended to maintain the exposure to changes in the price of such entity’s after the sale by CEMEX of 119 million CPOs of Axtel in March 2008. The sale represented approximately 9.5% of the equity capital of Axtel at that date and nearly 90% of CEMEX’s position in Axtel, which had been part of CEMEX’s investments in associates. Changes in the fair value of this instrument for the six-month period ended June 30, 2012 and June 30, 2011 generated losses of approximately US$6 (Ps80) and US$5 (Ps58), respectively, recognized in the statements of operations for each period.

III.	Forward instruments over indexes

As of June 30, 2012 and December 31, 2011, CEMEX held forward derivative instruments over the TRI (Total Return Index) of the Mexican Stock Exchange, which matured in October 2011 and were extended until October 2012, through a payment of approximately US$1 (Ps12). By means of these instruments, CEMEX maintained exposure to increases or decreases of such index. TRI expresses the market return on stocks based on market capitalization of the issuers comprising the index. For the six-month period ended June 30, 2012, changes in the fair value of these instruments generated a gain of approximately US$1 (Ps13), recognized in the statements of operations of such period. For the six-month period ended June 30, 2011, no significant changes in fair value were recognized.

IV.	Options on CEMEX’s own shares

In August 2011, upon their maturity, CEMEX settled through a payment of approximately US$188 (Ps2,346), options based on the price of CEMEX’s ADS for a notional amount of US$500, structured within a debt transaction of US$500 (Ps6,870) issued in June 2008. By means of these options, considering that the price per ADS remained below approximately US$20.5, as adjusted as of December 31, 2010, CEMEX paid the maximum net interest rate of 12% on the related debt transaction. CEMEX could have gradually obtained a net interest rate of zero on this debt, had the ADS price exceeded approximately US$30.4, as adjusted as of December 31, 2010. For the six-month period ended June 30, 2011, changes in the fair represented losses of approximately US$2 (Ps27).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

16.	OTHER CURRENT AND NON-CURRENT LIABILITIES

Consolidated other current accounts payable and accrued expenses were as follows:

	June 30, 2012		December 31, 2011
Provisions	Ps	9,461	11,625
Other accounts payable and accrued expenses		2,606	4,056
Advances from customers		1,505	1,830
Interest payable		2,622	3,134
Current liabilities for valuation of derivative instruments		206	2
Dividends payable		32	33

	Ps	16,432	20,680

Current provisions primarily consist of employee benefits accrued at the balance sheet date, insurance payments, and accruals related to legal and environmental assessments expected to be settled in the short-term. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

Consolidated other non-current liabilities, which include the best estimate of cash flows with respect to diverse issues where CEMEX is determined to be responsible and which are expected to be settled over a period greater than 12 months, were as follows:

	June 30, 2012		December 31, 2011
Asset retirement obligations 1	Ps	6,700	5,377
Environmental liabilities 2		950	1,174
Accruals for legal assessments and other responsibilities 3		12,733	11,816
Non-current liabilities for valuation of derivative instruments		2,233	996
Other non-current liabilities and provisions 4		15,424	16,179

	Ps	38,040	35,542

1

Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.

2

Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.

3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4

As of June 30, 2012 includes approximately Ps11,717, of the non-current portion of taxes payable recognized in 2009 as a result of changes to the tax consolidation regime in Mexico. Approximately Ps693 as of June 30, 2012 relative to this provision is included within current taxes payable.

17.	EMPLOYEE BENEFITS

On February 29, 2012, CEMEX UK agreed with the trustee of its employees’ defined benefits pension plans, the modification of certain terms and benefits accrued until February 29, 2012. Beginning on this date, the eligible employees in the UK started to accrue pension benefits in the existing defined contribution scheme. As of March 31, 2012, for accounting purposes, CEMEX estimated that the changes to the defined benefits scheme affected prior service costs and generated a net gain in the operating results of approximately US$69, mainly related to: 1) the effect of replacing salary increases with inflationary ones for the current active members; and 2) the removal of certain death and termination benefits.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

18.	INCOME TAXES

18A) INCOME TAXES FOR THE PERIOD

Income tax expense is recognized based on Management’s best estimate of the weight average annual income tax rate expected for the full year applied to the pre-tax income of the six-month period ended June 30, 2012 and 2011, respectively.

18B) UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

As of June 30, 2012 and December 31, 2011 as part of short-term and long-term provisions and other liabilities (note 16), CEMEX has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX. As of June 30, 2012, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although CEMEX believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to the uncertain tax positions, as finalizing audits with the income tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

•

Pursuant to amendments to the Mexican income tax law effective on January 1, 2005, Mexican companies with investments in entities incorporated outside of Mexico whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such controlled subsidiaries, provided, however, that such revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. Since the Supreme Court’s decision only determined that this tax regime is constitutional and does not dictate the details of how to calculate the amount of taxes due, CEMEX has self-assessed taxes due pursuant to these provisions through the submission of amended tax returns. On March 1, 2012, CEMEX self-assessed the taxes corresponding to the 2005 tax year for a total amount, inclusive of surcharges and carry-forward charges, of approximately Ps4,642 (US$358), of which 20%, equivalent to approximately Ps928 (US$72), was paid in connection with the submission of amended tax returns. The remaining 80% of such total amount is due in January 2013, plus additional surcharges and carry-forward charges if CEMEX elects to extend the payment date and pay in thirty-six monthly installments, which can be prepaid at CEMEX’s option. CEMEX believes it has adequate provisions to cover this self-assessment. Additionally, on July 5, 2012, we self-assessed the taxes corresponding to the 2006 tax year for a total amount, inclusive of surcharges and carry-forward charges, of approximately Mexican Ps1.1 billion (US$83), of which 20%, equivalent to approximately Mexican Ps221 (US$17), was paid in connection with the submission of amended tax returns, which were filed on July 5, 2012. The remaining 80% of such total amount is due in July 2013, plus additional surcharges and carry-forward charges if we elect to extend the payment date and pay in thirty-six monthly installments, which can be prepaid at our option. CEMEX believes we have adequate provisions to cover self-assessments for the 2005 and 2006 tax years. For the 2007 tax year, there is no tax due. The tax authorities in Mexico agreed with our self-assessment and with the procedure to determine the taxes due for the 2005 and 2006 tax years and, as a result, the tax authorities in Mexico may not assess additional amounts of taxes past due for those years. The Mexican Income Tax Law was again amended in 2008, as a result of which we do not expect any material adverse effect from the controlled foreign corporation tax rules for years subsequent to 2007.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

19.	STOCKHOLDERS’ EQUITY

As of June 30, 2012 and December 31, 2011 the balances of consolidated stockholders’ equity exclude investments in shares of CEMEX, S.A.B. de C.V. held by subsidiaries of approximately Ps162 (18,028,276 CPOs) and Ps129 (17,334,881 CPOs).

19A) COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of June 30, 2012 and December 31, 2011 the breakdown of common stock and additional paid-in capital was as follows:

	June 30, 2012		December 31, 2011
Common stock	Ps	4,138	4,135
Additional paid-in capital		113,704	109,309

	Ps	117,842	113,444

On February 23, 2012, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,256 million shares (419 million CPOs) based on a price of Ps9.8792 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 419 million CPOs were issued, representing an increase in common stock of approximately Ps3, considering a nominal value of Ps0.00833 per CPO, and additional paid-in capital of approximately Ps4,134; (ii) increase the variable common stock by up to 345 million shares (115 million CPOs) issuable as a result of anti-dilution adjustments upon conversion of CEMEX’s convertible securities. These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares; and (iii) increase the variable common stock through the issuance up to 1,500 million shares (500 million CPOs) authorized for stock compensation programs.

19B) RETAINED EARNINGS

Net income as of June 30, 2012 is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the common stock. As of June 30, 2012 the legal reserve amounted to Ps1,804.

19C) NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of June 30, 2012 and December 31, 2011 non-controlling interest in equity amounted to approximately Ps3,054 and Ps3,513.

Perpetual debentures

As of June 30, 2012 and December 31, 2011, the balances of the non-controlling interest included approximately US$470 (Ps6,278), and US$938 (Ps13,089), respectively, representing the notional amount of perpetual debentures. Likewise, in March 2011, a Luxembourg branch of a CEMEX, S.A.B. de C.V. subsidiary concluded a private exchange for a portion of the then outstanding principal amount of Euro denominated perpetual debentures for new secured notes (note 15A).

Interest expense on the perpetual debentures, which is accrued based on the principal amount, was included within “Other equity reserves” and represented expenses of approximately Ps294 for the six-month period ended June 30, 2012 and Ps490 for the six month period ended June 30, 2011. The Company’s perpetual debentures have no fixed maturity date and there are no contractual obligations for CEMEX to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. The detail of CEMEX’s perpetual debentures, was as follows:

Issuer	Issuance date	Jun 30, 2012 Nominal amount		Dec 31, 2011 Nominal amount		Repurchase option	Interest rate
C10-EUR Capital (SPV) Ltd.	May 2007		€64		€147	Tenth anniversary	6.3%
C8 Capital (SPV) Ltd.	February 2007	US$	137	US$	288	Eighth anniversary	6.6%
C5 Capital (SPV) Ltd. 1	December 2006	US$	69	US$	111	Fifth anniversary	6.2%
C10 Capital (SPV) Ltd.	December 2006	US$	183	US$	349	Tenth anniversary	6.7%

1

CEMEX did not exercise its repurchase option by December 31, 2011. Therefore, beginning January 1, 2012, the annual interest rate of this series changed to 3-month LIBOR plus 4.277%, which will be reset quarterly. Interest payments on this series will be quarterly instead of semi-annually. As of June 30, 2012, 3-month LIBOR was approximately 0.46%.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

20.	GUARANTEES, PLEDGED ASSETS AND COMMITMENTS FOR THE PURCHASE OF RAW MATERIAL

As of June 30, 2012 and December 31, 2011 CEMEX, S.A.B. de C.V. had guaranteed loans of certain subsidiaries for approximately US$9,863 and US$8,993, respectively.

As of June 30, 2012 and December 31, 2011 CEMEX had liabilities amounting to US$130 and US$129, respectively, secured by property, machinery and equipment. These amounts exclude the financial liabilities associated with capital leases (note 15B), as there are no legal liens on the related assets.

As of June 30, 2012 and December 31, 2011, CEMEX had commitments for the purchase of raw materials for an approximate amount of US$148 and US$184, respectively.

21.	CONTINGENCIES

CEMEX is involved in various legal proceedings which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote after considering all the elements of such proceedings, as well as proceedings in which a negative resolution for CEMEX may represent, among other things, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. As of June 30, 2012, the details of the most significant updates events in relation to the most important contingencies as well as the quantification of the potential loss, when it is determinable, were as follows:

•

On June 21, 2012, one of our subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application was filed by a homeowner who built his house with concrete supplied by our subsidiary in Israel in October of 2010. According to the application, the plaintiff claims that the concrete supplied to him did not meet the standards and that as a result our subsidiary in Israel acted unlawfully toward all of its customers who requested a specific type of concrete but that received concrete that did not comply with the Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. CEMEX presumes that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from our subsidiary in Israel during the past 7 years, the limitation period according to applicable laws in Israel. The damages that would be sought amount to approximately ILS 276 million (US$70 or Ps935). Our subsidiary in Israel has until September 21, 2012 to submit a formal response to the corresponding court. At this stage, CEMEX believes the application is vexatious and should be dismissed without any expense. As of June 30, 2012 our subsidiary in Israel is analyzing the legal strategy to be employed and is also not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, but if adversely resolved, CEMEX does not believe the final resolutions would have a material adverse impact on our financial results.

•

In October 2009, CEMEX Corp., one of CEMEX’s subsidiaries in the United States, and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price fixing in Florida. The purported class action lawsuits are of two distinct types: a) the first type were filed by entities purporting to have purchased cement or ready-mix concrete directly from one or more of the defendants; and b) the second group of plaintiffs are entities purporting to have purchased cement or ready-mix concrete indirectly from one or more of the defendants. Underlying all proposed suits is the allegation that the defendants conspired to raise prices of cement and ready-mix concrete and hinder competition in Florida. On October 12, 2010, the court granted in part the defendants’ motion, dismissing from the case all claims relating to cement and reducing the applicable time period of the plaintiffs’ claims. On October 29, 2010, the plaintiffs filed further amended complaints pursuant to the court’s decision. On December 2, 2010, CEMEX moved to dismiss the amended complaint filed by the indirect purchaser plaintiffs based on lack of standing. CEMEX also answered the complaint filed by the direct purchaser plaintiffs. On January 4, 2011, both the direct and indirect purchaser plaintiffs filed further amended complaints, which CEMEX answered on January 18, 2011. In March 2011, both the direct and indirect purchaser plaintiffs filed motions seeking the entry of final judgment pursuant to the court’s October 12, 2010 order so they may appeal the dismissals to the Court of Appeals for the 11th Circuit. The court denied those motions on April 15, 2011. On September 21, 2011, both groups of plaintiffs filed motions for class certification. On January 3, 2012, the court denied both motions, ruling that the cases cannot proceed as class actions. On January 5, 2012, the court stayed both cases pending the resolution of any potential appeal of the court’s ruling denying the motions for class certification. On January 17, 2012, the plaintiffs in the action involving entities that purchased ready-mix concrete directly from one or more of the defendants filed a petition with the Eleventh Circuit Court of Appeals, requesting that the Eleventh Circuit exercise its discretion to immediately review the trial court’s decision denying their class certification motion. In early March 2012, the corresponding CEMEX subsidiaries in the United States and the other remaining defendants effected a settlement of both cases resulting in CEMEX having to pay approximately 460 thousand dollars. CEMEX did not admit any wrongdoing as part of the settlements and denies allegations of misconduct.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

•

In June 2009, the Texas General Land Office (“GLO”) alleged that CEMEX failed to pay approximately US$550 (Ps7,348) in royalties related to mining activities by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained a reservation of mineral rights. The petition filed by the GLO also states that the State is seeking injunctive relief. On December 17, 2009, the Texas court handling this matter granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed an appeal on March 25, 2010 and its appellate brief on May 28, 2010. The GLO requested that the Texas Court of Appeals hear oral arguments in this matter. On May 3, 2011, the GLO and CEMEX submitted briefs and the Court of Appeals heard oral arguments on this matter. On August 31, 2011, the El Paso Court of Appeals reversed the trial court’s judgment and rendered judgment in favor of the State of Texas with respect to the ownership of the mineral rights on the lands mined by CEMEX and its predecessors in interest. On February 23, 2012, the GLO and CEMEX entered into an agreement to settle all claims, including claims for past royalties, without any admission of liability by CEMEX. Pursuant to the settlement, CEMEX will pay 750 thousand dollars in five equal installments of 150 thousand per year and will enter into a royalty mining lease at the royalty rate required by the Texas Natural Resources Code on a going forward basis, beginning in September 2012. Further, CEMEX’s pending appeal to the Texas Supreme Court has been withdrawn and all ancillary claims that were held in abeyance have been dismissed.

•

In July 2008, Strabag SE (“Strabag”), one of the leading suppliers of building materials in Europe, entered into a Share Purchase Agreement (“SPA”) to purchase CEMEX’s operations in Austria and Hungary for €310 (US$393 or Ps5,250), subject to authorization of the competition authorities in such countries. On July 1, 2009, Strabag notified CEMEX of its purported rescission of the SPA, arguing that the regulatory approvals were not obtained before June 30, 2009. In October 2009, CEMEX filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce (“ICC”), requesting a declaration that Strabag’s rescission of the SPA was invalid and claiming the payment of damages caused to CEMEX for the alleged breach of the SPA for €150 (US$190 or Ps2,538). In December 2009, Strabag requested the tribunal to dismiss the claim and also filed a counterclaim for the payment of damages and applied for security for costs related to the arbitration proceedings for an aggregate amount of approximately €2 (US$3 or Ps40). The security for costs application was withdrawn by Strabag in March 2010. The arbitration tribunal was constituted on February 16, 2010, and a first procedural hearing was held on March 23, 2010 at which parties agreed on the terms of reference and procedural rules in accordance to ICC Rules of Arbitration. On June 30, 2010, CEMEX submitted its statement of claim and its list of witnesses. On October 29, 2010, Strabag submitted its statement of defense and counterclaim. On January 14, 2011, CEMEX submitted its reply and answer to Strabag’s counterclaim. On March 7, 2011, Strabag submitted its response. The hearing on quantum (attended by the quantum experts) took place on September 20, 2011. A second hearing on quantum was held on November 23 and 24, 2011. Post-hearing briefs were submitted on December 22, 2011 concluding this stage of the proceedings. On June 1, 2012, CEMEX was notified the final award, the arbitral tribunal declared that Strabag’s rescission of the SPA was unlawful and ineffective, and ordered Strabag to pay to CEMEX: (i) damages in the amount of €30 (US$38 or Ps508); (ii) default interest for the period of July 7, 2009 through September 16, 2009 in the amount of €5 (US$6 or Ps80); (iii) 250 thousand dollar (Ps3) as partial compensation for CEMEX’s ICC costs of arbitration and (iv) 750 thousand euros (US$1 or Ps13) as compensation for CEMEX’s legal costs incurred in the proceedings. Strabag filed an annulment action before the Swiss Federal Court on July 2, 2012. On July 20, 2012, Strabag paid CEMEX, through RMC Holdings B.V., the amounts ordered by the arbitral tribunal a total of €43 (US$54 or Ps727) and 250 thousand dollar (Ps3). Further, in order to secure the potential obligation of RMC Holdings B.V. to repay these amounts to Strabag in the event that the Swiss Federal Court resolves to annul the final award, RMC Holdings B.V. pledged, in favor of Strabag, 496,355 shares (representing approximately a 33% stake) in its subsidiary CEMEX Austria AG. On September 6, 2012, CEMEX presented our reply to the annulment action before the Swiss Federal Court.

As of June 30, 2012, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

22.	SUBSEQUENT EVENTS

On September 17, 2012, CEMEX successfully completed the refinancing transactions contemplated by an exchange offer pursuant to which the indebtedness subject to the 2009 Financing Agreement (“FA”) was refinanced. In connection therewith, CEMEX and certain of our subsidiaries entered into (a) an amendment and restatement agreement, dated September 17, 2012, pursuant to which the Amendment Consents were given effect, and (b) a facilities agreement, dated September 17, 2012, or the Facilities Agreement, pursuant to which we were deemed to borrow loans from those participating creditors participating in the Exchange Offer and Consent in principal amounts equal to the principal amounts of exposures under the indebtedness subject to the 2009 FA that was extinguished by such participating creditors. In addition, on September 17, 2012, we issued US$500 aggregate principal amount of the September 2012 Notes in a transaction exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The payment of principal, interest and premium, if any, on the September 2012 Notes is fully and unconditionally guaranteed by the Guarantors. The Facilities Agreement and the September 2012 Notes are secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

The FA have the following required amortization payments: (i) US$500 on February 14, 2014, (ii) US$250 on June 30, 2016, (iii) US$250 on December 16, 2016, and (iv) the remainder in February 14, 2017. If CEMEX does not paydown U.S.$1.0 billion by March 31, 2013, the maturity date of the Facilities Agreement will revert to February 14, 2014. CEMEX may, with  2/3 participating creditor approval under the Facilities Agreement, obtain a 90-day extension of the March 31, 2013 milestone date. In addition, the February 14, 2017 maturity date will be reset to earlier dates if any capital markets debt of CEMEX and/or its subsidiaries maturing prior to February 14, 2017 is not entirely refinanced prior to the maturity of such capital markets debt.

In addition, if at any date after April 1, 2015 the volume weighted average closing sale price of CEMEX’s ADS’s listed on the New York Stock Exchange exceeds 14.50 dollars during the preceding 90-day period, the holders of the Loans and the USPP Notes will be entitled to an additional cash fee, payable 120 days after such date and at the end of each quarter thereafter, equal to 0.50% of the new exposures under the FA, or the Facilities Agreement Exposures, held by them at the time. If the Facilities Agreement Exposures have been repaid in an aggregate amount equal to (or exceeding) U.S.$2.0 billion and up to U.S.$3.0 billion prior to the date of payment, such fee will be reduced pro rata based on the amount between U.S.$2.0 billion and U.S.$3.0 billion by which the Facilities Agreement Exposures have been repaid, with no fee being payable at any time total exposures have been reduced by at least U.S.$3.0 billion.

The Facilities Agreement benefits from guarantees from the same CEMEX companies as the 2009 FA, in addition, it received guarantees from the following subsidiaries owned directly or indirectly by CEMEX España, S.A.: CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK and CEMEX Egyptian Investments B.V.

CEMEX is permitted to refinance debt maturing prior to February 14, 2017 or after such date by issuing new indebtedness that has the same security and obligors as the debt being refinanced and will be permitted to refinance its subordinated optional convertibles with similar securities or equity-linked instruments. After $1.5 billion is paid under the FA, certain proceeds from asset sales, debt and equity issuances, securitizations and excess cash flows can be used to reduce capital markets debt of CEMEX and/or its subsidiaries maturing prior to February 14, 2017. After such indebtedness has been repaid or refinanced, certain of such funds may be used to reduce indebtedness maturing after February 14, 2017 or for other purposes as permitted under the FA.

The FA contains revised financial covenants, including the requirement that CEMEX maintain a consolidated leverage ratio not to exceed 7.00x on the measurement day as of the end June and December through December 31, 2013, reducing to 4.25x by December 31, 2016 and a consolidated coverage ratio of at least 1.50x through June 30, 2014, increasing to 2.25x by December 31, 2016. With respect to other covenants, the FA generally contain the similar covenants and exceptions as the 2009 FA with some changes, including new provisions to accommodate the potential sale of minority stakes and the refinancing of all capital markets debt of CEMEX and/or its subsidiaries maturing prior to February 14, 2017.

On September 13, 2012, Assiut Cement Company (“ACC”), through local media in Egypt, learned about a preliminary non-enforceable decision against ACC made by a court of first instance in Assiut, Egypt, regarding the annulment of a Share Purchase Agreement signed in November 1999 between CEMEX and state-owned Metallurgical Industries Holding Company pursuant to which CEMEX acquired a controlling interest in ACC. On September 19, 2012, ACC received the formal notification of the ruling made by the Assiut court of first instance, ACC will not avoid employing any other legal resources it has available to protect its rights. ACC continues to operate normally, offering its products and services to its customers in Egypt. CEMEX, S.A.B. de C.V. was not a party in the legal suit so it has not been notified about any resolution issued by the Assiut court. Together with ACC were other defendants, all of them related with the Egyptian Government including the President of the Republic of Egypt, the Prime Minister, and the Metallurgical Industries Holding Company who has announced its rejection of the judgement and its firm intention to appeal it within the time provided by the law. At this stage, ACC is not able to determine if the resolution could have a material adverse impact to be assumed in this matter by ACC, but in case of an adverse resolution, it could have an impact in its financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2012 and December 31, 2011 and for the six-month period ended

June 30, 2012 and 2011

(Millions of Mexican pesos)

On August 21, 2012, CEMEX announced that CEMEX Latam Holdings, S.A., or CEMEX Latam, a wholly-owned subsidiary of CEMEX España, presented to the Superintendencia Financiera de Colombia an application to list its shares on the Colombian stock exchange and to offer a minority of CEMEX Latam’s shares in a public offering to investors in Colombia and, in a concurrent private placement which is not subject to the approval of the Superintendencia Financiera de Colombia, to eligible investors outside of Colombia. CEMEX Latam’s assets are expected to include a significant portion of CEMEX’s assets in Central and South America. Completion of the transaction is subject to numerous conditions, including the approval of the Superintendencia Financiera de Colombia, and uncertainties beyond our control and no assurance can be given that it will be completed.

On July 27, 2012, CEMEX entered into a Master Professional Services Agreement with International Business Machines Corporation (“IBM”). This agreement provides the framework for IBM to provide CEMEX with the following services: information technology, application development and maintenance, finance and accounting outsourcing, human resources administration and contact center services. The agreement provides CEMEX for these services to be provided to us from July 27, 2012 until August 31, 2022, unless earlier terminated. CEMEX minimum required payments to IBM under the agreement are approximately US$50 per year. CEMEX will have the right to adjust the cost and quality of the services every two years if it is determined that they do not meet certain benchmarks. CEMEX may terminate the agreement (or a portion of it) at its discretion and without cause at any time by providing at least six-months’ notice to IBM and paying termination charges consisting of IBM’s unrecovered investment and breakage and wind-down costs. Other termination rights may be available to CEMEX for a termination charge that will vary with the reason for termination. IBM may terminate the Agreement if CEMEX (i) fail to make payments when due or (ii) become bankrupt and do not pay in advance for the services.